Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of May 16, 2008

among

PUGET MERGER SUB INC.
as Borrower,

BARCLAYS BANK PLC
as Facility Agent,

and

THE LENDERS PARTY HERETO

___________________

DRESDNER BANK AG NEW YORK BRANCH
COBANK, ACB
as Co-Syndication Agents

and

THE BANK OF NOVA SCOTIA
THE ROYAL BANK OF SCOTLAND PLC
as Co-Documentation Agents

___________________

BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC and
DRESDNER BANK AG NEW YORK BRANCH
as Joint Mandated Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I Definitions and Accounting Terms

SECTION 1.01.	Defined Terms
SECTION 1.02.	Other Interpretive Provisions
SECTION 1.03.	Accounting Terms and Principles
SECTION 1.04.	Rounding
SECTION 1.05.	References to Agreements, Laws, Etc.
SECTION 1.06.	Times of Day
SECTION 1.07.	Timing of Payment of Performance
SECTION 1.08.	Authorized Officers

ARTICLE II The Commitments and Credit Extensions and Continuations

SECTION 2.01.	The Loans
SECTION 2.02.	Borrowings
SECTION 2.03.	Prepayments; Reduction and Termination of Commitments
SECTION 2.04.	Repayment of Loans
SECTION 2.05.	Interest
SECTION 2.06.	Fees
SECTION 2.07.	Computation of Interest and Fees
SECTION 2.08.	Evidence of Indebtedness
SECTION 2.09.	Payments Generally.
SECTION 2.10.	Sharing of Payments
SECTION 2.11.	Incremental Facility

ARTICLE III Taxes, Increased Costs Protection and Illegality

SECTION 3.01.	Taxes.
SECTION 3.02.	Illegality
SECTION 3.03.	Inability to Determine Rates
SECTION 3.04.	Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBO Rate Loans
SECTION 3.05.	Matters Applicable to All Requests for Compensation
SECTION 3.06.	Replacement of Lenders Under Certain Circumstances
SECTION 3.07.	Survival

ARTICLE IV Conditions Precedent

SECTION 4.01.	Effective Date
SECTION 4.02.	Financial Closing Date
SECTION 4.03.	Conditions to All Borrowings

ARTICLE V Representations and Warranties

SECTION 5.01.	Existence, Qualification and Power; Compliance with Laws
SECTION 5.02.	Binding Effect
SECTION 5.03.	Authorization; No Contravention
SECTION 5.04.	Governmental Authorization; Other Consents
SECTION 5.05.	Taxes
SECTION 5.06.	No Default
SECTION 5.07.	Financial Statements; No Material Adverse Effect; Indebtedness
SECTION 5.08.	Ranking
SECTION 5.09.	Ownership of Assets
SECTION 5.10.	No Other Business
SECTION 5.11.	Insurance
SECTION 5.12.	Disclosure
SECTION 5.13.	Subsidiaries; Equity Interests
SECTION 5.14.	No Dividend Restrictions
SECTION 5.15.	Litigation
SECTION 5.16.	Solvency
SECTION 5.17.	Margin Regulations; Investment Company Act; USA PATRIOT Act; Federal Power Act
SECTION 5.18.	ERISA Compliance
SECTION 5.19.	Environmental Compliance
SECTION 5.20.	Labor Disputes
SECTION 5.21.	Affiliate Transactions
SECTION 5.22.	The Merger
SECTION 5.23.	Collateral

ARTICLE VI Affirmative Covenants

SECTION 6.01.	Financial Statements
SECTION 6.02.	Compliance Certificate
SECTION 6.03.	Notices
SECTION 6.04.	Remedial Plan; Lock-Up Event
SECTION 6.05.	Compliance with Laws
SECTION 6.06.	Preservation of Existence, Etc.
SECTION 6.07.	Compliance with Environmental Laws
SECTION 6.08.	Maintenance of Properties; Ownership of Operating Companies
SECTION 6.09.	Maintenance of Insurance
SECTION 6.10.	Use of Proceeds
SECTION 6.11.	Interest Hedging Agreements
SECTION 6.12.	Priority and Application of Cash Distributions
SECTION 6.13.	Payment of Obligations
SECTION 6.14.	Cooperation
SECTION 6.15.	Books and Records
SECTION 6.16.	Transaction Documents; Material Documents
SECTION 6.17.	Maintenance of Ratings
SECTION 6.18.	Inspection Rights
SECTION 6.19.	Capital Expenditures

ARTICLE VII Negative Covenants

SECTION 7.01.	Liens
SECTION 7.02.	Dispositions
SECTION 7.03.	Indebtedness
SECTION 7.04.	Investments
SECTION 7.05.	Restricted Payments; Lock-Up Account
SECTION 7.06.	Fundamental Changes
SECTION 7.07.	Operating Leases
SECTION 7.08.	Nature of Business
SECTION 7.09.	Transactions with Affiliates; Affiliate Services Agreements
SECTION 7.10.	Subsidiaries
SECTION 7.11.	Accounting Changes
SECTION 7.12.	Restrictive Agreements
SECTION 7.13.	Abandonment
SECTION 7.14.	Certain Financial Covenants
SECTION 7.15.	Existing Indebtedness
SECTION 7.16.	Preservation of Rights
SECTION 7.17.	Equity Issuance

ARTICLE VIII Events of Default and Remedies

SECTION 8.01.	Events of Default
SECTION 8.02.	Remedies Upon Event of Default
SECTION 8.03.	Application of Funds
SECTION 8.04.	Equity Investors’ Right to Cure

ARTICLE IX Facility Agent and Other Agents

SECTION 9.01.	Appointment and Authorization of Agents
SECTION 9.02.	Delegation of Duties
SECTION 9.03.	Liability of Agents
SECTION 9.04.	Reliance by Agents
SECTION 9.05.	Notice of Default
SECTION 9.06.	Credit Decision; Disclosure of Information by Agents
SECTION 9.07.	Indemnification of Agents
SECTION 9.08.	Agents in Their Individual Capacities
SECTION 9.09.	Successor Agents
SECTION 9.10.	Facility Agent May File Proofs of Claim
SECTION 9.11.	Other Agents; Arrangers and Managers

ARTICLE X Miscellaneous

SECTION 10.01.	Amendments, Etc.
SECTION 10.02.	Notices and Other Communications; Facsimile Copies
SECTION 10.03.	No Waiver; Cumulative Remedies
SECTION 10.04.	Attorney Costs and Expenses
SECTION 10.05.	Indemnification by the Borrower
SECTION 10.06.	Payments Set Aside
SECTION 10.07.	Successors and Assigns
SECTION 10.08.	Confidentiality
SECTION 10.09.	Setoff
SECTION 10.10.	Counterparts
SECTION 10.11.	Integration
SECTION 10.12.	Survival of Representations and Warranties
SECTION 10.13.	Severability
SECTION 10.14.	GOVERNING LAW
SECTION 10.15.	WAIVER OF RIGHT TO TRIAL BY JURY
SECTION 10.16.	Binding Effect
SECTION 10.17.	Lender Action
SECTION 10.18.	USA PATRIOT Act

SCHEDULES

1.01A	Initial Material Adverse Effect
1.01B	Scheduled Base CapEx
2.01	Commitments
5.04	Governmental Authorizations; Other Consents
5.13A	Subsidiaries
5.13B	Equity Interests
5.14	Dividend and Other Restrictions
5.15	Existing Litigation
5.19	Environmental Matters
5.21	Equity Investor Affiliate Transactions
6.08	Dispositions
6.09	Insurance
6.11(b)	Interest Hedging Protocol
7.01(b)	Existing Liens
7.03(b)	Existing Indebtedness
7.04(m)	Existing Investments
10.02	Facility Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Borrowing Request
B-1	Form of Term Note
B-2	Form of Capital Expenditure Loan Note
C-1	Form of Security Agreement
C-2	Form of Pledge Agreement
C-3	Form of Parent Guarantee
D	Form of Assignment and Assumption
E-1	Form of Opinion of Latham & Watkins LLP
E-2	Form of Opinion of Perkins Coie LLP
E-3	Form of Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
F	Form of Collateral Agency Agreement
G-1	Form of Financial Condition Certificate of Borrower
G-2	Form of Financial Condition Certificate of Parent
H	Form of Operating Company Credit Agreement
I	Terms of Subordination
J	Form of Assumption Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 16, 2008, among PUGET MERGER SUB INC., a Washington corporation (the “Merger Sub”), BARCLAYS BANK PLC, as Facility Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

RECITALS

Pursuant to the Merger Agreement (as this and other capitalized terms used in these recitals are defined in Section 1.01 below), the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into Puget Energy, Inc.,  a Washington corporation (the “Company”) (such merger, the “Merger”).  The Company shall be the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Washington and, following the Merger, the Company shall succeed to and assume all of the rights and obligations of the Merger Sub under this Agreement.  The Merger Sub (prior to the Effective Time) and the Company (upon and after the Effective Time) are referred to herein as the “Borrower”.

In connection with the Merger, the Merger Sub has requested that the Lenders extend credit to the Borrower in the form of (i) term loans in an aggregate amount of up to $1,425,000,000 for the purpose of financing the Merger, paying fees and expenses in connection therewith and refinancing certain outstanding Indebtedness of the Borrower Group and (ii) term loans for the purpose of financing certain Utility Capital Expenditures (as further described herein) in an aggregate amount of up to $1,000,000,000, and the Lenders have indicated their willingness to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional CapEx” means any generation-related Capital Expenditures or generation-related acquisitions which are not Base Capital Expenditures and which individually, or together as a series of related Capital Expenditures or acquisitions, exceed $100,000,000.

“Additional Lender” has the meaning specified in Section 2.11(d).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Service Agreements” means any contract or agreement between the Borrower or any Subsidiary and an Affiliate thereof providing for accounting, tax, treasury, advisory or other professional services to the Borrower or any Subsidiary.

“AFUDC” means the cost of both the debt and equity funds used to finance utility plant additions during the construction period for such additions, determined in accordance with GAAP.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Facility Agent and the Collateral Agent.

“Agreement” has the meaning specified in the introduction to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Alternate Base Rate Loan” means any Loan which bears interest at the Alternate Base Rate.

“Anti-Terrorism Order” has the meaning specified in Section 5.17(c).

“Applicable Margin” means a percentage per annum determined as follows based upon the lower of the ratings for the Facilities from Moody’s and S&P listed for the applicable agency in the table below; provided, however, if the then applicable ratings from Moody’s and S&P are two or more levels apart, the higher of such ratings shall be deemed to be one level above the lower of the two ratings (for example only, if the ratings for the Facilities are BB from S&P and Baa3 from Moody’s, the Baa3 rating from Moody’s shall be deemed to be Ba1 from Moody’s):

Rating	Applicable Margin for LIBO Rate Loans (% per annum)	Applicable Margin for Alternate Base Rate Loans (% per annum)	Commitment Fee (% per annum)
BB+ (S&P) and Ba1 (Moody’s) or higher	2.00%	1.00%	0.75%
BB+ and Ba2 or BB and Ba1	2.25%	1.25%	0.84%
BB and Ba2	2.50%	1.50%	0.94%
BB- or Ba3	3.25%	2.25%	1.22%
B+ or B1 or below or unrated by either Moody’s or S&P	4.50%	3.50%	1.69%

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of a Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Exhibit J.

“Attorney Costs” means and includes, as the context requires, all reasonable and documented fees, expenses and disbursements of any external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer or other similar officer of the Borrower or any Subsidiary and, as to any document delivered on the Financial Closing Date, any secretary or assistant secretary of the Borrower or any Subsidiary.

“Base Capital Expenditures” means Capital Expenditures that are (i) required to be made by applicable Law, (ii) undertaken for health and safety reasons, (iii) undertaken to maintain and operate assets in accordance with Good Utility Practice, or (iv) required under any Contractual Obligations not entered into with the intention of circumventing the restrictions contained in this definition.

“Blackout Period” has the meaning specified in Section 10.07(b).

“Borrower” has the meaning specified in the recitals to this Agreement.

“Borrower Affiliate” means any Affiliate of the Borrower other than Macquarie Affiliates.

“Borrower Cash Interest Expense” means, for any period, with respect to the Borrower determined in accordance with GAAP exclusive of any consolidated subsidiaries of the Borrower, the total interest expense (which for the avoidance of doubt, shall not include the benefit of AFUDC) of the Borrower for such period, less the sum of (in each case, to the extent included in determining total interest expense) (a) interest on any debt of the Borrower that is not payable in cash during such period, including any capitalized interest, (b) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower during such period and (c) all other non-cash items included in such calculation of interest expense during such period.

“Borrower Group” means the Borrower and the Operating Companies1 and “Borrower Group Member” means any of the Borrower or any Operating Company.

“Borrower Interest” means, for any period, the aggregate Borrower Cash Interest Expense for such period, including the portion of any payments made in respect of Capitalized Lease liabilities allocable to interest expense, plus the aggregate scheduled recurring fees, in each case, in respect of Indebtedness of the Borrower for such period, plus the net amount payable (or minus the net amount receivable) by the Borrower under Interest Hedging Agreements relating to Indebtedness of the Borrower (other than any such amount payable or receivable by the Borrower during such period as a result of the termination or reduction of the notional amount of any Interest Hedging Agreements to the extent such amount payable or receivable is not already included in Borrower Cash Interest Expense), in each case calculated in accordance with GAAP.  For the avoidance of doubt, Borrower Interest shall exclude make whole payments.

“Borrower Side Person” has the meaning specified in the third proviso of Section 10.01.

“Borrowing” means a Capital Expenditure Loan Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Request” means each loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit A delivered to the Facility Agent.

“Business Day” means any day:

(a) which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Bellevue, Washington; and

(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, on which dealings in Dollars are carried on in the London interbank market.

“Business Plan” has the meaning specified in Section 6.01(d).

“Calculation Date” means, as applicable, the date that is (a) with respect to the end of the fiscal year of the Borrower, the earlier of the delivery of financial statements referred to in Section 6.01(a) and 90 days after the end of such fiscal year, and (b) with respect to the first three fiscal quarters of the Borrower, the earlier of delivery of the financial statements referred to in Section 6.01(b) and 45 days after the end of such fiscal quarter.

“Capital Expenditure Availability Period” means the period from and including the Financial Closing Date until the earlier of (a) the date of termination of the Capital Expenditure Commitments in accordance with this Agreement and (b) the date that is ten (10) Business Days prior to Final Maturity Date.

“Capital Expenditure Commitment” means, as to any Capital Expenditure Lender, its obligation to make Capital Expenditure Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Capital Expenditure Lender’s name on Schedule 2.01 hereto under the caption “Capital Expenditure Commitment” or in the Assignment and Assumption pursuant to which such Capital Expenditure Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Capital Expenditure Commitments of all Capital Expenditure Lenders as of the Effective Date is $1,000,000,000.

“Capital Expenditure Lender” means, at any time, any Lender that has a Capital Expenditure Commitment or that holds a Capital Expenditure Loan at such time.

“Capital Expenditure Loan” means a Loan made pursuant to Section 2.01(b).

“Capital Expenditure Loan Borrowing” means a borrowing consisting of Capital Expenditure Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Capital Expenditure Lenders pursuant to Section 2.01(b).

“Capital Expenditure Note” means a promissory note of the Borrower payable to any Capital Expenditure Lender, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Capital Expenditure Lender resulting from the Capital Expenditure Loans made by such Capital Expenditure Lender.

“Capital Expenditures” means, with respect to any Person, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by such Person that, in conformity with GAAP, are required to be included as additions during such period to Property, plant or equipment reflected in the balance sheet of such Person and (b) the value of all assets under Capitalized Leases incurred by such Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Available for Borrower Debt Service” means, for any period, actual Cash Distributions received by the Borrower from the Operating Companies during such period minus any expenses of the Borrower incurred in connection with its activities permitted pursuant to Section 7.08(b)(A), (B) or (C).

“Cash Distributions” means (i) any dividend or other distribution paid in cash with respect to any Equity Interest held by the Borrower in any Operating Company, (ii) any payment in cash on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower in respect of any such Equity Interest, (iii) any payment in cash to the Borrower by any Operating Company of interest on or principal of Intercompany Loans made by the Borrower to any Subsidiary, or (iv) any amount paid in cash to the Borrower by any of its Subsidiaries pursuant to any tax-sharing arrangements, in each case other than such payments in respect of the Borrower’s or its Subsidiaries’ allocable share of tax liabilities of the consolidated tax group for U.S. Federal income tax purposes of which Puget Holdings is the “common parent” (within the meaning of Section 1504 of the Code) or any similar state, local or foreign tax liabilities, in each case which are actually paid during the relevant period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(a) Dollars held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States or having maximum maturities of not more than one (1) year from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) (x) is organized under the Laws of the United States or any state thereof, and is a member of the Federal Reserve System and (y) has combined capital and surplus of at least $1,000,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness that is rated A-/A3 or better by S&P and/or Moody’s, or (B) is one of the twenty-five largest banks in the United States ranked by deposits and having a short-term deposit rating of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with maximum maturities of not more than one (1) year from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank or commercial paper and variable or fixed rate notes issued by, or guaranteed by, a corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with maximum maturities of not more than two hundred seventy (270) days from the date of acquisition thereof; provided that no more than $50,000,000 in the aggregate of such commercial paper per issuer shall be outstanding at any time;

(e) repurchase agreements fully secured by obligations described in clause (b) above with any Approved Bank; and

(f) Investments with maximum maturities of twelve (12) months or less from the date of acquisition in (i) money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s that are registered under the Investment Company Act of 1940, as amended, and which are administered by an Approved Bank, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in the foregoing clauses (b), (c), (d) and (e) or (ii) the Federal Municipal Obligations Fund (or its successors) so long as such fund is rated AA (or the equivalent thereof) or better by S&P or Fitch Ratings Ltd. at the time of such Investment.

“Cash Interest Expense” means, for any period, with respect to the Borrower Group determined on a consolidated basis without duplication in accordance with GAAP, the total interest expense (which for the avoidance of doubt, shall not include the benefit of AFUDC) of the Borrower Group for such period, less the sum of (a) interest on any debt that is not payable in cash during such period, including any capitalized interest, (b) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by any member of the Borrower Group during such period and (c) all other non-cash items included in such calculation of interest expense during such period.

“Cash Management Obligations” means obligations owed by any Borrower Group Member to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Cash Sweep Calculation Date” means the date that is four (4) Business Days after a Calculation Date occurring after a Cash Sweep Date.

“Cash Sweep Date” means any Quarter End Date which is the last day of any period in respect of which a Lock-Up Event has been continuing for three (3) or more consecutive Quarter End Dates (including such Quarter End Date).

“Casualty Event” means any event or any series or related events that gives rise to the receipt by any Borrower Group Member of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFO” means the chief financial officer of the Borrower or person holding a similar position.

“Change in Law” means (a) the adoption of any law, rule or regulation, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, or (c) the adoption or making of any interpretation, request, guideline or directive applying to any Lender (or, for purposes of Section 3.04 of this Agreement, to any Lending Office of such Lender or to such Lender’s holding company, if any) (whether or not having the force of law) by any Governmental Authority made or issued after the Effective Date in each of clause (a), (b), or (c) first made effective and applicable to a Lender after the Effective Date (or in the case of a Lender that becomes a party to this Agreement after the Effective Date, after the date such Lender becomes a party hereto).

“Change of Control” means the earliest to occur of (a) Macquarie shall fail to own and control, directly or indirectly, in the aggregate at least 33.33% of the issued and outstanding common Equity Interests in Puget Holdings, the Parent or the Borrower or (b) in the event that Macquarie shall fail to own and control, directly or indirectly, in the aggregate more than 50.1% of the issued and outstanding common Equity Interests in Puget Holdings, the Parent or the Borrower, the Board of Directors (or comparable governing body) of Puget Holdings, the Parent or the Borrower, as the case may be, have not entered into arrangements, after such failure by Macquarie, to provide in all material respects that, with respect to the Parent and the Borrower (i) amendments to the constitutive documents, (ii) mergers, (iii) acquisition, disposition or encumbrance of material assets or assets with value in excess of $75,000,000 (as adjusted annually for inflation), (iv) reductions or replenishments of capital with a value in excess of $75,000,000 (as adjusted annually for inflation), (v) liquidation, dissolution or bankruptcy and (vi) change in business lines, will require the approval of the members of the Board of Directors (or comparable governing body) representing holders of, or holders of common Equity Interests  representing, more than 66.67% of the issued and outstanding common Equity Interests in Puget Holdings, the Parent or the Borrower, as the case may be.

“Claim” has the meaning specified in Section 10.05(b).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loans or Capital Expenditure Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Capital Expenditure Commitment.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Co-Documentation Agents” means, collectively, The Bank of Nova Scotia and The Royal Bank of Scotland plc, each in its capacity as a documentation agent hereunder.

“Collateral” means all the “Collateral”, as defined in the Security Agreement and the Pledge Agreement.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the Financial Closing Date, among the Collateral Agent, the Facility Agent, the Interest Rate Hedge Banks and the Borrower, substantially in the form of Exhibit F.

“Collateral Agent” means Barclays Bank PLC or one of its affiliates, in its capacity as collateral agent under the Collateral Agency Agreement and the other Security Documents, or any successor thereto in accordance with the terms of the Collateral Agency Agreement.

“Commitment” means, with respect to any Lender, the sum of the Term Loan Commitments and Capital Expenditure Commitments of such Lender.

“Commitment Fee” has the meaning specified in Section 2.06(a).

“Company” has the meaning specified in the recitals to this Agreement.

“Company Representations” has the meaning specified in Section 4.03(c)(i).

“Compensation Period” has the meaning specified in Section 2.09(b)(ii).

“Completion Date” means the date of consummation of the Merger.

“Conservation Amortization” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “conservation amortization” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Conservation Expenditures” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “energy efficiency expenditures” (or any like caption) on a consolidated statement of cash flows of the Borrower and its Subsidiaries at such date.

“Consolidated Current Assets” means, at any date, all amounts (without duplication) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date (other than (i) cash and Cash Equivalents, (ii) purchased gas adjustment receivables, (iii) unrealized gains on derivative instruments, (iv) prepaid taxes and (v) any current portion of deferred income taxes).

 “Consolidated Current Liabilities” means, at any date, all amounts (without duplication) that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date (other than (i) the current portion of any funded Indebtedness, (ii) without duplication of clause (i) above, all Indebtedness consisting of revolving loans to the extent otherwise included therein, (iii) unrealized losses on derivative instruments, (iv) any current portion of deferred taxes, (v) accrued expenses related to taxes and interest, (vi) purchased gas adjustment payables and (vii) all amounts set forth opposite the caption “other current liabilities” on the consolidated balance sheet of the Borrower and its Subsidiaries for the relevant period).

“Consolidated Tangible Net Assets” means at any date, the total of all assets of the Borrower Group (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) as set forth on the balance sheet most recently delivered to the Lenders pursuant to Section 6.01 net of applicable reserves and deductions but excluding goodwill, trade names, trademarks, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations) less the aggregate of the consolidated current liabilities of the Borrower Group appearing on such balance sheet.

“Consolidated Working Capital” means, at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.  Consolidated Working Capital at any date may be a positive or negative number.  Consolidated Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controls”, “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means, collectively, Dresdner Bank AG New York Branch and CoBank, ACB, each in its capacity as a syndication agent hereunder.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Right” has the meaning specified in Section 8.04(a).

“Debt Service” means, for any period of determination, the amount of principal due and payable by the Borrower during such period, if any, and Borrower Interest owed, in each case in respect of any Indebtedness of the Borrower described in clauses (a), (b) and (c) of the definition of Indebtedness and that is permitted under Section 7.03 during such period.

“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a) Cash Available for Borrower Debt Service for such Test Period to (b) Borrower Interest for such Test Period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) in the case of past due principal of any Loan, the interest rate otherwise applicable to such Loan hereunder plus 2.0% per annum or (b) in the case of any other past due amount, the Alternate Base Rate plus the Applicable Margin plus 2.0% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans or Capital Expenditure Loans required to be funded by it hereunder on the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Facility Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, assignment, transfer or other disposition (including any sale and leaseback transaction and any termination of business lines) of any Property by the Borrower or any of its Subsidiaries to any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributable Cash” means, during any applicable period beginning upon the occurrence of an Excess Cash Sweep Event and/or a Lock-Up Event and ending when an Excess Cash Sweep Event and/or Lock-Up Event (as applicable) no longer exists, EBITDA of the Operating Companies plus, in each case, without duplication for such period:

 (i) interest income of the Operating Companies;

 (ii) Net Cash Proceeds from Dispositions and Casualty Events of the Operating Companies (excluding any Net Cash Proceeds that are actually reinvested or applied to prepay the Facilities in accordance with the provisions of Section 2.03(b)(i)(A) or (E));

(iii) the Net Cash Proceeds from issuances by the Operating Companies consisting of Indebtedness (excluding borrowings consisting of commercial paper and any other revolving facilities except those revolving facilities which are incurred for the sole purpose of financing Utility Capital Expenditures) to the extent not actually applied to prepay the Facilities pursuant to Section 2.03(b)(i)(D); and

(iv) cash contributions made by the Borrower to the Operating Companies.

minus:

(v) consolidated cash income tax paid by the Borrower Group for such period or by the Parent, Parent Holdco (to the extent such Person is not Puget Holdings), or Puget Holdings in respect of the operations of the Borrower Group for such period;

(vi) Base Capital Expenditures made in cash during such period;

(vii) Conservation Expenditures made in cash during such period;

(viii) (A) repayments of the principal amount of Indebtedness of the Operating Companies (excluding repayments of Indebtedness consisting of commercial paper and any other revolving facilities except those revolving facilities (x) which were incurred for the sole purpose of financing Utility Capital Expenditures and (y) the repayments of which are financed through the borrowings of Indebtedness that is not revolving or in the form of commercial paper or similar instruments), (B) Cash Interest Expense applicable solely to the Operating Companies (including interest expense in connection with the Operating Company Hybrid Debt and dividends in connection with the Operating Company Preferred Shares) and (C) any agency and other recurring fees paid by the Operating Companies in connection with such Indebtedness; and

(ix) Cash Distributions to the Borrower (excluding any amount paid in cash to the Borrower (x) for payment of the amounts specified in clause (v) above by any of its Subsidiaries pursuant to any tax-sharing arrangements in respect of the Borrower’s or its Subsidiaries’ allocable share of tax liabilities of the consolidated tax group for U.S. Federal income tax purposes of which Puget Holdings is the “common parent” (within the meaning of Section 1504 of the Code) or any similar state, local or foreign tax liabilities or (y) to the extent actually applied to prepay the Facilities pursuant to Section 2.03(b)(i)(D)).

At no time shall Distributable Cash be less than zero.

“Distributable Cash Balance” means, for any applicable period in which either an Excess Cash Sweep Event and/or a Lock-Up Event has occurred, the amount of Distributable Cash for such period plus the amount of any Distributable Cash for any prior period that has not been applied pursuant to Section 2.03(b)(i)(G) to prepay the Loans.  The Distributable Cash Balance shall not be reduced by prepayments required under any of the provisions of Section 2.03(b) other than Section 2.03(b)(i)(G).

“Distributable Cash Sweep Amount” has the meaning specified in Section 2.03(b)(i)(G).

“Dividend Prohibition” means, with respect to any Subsidiary, contractual restrictions permitted pursuant to Section 7.12 or existing under applicable Law that prohibit such Subsidiary from using the Net Cash Proceeds from any Disposition, Issuance or Casualty Event, as applicable, to make a distribution, dividend or other return of capital to the Borrower (directly or indirectly).

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, with respect to the Borrower Group, as determined on a consolidated basis without duplication in accordance with GAAP, net income (or loss) of the Borrower Group for such period,

(a) plus, without duplication, and to the extent deducted in determining such net income (or loss), the sum of (i) total interest for such period, (ii) consolidated income tax expense for such period in respect of the operation of the Borrower Group, (iii) all amounts attributable to depreciation and amortization (including Conservation Amortization) for such period and (iv) any extraordinary charges or non-cash charges for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing EBITDA during the period in which such cash payment is made), and

(b) minus, without duplication, and to the extent included in determining such net income, (i) any non-cash gains or extraordinary gains for such period, (ii) AFUDC, (iii) cash interest income, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries and (v) the income of any Subsidiary of the Borrower acquired or created after the date hereof to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Effective Date” means the date that this Agreement is executed and all the conditions precedent in Section 4.01 are satisfied or waived in accordance with the terms of this Agreement.

“Effective Time” means the time the Merger shall become effective upon the filing of the articles of merger in the office of the Secretary of State of the State of Washington or upon the effective date specified in the articles of merger so filed, whichever is later.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, initiatives, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or safety or to the release of any Hazardous Materials into the environment, including air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries resulting from (a) the actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release, or presence of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required from any Governmental Authority under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means, on any date, each Person that owns on such date any issued and outstanding Equity Interests of Puget Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and rules and regulations related thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal, within the meaning of Section 4203  or 4205 of ERISA, respectively (and for purposes of clarification, not including a transaction described in Section 4204 of ERISA), by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, in either case under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan under Section 4042 of ERISA; (e) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash” means for any period of determination, Cash Available for Borrower Debt Service during such period minus Debt Service during such period.

“Excess Cash Sweep Event” means (a) if the ratings of the Facilities are equal to BB- from S&P and Ba3 from Moody’s, (b) if the ratings of the Facilities are equal to (i) BB- from S&P and B1 from Moody’s or (ii) B+ from S&P and Ba3 from Moody’s, or (c) if the ratings of the Facilities are equal to or below B+ from S&P and B1 from Moody’s; provided, however, if the then applicable ratings from Moody’s and S&P are two or more levels apart, the higher of such ratings shall be deemed to be one level above the lower of the two ratings (for example only, if the ratings for the Facilities are BB from S&P and Baa3 from Moody’s, the Baa3 rating from Moody’s shall be deemed to be Ba1 from Moody’s).

“Excess Cash Sweep Percentage” means a percentage of Excess Cash as follows: (i) in the case of an Excess Cash Sweep Event referred to in clause (a) of the definition of such term, 25%, (ii) in the case of an Excess Cash Sweep Event referred to in clause (b) of the definition of such term, 75%, and (iii) in the case of an Excess Cash Sweep Event referred to in clause (c) of the definition of such term, 100%.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, (a) income, franchise or similar taxes imposed on (or measured in whole or in part by reference to) its net or overall gross income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or a jurisdiction in which such Agent, Lender or other recipient is engaged in business, other than a business deemed to arise solely from such recipient having entered into, received a payment under or enforced any Financing Document and activities incidental thereto, (b) any taxes attributable to a Lender’s failure to comply with Section 3.01(f) of this Agreement, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Lender or recipient is located, (d) in the case of a Foreign Lender (other than an Assignee pursuant to a request by the Borrower under Section 3.06(b) of this Agreement), any tax that is imposed on amounts payable to such Foreign Lender that is attributable to such Foreign Lender’s failure to comply with Section 3.01(e) of this Agreement, and (e) in the case of any Agent, Lender or other recipient, any United States withholding tax imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such tax pursuant to Section 3.01(a) of this Agreement.  For purposes of this paragraph, the term “taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Existing Indebtedness” means (a) Indebtedness of the Borrower or any Subsidiary that is outstanding on the Effective Date and listed on Schedule 7.03(b) and (b) any Permitted Refinancing Indebtedness thereof.

“Extraordinary Taxes” means taxes paid in connection with Dispositions and other non-recurring events.

“Facility” means any of the facilities provided in Article II for the making of the Term Loans and the Capital Expenditure Loans, and “Facilities” means all of such facilities in the aggregate.

“Facility Agent” means Barclays Bank PLC, acting in its capacity as Facility Agent for the Lenders hereunder, or any successor Facility Agent.

“Facility Agent’s Office” means the Facility Agent’s address as set forth on Schedule 10.02 or such other address as the Facility Agent may from time to time notify the Borrower and the Lenders.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Facility Agent on such day on such transactions as determined by the Facility Agent.

“Fee Letters” means (i) the Fee Letter dated as of October 26, 2007 between Puget Holdings and Barclays Bank PLC, and (ii) the Fee Letter dated as of October 26, 2007 between Puget Holdings and Dresdner Bank AG New York Branch.

“Final Maturity Date” means the fifth (5th) anniversary of the Financial Closing Date.

“Financial Closing Date” means the first date to occur on or prior to the Termination Date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with the terms of this Agreement, the Merger is consummated and the Term Loan is made.

“Financial Model” means the “Model” referred to in the letter dated February 15, 2008 with reference number MACQMSU-08PaduaReport0215 from KPMG to James Wilson, Division Director, Macquarie Securities (USA) Inc.

“Financing Documents” means, collectively, (i) this Agreement, (ii) the Interest Hedging Agreements with any Interest Rate Hedge Bank, (iii) the Security Documents, (iv) if any Shareholder Funding is made as loans or indebtedness to the Parent, the Parent Guarantee, (v) the Fee Letters, (vi) the Notes, (vii) the Collateral Agency Agreement, (viii) if any Shareholder Funding is made as loans or indebtedness to the Parent, the Shareholder Loan Subordination Agreement, and (ix) the Assumption Agreement.

“First Mortgage Bond Documents” means, collectively, (i) the First and Refunding Mortgage dated as of June 2, 1924 issued by PSE (as successor to Puget Sound Power & Light Company) in favor of U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Old Colony Trust Company), as trustee, and (ii) the Indenture of First Mortgage dated as of April 1, 1957 issued by PSE (as successor to Puget Sound Power & Light Company) in favor of BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee and any supplemental indenture issued pursuant thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric or gas utility industry in the State of Washington during the relevant time period, or any of the practices, method and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, economy, and expedition and in a manner consistent with applicable Laws.  Good Utility Practices is not intended to be limited to the optimum practice, methods, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group FFO” means, for any period, the consolidated EBITDA of the Borrower Group for such period  plus without duplication and in each case to the extent deducted in the calculation of such EBITDA (if such item was included in the calculation of EBITDA) (a) decreases in the Consolidated Working Capital of the Borrower Group for such period, (b) cash interest income, and minus and in each case to the extent included in the calculation of such EBITDA (if such item was included in the calculation of EBITDA) (c) consolidated cash income tax paid by the Borrower Group for such period or by the Parent, Parent Holdco (to the extent such Person is not Puget Holdings) or Puget Holdings in respect of the operations of the Borrower Group for such period (excluding  any Extraordinary Taxes), (d) Conservation Expenditures for such period and (e) increases in the Consolidated Working Capital of the Borrower Group for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Group FFO Coverage Ratio” means, for any Test Period, the ratio of (a) Group FFO for such Test Period minus Scheduled Base CapEx for such Test Period, to (b) Group Interest for such Test Period.

“Group FFO Leverage Ratio” means, for any Test Period, the ratio of (a) Group FFO for such Test Period minus Group Interest for such Test Period, to (b) Group Net Debt outstanding as of the Quarter End Date on which such Test Period ends.

“Group Interest” means, for any period, the aggregate Cash Interest Expense of the Borrower Group for such period, including the portion of any payments made in respect of Capitalized Lease liabilities allocable to interest expense, plus the aggregate scheduled recurring fees in respect of Indebtedness of the Borrower Group for such period, plus the net amount payable (or minus the net amount receivable) by the Borrower Group under Interest Hedging Agreements relating to interest during such period (other than any such amount payable or receivable by the Borrower Group as a result of the termination or reduction of the notional amount of any Interest Hedging Agreements to the extent such amount payable or receivable is not already included in Cash Interest Expense), in each case calculated on a consolidated basis in accordance with GAAP.  For the avoidance of doubt, Group Interest shall exclude make whole payments.

“Group Net Debt” means consolidated Indebtedness of the Borrower Group minus the amount of cash and Cash Equivalents of the Borrower or any Operating Company (other than any segregated cash and Cash Equivalents the use of which is restricted by Contractual Obligation or Law to any specified purpose and which is specifically identified on the consolidated balance sheet of the Borrower Group).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsement for a collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other such substances or wastes defined in or otherwise regulated as “hazardous” or “toxic” wastes or substances under applicable Environmental Law.

“Hybrid Debt Securities” means (i) any securities, trust preferred securities, or deferrable interest subordinated debt, which, in each such case, provides for the optional or mandatory deferral of interest or distributions, issued by any Borrower Group Member, or (ii) any business trusts, limited liability companies, limited partnerships or similar entities (a) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Subsidiaries) at all times by any Borrower Group Member, (b) that have been formed for the purpose of issuing securities, trust preferred securities or deferrable interest subordinated debt of the type described in clause (i) above, and (c) substantially all the assets of which consist of (i) subordinated debt issued by any Borrower Group Member, and (ii) payments made from time to time on such subordinated debt.

“Immaterial Subsidiary” means any Subsidiary designated on the Effective Date on Schedule 5.13A or designated as such by the Borrower after the Effective Date in a notice delivered to the Facility Agent; provided that at no time shall all Immaterial Subsidiaries so designated have in the aggregate (x) total assets (excluding intercompany receivables) at the relevant time of determination having a gross asset value in excess of 1% of the consolidated total assets of the Borrower Group or (y) total consolidated revenues for the twelve (12) months ending at the relevant time of determination in excess of 1% of the consolidated total revenues of the Borrower Group; provided, further, that (1) in the event that a Subsidiary no longer qualifies as an Immaterial Subsidiary pursuant to clauses (x) and (y) above, the Borrower shall advise the Facility Agent thereof in a notice delivered to the Facility Agent and (2) in the event that the Subsidiaries designated as Immaterial Subsidiaries at the relevant time of determination in the aggregate do not comply with the first proviso, the Borrower shall designate one of more of such Subsidiaries as an Operating Company and not an Immaterial Subsidiary in a notice delivered to the Facility Agent.

“Impairment” shall mean, with respect to any Financing Document or Government Approval, (a) the rescission, early termination, cancellation, repeal or invalidity thereof, (b) the suspension or injunction thereof, (c) the inability to satisfy in a timely manner stated conditions to effectiveness of such Financing Document or Government Approval in whole or in part or (d) in the case of any Government Approval only, the amendment, modification or supplementation thereof.  The verb “Impair” shall have a correlative meaning.

“Incremental Amendment” has the meaning specified in Section 2.11(d).

“Incremental Facility Availability Period” means the period commencing on the third anniversary of the Financial Closing Date through the date that is ten (10) Business Days prior to the Final Maturity Date.

“Incremental Facility Financial Closing Date” has the meaning specified in Section 2.11(d).

“Incremental Loans” has the meaning specified in Section 2.11(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, Hybrid Debt Securities (including the Operating Company Hybrid Debt);

(b) letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expenses in the ordinary course of business, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iv) obligations with respect to commodity purchase contracts);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness; and

(g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such Person (including, without limitation, Operating Company Preferred Shares) or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of Indebtedness referred to in any of the foregoing clauses (a) through (g).

“Indemnified Liabilities” has the meaning specified in Section 10.05(a).

“Indemnified Parties” has the meaning specified in Section 10.05(a).

“Independent Review” has the meaning specified in Section 6.04(a)(3).

“Information” has the meaning specified in Section 10.08.

“Information Memorandum” means the information memorandum dated as of January 2008 used by the Joint Mandated Lead Arrangers in connection with the syndication of the Commitments.

“Initial Lenders” means Barclays Bank PLC and Dresdner Bank AG New York Branch.

“Initial Material Adverse Effect” means a “Company Material Adverse Effect”, as such term is defined in the Merger Agreement, which definition for convenience is set forth in Schedule 1.01A.

“Intercompany Loans” means loans, advances or other extensions of credit by any member of the Borrower Group to any other member of the Borrower Group.

“Interest Hedging Agreements” means any rate swap, cap or collar agreement or similar arrangement between the Borrower and one or more interest rate hedge providers designed to protect such Person against fluctuations in interest rates.  For purposes of this Agreement and the other Financing Documents, the Indebtedness at any time of the Borrower under an Interest Hedging Agreement shall be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

“Interest Payment Date” means, (a) as to any Loan other than an Alternate Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Final Maturity Date; provided that if any Interest Period exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Alternate Base Rate Loan, each Quarter End Date and the Final Maturity Date.

“Interest Period” means, the period beginning on (and including) the date on which a Loan is made, converted or continued and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter or such other periods as may be agreed by the Facility Agent and the Borrower if available to all Lenders (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.02(a) or Section 2.05(d); provided, however, that (a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls on the next succeeding calendar month, on the next preceding Business Day) and (b) no Interest Period may end later than the Final Maturity Date.

“Interest Rate” means, for any Interest Period, (i) the LIBO Rate for such Interest Period plus the Applicable Margin or (ii) in the event that (a) the LIBO Rate is unavailable as a result of the occurrence of the events described in Section 3.02 and Section 3.03, (b) in the case of a Term Loan or a Capital Expenditure Loan, the Borrower elects in the related Borrowing Request that such Term Loan or Capital Expenditure Loan, as applicable, be made as an Alternate Base Rate Loan or (c) such Interest Period would have a duration of less than one month, the Alternate Base Rate plus the Applicable Margin, as the context may require.

“Interest Rate Hedge Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time it enters into an Interest Hedging Agreement or (b) Macquarie Bank Limited to the extent it enters into an Interest Hedging Agreement, in each case in its capacity as a party thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or Equity Interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuance” means any issuance or sale after the Financial Closing Date by any member of the Borrower Group of any of its Preferred Interests, common Equity Interests or Indebtedness; provided that Issuance shall not include (i) any capital contribution from, any Equity Investor or any equity issued to such Equity Investors in respect of such capital contribution, in each case for the purpose of making capital contributions to PSE to pay for Utility Capital Expenditures or which are applied in the exercise of a Cure Right, (ii) any common Equity Interests sold or issued to management or employees of an Operating Company from the exercise of options and warrants held by them, (iii) any issuance of Equity Interests pursuant to “anti-dilution” provisions applicable to Equity Interests outstanding at the time of such issuance or (iv) any issuance, sale or incurrence of Indebtedness permitted under Section 7.03.

“Joint Mandated Lead Arrangers” means Barclays Capital, the investment banking division of Barclays Bank PLC, and Dresdner Bank AG New York Branch, each in its capacity as a Mandated Lead Arranger.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, at any time, any Person that has a Commitment or a Loan at such time.

“Lender Side Person” has the meaning specified in the third proviso of Section 10.01.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or of an Affiliate of such Lender) designated for such Lender’s Loans, or such other office or offices as a Lender may from time to time notify the Borrower and the Facility Agent.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Rate” shall mean, with respect to any Loan for any Interest Period, the rate appearing on Moneyline Telerate Markets Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Facility Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Facility Agent will request the Reference Banks to provide the Facility Agent with their offer quotations for deposits in Dollars for such Interest Period to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such second Business Day in a representative amount and for a period approximately equal to such Interest Period and the Facility Agent shall calculate LIBOR using the average of such quotations.  Each determination of the LIBO Rate by the Facility Agent pursuant to this definition shall be conclusive absent manifest error.

“LIBO Rate Loan” means any Loan which bears interest at a rate determined by reference to the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Term Loan or a Capital Expenditure Loan, as the context requires.

“Loan Parties” means the Parent and the Borrower.

“Lock-Up Account” has the meaning specified in the Security Agreement.

“Lock-Up Event” has the meaning specified in Section 7.05(b)(ii).

“Lock-Up Period” has the meaning specified in Section 7.05(c).

“Macquarie” means The Macquarie Capital Group, which includes Macquarie Capital Group Limited, its direct or indirect subsidiaries, and the funds (or similar vehicles) they manage.

“Macquarie Affiliates” means Macquarie Finance Americas Inc. and Affiliates of Macquarie that are offshore banking units.

“Majority Lenders” means, as of any date of determination, subject to the third proviso of Section 10.01, Lenders having more than 50% of the sum of the (a) Total Outstandings, (b) aggregate unused Term Loan Commitments and (c) aggregate Unused Capital Expenditure Commitments; provided that for purposes of determining Majority Lenders such calculation shall at all times be made by excluding the Total Outstandings, the unused Term Loan Commitments and the Unused Capital Expenditure Commitments of all Lenders that are Borrower Affiliates.

“Management Fees” means, for any period, the aggregate amount of all payments (including all fees, salaries and other compensation, but excluding amounts payable under Affiliate Service Agreements) paid or incurred by the Borrower and its Subsidiaries during such period to any of their Affiliates (including Macquarie) and not otherwise a Restricted Payment; provided, that Management Fees shall not include amounts payable to an Affiliate (i) in its capacity as a Lender pursuant to this Agreement or any Financing Document, (ii) in its capacity as an interest rate hedge provider pursuant to an Interest Hedging Agreement to the extent such Interest Hedging Agreement complies with Section 7.09(a)(i) or (iii) in its capacity as a lender pursuant to other Indebtedness permitted under Section 7.03 to the extent such arrangements comply with Section 7.09(a)(i) and such Affiliate is not an arranger, agent or underwriter of such Indebtedness.

“Margin Differential” has the meaning specified in Section 2.11(c).

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform its obligations under any of the Financing Documents, or (iii) the validity or enforceability of any of the Financing Documents or the material rights and remedies of any Lender, Interest Rate Hedge Bank or Agent-Related Person under any of the Financing Documents.

“Material Communications” means, any communication by the Borrower or any of its Subsidiaries with any Governmental Authority regarding an event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

“Material Notices” means, with respect to any material Contractual Obligation, any notice sent or received by the Borrower or any of its Subsidiaries regarding a material event or circumstance, including the occurrence of any default under such Contractual Obligation or termination of such Contractual Obligation or any other development that could reasonably be expected to result in a Material Adverse Effect.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of October 25, 2007, by and among the Company, Puget Intermediate Holdings Inc., Puget Holdings, the Merger Sub and the other parties thereto.

“Merger Sub” has the meaning specified in the introductory paragraph of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three (3) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to any Disposition by any member of the Borrower Group or any Issuance by any member of the Borrower Group or any Casualty Event, the gross proceeds of all cash actually received by such Borrower Group Member in connection with such Disposition, Issuance or Casualty Event; provided that (i) Net Cash Proceeds shall be net of: (a) the amount of any legal, advisory, title, transfer and recording tax expenses, commissions and other fees and expenses paid by the Borrower or the applicable Subsidiary in connection with such transaction or Casualty Event and (b) any Federal, state and local income or other taxes estimated to be payable by Puget Holdings, the Borrower or the applicable Subsidiary as a result of such transaction or Casualty Event (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local Governmental Authority when due; provided that at the time such taxes are paid, an amount equal to the amount, if any, by which such estimated taxes exceed the amount of taxes actually paid shall constitute “Net Cash Proceeds” for all purposes hereunder), (ii) with respect to any Disposition or Casualty Event, Net Cash Proceeds shall be net of any repayments by the Borrower or the applicable Subsidiary of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien permitted by Section 7.01 on the Property that is the subject of such Disposition or Casualty Event and (y) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid, (iii) for all Dispositions, Net Cash Proceeds shall be net of any earn out or other similar obligation owed by the Borrower or applicable Subsidiary in connection with the acquisition thereof, (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities (other than taxes deducted pursuant to clause (b) above) associated with such asset or assets and retained by any Borrower Group Member after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include (A) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by any Borrower Group Member in any such Disposition and (B) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (iv) or if such liabilities have not been satisfied in cash and the remaining amount of such reserve is not reversed within 365 days after such Disposition or Casualty Event, the remaining amount of such reserve and (v) if the applicable cash payments are in the first instance received by a Subsidiary that is not a wholly-owned Subsidiary, the related Net Cash Proceeds shall be net of the proportionate share of the common Equity Interests of such Subsidiary (and of any intermediate Subsidiary) owned by Persons that are not wholly-owned Subsidiaries of the Borrower.

“Newco” has the meaning specified in the definition of Permitted Acquisition.

“Non-Consenting Lender” has the meaning specified in Section 3.06.

“Note” means a Term Note or a Capital Expenditure Note, as the context requires.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Financing Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Borrower under the Financing Documents include (x) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Borrower under any Financing Document and (y) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OECD” means the Organisation for Economic Co-Operation and Development.

“Operating Company” means PSE and each other Subsidiary of the Borrower other than any Immaterial Subsidiary and, for the avoidance of doubt, the term Operating Company shall include Puget Western, Inc.

“Operating Company Capital Expenditure Loans” means revolving loans incurred by PSE under the Operating Company Credit Agreement for the purpose of paying for Capital Expenditures of PSE.

“Operating Company Credit Agreement” means the Credit Agreement to be dated as of the Financial Closing Date among PSE, the lenders party thereto and Barclays Bank PLC, as facility agent, substantially in the form of Exhibit H.

“Operating Company Facilities” means the “Facilities” as defined in the Operating Company Credit Agreement.

“Operating Company Financing Documents” means the “Financing Documents” as defined in the Operating Company Credit Agreement.

“Operating Company Hybrid Debt” means the $250,000,000 Series A Enhanced Junior Subordinated Notes of PSE due June 2067.

“Operating Company Preferred Shares” means the second series 4.70% preferred shares ($100 par value) and the third series 4.84% preferred shares ($100 par value) of PSE.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Hedging Agreements” means any swap, cap or collar agreement or similar arrangement between any Borrower Group Member designed to protect any Borrower Group Member against fluctuations in currency exchange rates or commodity prices.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to Term Loans and Capital Expenditure Loans on any date, the aggregate outstanding unpaid principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans and Capital Expenditure Loans, as the case may be, on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Parent” means the Person that is the direct owner of 100% of the Equity Interests of the Borrower, which as of the Effective Date, is Puget Intermediate Holdings, Inc., a Washington corporation; provided that the Parent shall be a direct or indirect wholly-owned Subsidiary of Puget Holdings.

“Parent Guarantee” means the guarantee of the Parent substantially in the form of Exhibit C-3.

“Parent Holdco” means the Person that is the direct owner of 100% of the Equity Interests of the Parent.

“Participant” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding three (3) plan years.

“Permitted Acquisition” means an acquisition consummated by or through PSE (including any newly formed wholly-owned Subsidiary of PSE that is an Operating Company (a “Newco”)), of all or substantially all, of the assets of or shares or other Equity Interests in a Person, or division or line of business of a Person (other than inventory, leases, materials and equipment in the ordinary course of business), in each case that is engaged in substantially the same general line of business or businesses as those in which PSE (not including any of its Subsidiaries for this purpose) is engaged or businesses reasonably related thereto; provided that:

(i) such acquisition shall be consensual and shall have been approved by the board of directors (or similar governing body) of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries;

(ii) the aggregate purchase price paid by the Borrower Group for any such acquisition shall not exceed $600,000,000;

(iii) an Authorized Officer of the Borrower shall have delivered a certificate substantially in the form of Exhibit G, attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole, including the acquired Person or assets, after giving effect to such acquisition);

(iv) any Liens or Indebtedness assumed in connection with such acquisition are otherwise permitted under Section 7.01 or Section 7.03, respectively;

(v) any expenditures in connection with such acquisition are Utility Capital Expenditures;

(vi) such acquisition would either be made pursuant to a competitive solicitation process or would be expected to promote PSE’s ability to meet current and future needs for electric or gas service at a reasonable cost;

(vii) no Lock-Up Event shall have occurred and be continuing or would result from the consummation of the proposed acquisition, nor shall any Lock-Up Event exist on a pro forma basis; and

(viii) no Default or Event of Default shall exist immediately prior to such acquisition or, after giving effect to such acquisition, shall have occurred and be continuing, or would result from the consummation of the proposed acquisition.

“Permitted Collateral Liens” means Liens of the type specified in Section 7.01(e), (m), (n) and (p).

“Permitted Refinancing Indebtedness” means any Indebtedness of any Borrower Group Member, as applicable, issued in exchange for, or the Net Cash Proceeds of which are used to refund, refinance, replace, defease or discharge Existing Indebtedness or Indebtedness referred to under Section 7.03(a); provided, that for the avoidance of doubt, Permitted Refinancing Indebtedness shall not include Indebtedness incurred to repay revolving loans or similar Indebtedness without a corresponding permanent reduction in commitments for such loans or similar Indebtedness; provided, further, that:

(i) The principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accredited value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all refinancing expenses incurred in connection therewith including, without limitation, closing fees, agency fees, premiums, make-whole amounts or original issue discount);

(ii) Such Permitted Refinancing Indebtedness has weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) If the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Facilities, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Facilities on terms, taken as whole, at least as favorable to the Lenders as the subordination terms contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Facility Agent at least five (5) Business Days (or such shorter period as the Facility Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such subordination terms or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Facility Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(iv) Such Indebtedness is incurred by the Person who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(v) (A) If the maturity of the Indebtedness being refinanced, renewed, replaced, defeased or refunded is earlier than the Final Maturity Date, the Permitted Refinancing Indebtedness has a maturity no earlier than the maturity of the Indebtedness being refinanced, renewed, replaced, defeased or refunded or (B) if the maturity of the Indebtedness being refinanced, renewed, replaced, defeased or refunded is equal to or later than the Final Maturity Date, the Permitted Refinancing Indebtedness has a maturity at least 365 days later than the Final Maturity Date;

(vi) The Permitted Refinancing Indebtedness is not secured by any Collateral not granted to the holders of the Indebtedness being financed, renewed, replaced, defeased or refunded; and

(vii) Such Permitted Refinancing Indebtedness shall have terms which shall be no more restrictive, and shall not, taken as a whole, be materially less favorable, in any respect on the Borrower or the Operating Companies than the provisions of the Indebtedness being refinanced, renewed, replaced, defeased or refunded; provided, however,  that a certificate of an Authorized Officer of the Borrower is delivered to the Facility Agent at least five (5) Business Days (or such shorter period as the Facility Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Facility Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided, further, the pricing terms may be less favorable where such Indebtedness has matured or is scheduled to mature within six (6) months and is being refinanced at then-prevailing market price.

“Permitted Replacement Lender” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $250,000,000, (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having deposits in excess of $250,000,000, (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to borrow or a political subdivision of any such country, and having total assets in excess of $250,000,000, (vi) the central bank of any country that is a member of the OECD, (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000, and (viii) any other Person approved by the Facility Agent; provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as a Permitted Replacement Lender with the exception of Macquarie Affiliates, which may qualify as Permitted Replacement Lenders for an amount of Loans and Commitments not to exceed, in the aggregate together with all other Loans and Commitments held by such Persons, $50,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and with respect to which the Borrower or any of its Subsidiaries is reasonably expected to have any material liabilities.

“Planned Indebtedness” means Indebtedness incurred by PSE between the date of the Merger Agreement and the Financial Closing Date in an amount not to exceed $250,000,000; provided, however, that (i) such Indebtedness has scheduled payment terms which are consistent with the Financial Model provided pursuant to Section 4.02(q); and (ii) such Indebtedness shall have terms which shall be no more restrictive, and shall not, taken as a whole, be materially less favorable, in any respect on PSE or the Operating Companies than the provisions of any Existing Indebtedness in each case of clauses (i) and (ii) as certified by the CFO to the Facility Agent as of the Financial Closing Date; provided further that pricing terms may be at then-prevailing market price.

“Pledge Agreement” means the Pledge Agreement between the Parent and the Collateral Agent, substantially in the form of Exhibit C-2.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Primary Obligor” has the meaning specified in the definition of Guarantee.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning specified in Section 6.01(c).

“Property” means any right or interest in or to property of any kind whatsoever, whether real or personal, or mixed and whether tangible or intangible, and including, for the avoidance of doubt, revenues and contractual rights.

“PSE” means Puget Sound Energy, Inc., a Washington corporation.

“Public Service Property” means property that, pursuant to applicable Laws, is used and useful or intended to be used and useful for PSE’s provision of gas or electric service to its customers and the capital invested in such property is reasonably expected to be found to be prudently incurred (if applicable) and recoverable in all material respects through PSE’s rates at the first opportunity for regulatory approval, including a power cost only rate case to the extent that such an accelerated approval process is available and appropriate for such property.

“Puget Holdings” means Puget Holdings LLC, a Delaware limited liability company.

“PUHCA” has the meaning specified in Section 5.17(d).

“Quarter End Date” means March 31, June 30, September 30 and December 31 of each year.

“Quarterly Period” means a quarterly period from (but excluding) one Quarter End Date to (and including) the immediately following Quarterly End Date.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Reference Banks” means, collectively, Barclays Bank PLC and Dresdner Bank AG New York Branch.

“Register” has the meaning specified in Section 10.07(d).

“Regulatory Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, certification, waiver, exemption, filing required by chapter 80.08 or 80.12 RCW, variance, order, judgment or decree of, by, or by any Borrower Group Member, the Parent, Parent Holdco (to the extent such Person is not Puget Holdings) or Puget Holdings with, (b) any required notice by any Borrower Group Member, (c) any declaration containing material obligations of any Borrower Group Member made by or filed with, or (d) any Borrower Group Member registration by or with, any Governmental Authority.

“Reinstatement Date” means, with respect to any Dividend Prohibition, the date on which such Dividend Prohibition ceases to apply.

“Remedial Plan” has the meaning specified in Section 6.04(a).

“Remedial Plan Event” has the meaning specified in Section 6.04(a).

“Reportable Event” means any of the events specified in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, other than common Equity Interests in the Borrower) on account of any Equity Interest of any Borrower Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof); provided that dividend payments on Operating Company Preferred Shares and payments made to Affiliates pursuant to transactions permitted by Section 7.09(a) shall not constitute Restricted Payments.

“Restricted Payment Date” has the meaning specified in Section 7.05(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scheduled Base CapEx” means the amount for Capital Expenditures for the applicable periods set forth on Schedule 1.01B.

“Secured Obligations” has the meaning assigned thereto in the Collateral Agency Agreement.

“Secured Parties” means, collectively, the Agents, the Lenders, the Interest Rate Hedge Banks and each co-agent or sub-agent appointed by the Facility Agent from time to time pursuant to this Agreement.

“Security Agreement” means the Security Agreement between the Borrower and the Collateral Agent, substantially in the form of Exhibit C-1.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Agents, the Lenders and the Interest Rate Hedge Banks, and any other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Shareholder Funding” means equity investments and/or other funding sources contributed or made to Puget Holdings, Parent Holdco (to the extent such Person is not Puget Holdings) or the Parent by the Equity Investors in an aggregate amount of not less than 40% of the Total Capitalization of the Borrower immediately after giving effect to the Merger; provided that (a) such investments and fundings shall not be secured by any assets of the Parent or any Borrower Group Member or be recourse to any Borrower Group Member, and (b) any such investments and fundings made as loans or indebtedness to the Parent shall be on terms and conditions set forth in the Shareholder Loan Subordination Agreement.

“Shareholder Loan Subordination Agreement” means a subordination agreement among the Parent, the Facility Agent and any Person providing Shareholder Funding in the form of loans or indebtedness to the Parent in a form reasonably satisfactory to the Majority Lenders.

“Signing Date” means, (a) October 26, 2007 and (b) for purposes of Section 2.06, with respect to the Initial Lenders, October 26, 2007, and, with respect to each other Lender (i) on or prior to the Effective Date, the earlier of (x) the date such Lender agrees to purchase a portion of an Initial Lender’s Commitment hereunder (in a manner satisfactory to such Initial Lender) and (y) the date such Lender become party hereto and (ii) thereafter, the date such Lender becomes a party hereto.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” has the meaning specified in Section 4.03(c)(i).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Tax-Free Debt” means Indebtedness of PSE to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a Letter of Credit with respect to the principal of or interest on such obligations.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Lender” means, at any time, any Lender that has a Term Loan Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Loan Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term Loan Commitments is $1,425,000,000.

“Term Note” means a promissory note of the Borrower payable to any Term Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Date” means the earlier of (i) April 30, 2009 and (ii) the date of termination of the Merger Agreement.

“Termination Payment” means any amount payable to or by the Borrower or any of its Subsidiaries in connection with a termination (whether as a result of the occurrence of an event of default or other termination event) of any Interest Hedging Agreement; provided that for the avoidance of doubt, “Termination Payment” shall not include regularly scheduled payments due under any Interest Hedging Agreement.

“Test Period” means the period commencing twelve (12) months prior to and including each Quarter End Date; provided, (i) the first Test Period shall be the period commencing twelve (12) months prior to the first Quarter End Date that is at least six (6) months after the Financial Closing Date and (ii) the second Test Period shall be the period commencing twelve (12) months prior to the first Quarter End Date that is at least nine (9) months after the Financial Closing Date.  Any financial ratio or compliance with any covenant in respect of any Test Period shall be determined, as of the Quarter End Date on which such Test Period ends, on the date on which the financial statements pursuant to Section 6.01(a) or Section 6.01(b) have been, or should have been, delivered for the applicable fiscal period ending on such Quarter End Date.

“Total Capitalization” means, at any time, the sum of (a) Total Shareholders’ Equity at such time and (b) Total Indebtedness at such time.

“Total Indebtedness” means, at any time, consolidated Indebtedness of the Borrower Group (excluding Intercompany Loans), in each case, excluding make-whole payments.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Shareholders’ Equity” means, at any time, the amount of total shareholders’ equity of the Borrower Group (determined on a consolidated basis without duplication in accordance with GAAP).

“Transaction Costs” means finance fees, commissions, costs and expenses, in each case incurred by or on behalf of the Borrower in connection with the Merger.

“Transaction Documents” means (a) the Merger Agreement and all other material documents, instruments and certificates delivered in connection with the Merger Agreement, and (b) the Financing Documents.

“Type” when used in respect of any Loan, shall refer to its nature as an Alternate Base Rate Loan or LIBO Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unused Capital Expenditure Commitment” means, with respect to any Capital Expenditure Lender at any time, (a) such Lender’s Capital Expenditure Commitment at such time minus (b) the sum of the aggregate principal amount of all Capital Expenditure Loans made by such Lender (in its capacity as a Lender) and outstanding at such time.

“USA PATRIOT Act” has the meaning specified in Section 5.17(c).

“Utility Capital Expenditures” means (i) Capital Expenditures of PSE and (ii) other expenditures of PSE, in each case of clauses (i) and (ii), which Capital Expenditures and other expenditures are incurred in the acquisition, renewal or replacement of Public Service Property, in accordance with Good Utility Practice; provided, however, clause (ii) of the foregoing shall not include operating expenditures or expenditures for working capital or general corporate purposes, in each case that arise in the ordinary course of business.

“Wall” has the meaning specified in the third proviso of Section 10.01.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

SECTION 1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Financing Document, unless otherwise specified herein or in such other Financing Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Financing Document shall refer to such Financing Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Financing Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Financing Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Financing Document.

SECTION 1.03. Accounting Terms and Principles.

(a)           Except as set forth below, all accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Section 7.14) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)           If any change in the accounting principles used in the preparation of the financial statements referred to in Section 6.01 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s accountants and results in a change in any of the calculations required by Article VII (including Section 7.14) that would not have resulted had such accounting change not occurred, the Facility Agent and the Borrower agree (upon the  request of the Facility Agent or the Borrower) to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII (including Section 7.14) shall be given effect until such provisions are amended with the consent of the Majority Lenders to reflect such changes in GAAP.  Calculations with respect to any fiscal quarter or any fiscal year of any Person shall reference the respective fiscal quarters or fiscal years of such Person.

              SECTION 1.04. Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

                                                               SECTION 1.05. References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Financing Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Financing Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

                                                                SECTION 1.07. Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

                                                       SECTION 1.08. Authorized Officers.  Any document delivered hereunder that is signed by an Authorized Officer of any Borrower Group Member shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Group Member and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Borrower Group Member.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS AND CONTINUATIONS

SECTION 2.01. The Loans.

(a) The Term Loan Borrowing.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single Term Loan on the Financial Closing Date in a principal amount up to but not exceeding such Lender’s Term Loan Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Any portion of the Term Loan Commitments that shall remain undrawn at 5:00 p.m., New York City time, on the Financial Closing Date shall be terminated.

(b) The Capital Expenditure Loan Borrowings.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Capital Expenditure Loans to the Borrower from time to time during the Capital Expenditure Availability Period in an aggregate principal amount at any one time outstanding not exceeding such Lender’s Capital Expenditure Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Borrowings.

(a) Each of the Term Loan and the Capital Expenditure Loans shall be made upon the delivery by the Borrower of an irrevocable Borrowing Request (or telephonic or email notice promptly confirmed by delivery of an irrevocable Borrowing Request) to the Facility Agent (which shall give to each Lender prompt notice thereof by facsimile transmission), given no later than 1:00 p.m., New York City time, at least four (4) Business Days prior to the requested date of any Capital Expenditure Loan Borrowing or Term Loan Borrowing; provided that if such Loan is to be made as an Alternate Base Rate Loan, such notice shall be so delivered no later than 1:00 p.m., New York City time, at least one (1) Business Day prior to the requested date of any Capital Expenditure Loan Borrowing or Term Loan Borrowing.  Each such Borrowing Request shall specify (i) whether the Borrower is requesting a Term Loan Borrowing or a Capital Expenditure Loan Borrowing, (ii) the requested date of such Borrowing (which shall be a Business Day), (iii) in the case of a Capital Expenditure Loan Borrowing or Term Loan Borrowing, whether the related Capital Expenditure Loan or Term Loan is to be made as an Alternate Base Rate Loan or a LIBO Rate Loan, (iv) if the related Loan is to be made as a LIBO Rate Loan, the initial Interest Period applicable to such Borrowing and (v) the aggregate principal amount of Loans to be borrowed (and, subject to the terms and conditions set forth herein, the principal amount to be borrowed from each Lender shall be its ratable share of such aggregate principal amount, based upon the respective Commitments of each of the Lenders at such time).

(b) The Term Loan shall be borrowed in a single Borrowing.  There shall be no more than seven (7) different Interest Periods at any one time for the outstanding Term Loan.  Borrowings of Capital Expenditure Loans shall be in minimum amounts of $5,000,000 and increments of $1,000,000; provided that there shall be no more than sixty (60) Capital Expenditure Loan Borrowings.  There shall be no more than five (5) different Interest Periods at any one time for the outstanding Capital Expenditure Loans.

(c) In the case of each Borrowing, each Lender shall make the amount of the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 11:00 a.m., New York City time, to the account of the Facility Agent most recently designated by it for such purpose by notice to the Lenders.  Upon satisfaction of the applicable conditions set forth in Section 4.02 and Section 4.03, the Facility Agent shall make all funds so received available not later than 1:00 p.m., New York City time, by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Facility Agent by the Borrower.

(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Prepayments; Reduction and Termination of Commitments.

(a) Optional.  The Borrower may, upon notice to the Facility Agent, at any time or from time to time voluntarily prepay the Loans and/or terminate the Commitments in whole or in part (provided, however, prior to the Financial Closing Date, the Borrower shall be permitted to reduce the Commitments in part but not in whole) without premium or penalty subject however to (x) any breakage costs due in accordance with Section 2.07 and (y) the payment of any accrued Commitment Fees and the fees set forth in the Fee Letters; provided that (i) in the case of LIBOR Rate Loans, such notice must be received by the Facility Agent not later than 11:00 a.m., New York City time, three (3) Business Days prior to any date of prepayment or termination, (ii) in the case of Alternate Base Rate Loans, such notice must be received by the Facility Agent not later than 11:00 a.m., New York City time, one (1) Business Day prior to any date of prepayment or three (3) Business Days prior to any date of termination and (iii) any partial prepayment of the Loans shall be in an aggregate minimum amount of $500,000 and in integral multiples of $500,000 in excess thereof, or if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment or termination and the Type(s) of Loans to be prepaid and/or Commitments to be terminated.  The Facility Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment or termination.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective ratable share.

(b) Mandatory.  (i) The Borrower shall be required to prepay all or a portion of the Loans and/or reduce the Commitments, in each case as provided in clause (ii) below:

(A) unless otherwise agreed by the Lenders, within three (3) Business Days after any date on which any Borrower Group Member receives Net Cash Proceeds of any Disposition after the Financial Closing Date (other than Dispositions permitted pursuant to Section 7.02(a), Section 7.02(b), Section 7.02(c), Section 7.02(e), Section 7.02(f), Section 7.02(g), Section 7.02(h) or Section 7.02(i)), in the event that the Net Cash Proceeds of such Disposition exceed $2,000,000 individually or in the aggregate in any fiscal year; provided that the foregoing shall not apply (1) to the extent such Net Cash Proceeds are required to be applied otherwise under the terms and conditions of Existing Indebtedness, the Operating Company Facilities or Permitted Refinancing Indebtedness or, in the case of a Disposition by PSE or its Subsidiaries, applicable Law, (2) to the extent that a Dividend Prohibition applies with respect to the applicable Subsidiary, except that if and to the extent that such Dividend Prohibition subsequently ceases to apply (x) on or prior to the one-year anniversary of the applicable Subsidiary’s receipt of such Net Cash Proceeds, the prepayment otherwise required by this clause (A) shall be reinstated except to the extent that such Net Cash Proceeds are reinvested as permitted by clause (3) below following the applicable Reinstatement Date and (y) after the one-year anniversary of the applicable Subsidiary’s receipt of such Net Cash Proceeds and if such Net Cash Proceeds equal or exceed $10,000,000 individually or in the aggregate, the prepayment otherwise required by this clause (A) shall be reinstated except to the extent that such Net Cash Proceeds (I) shall have been applied to repay Indebtedness of PSE or the applicable Subsidiary, and terminate all commitments with respect thereto such that such Indebtedness may not be reborrowed or (II) shall have been applied to fund Utility Capital Expenditures or (3) with respect to Dispositions permitted under Section 7.02(d) or Section 7.02(j), the Net Cash Proceeds thereof are (x) reinvested or (y) committed to be reinvested (in property identified to the Facility Agent in writing with reasonable specificity), in each case, in Utility Capital Expenditures and within one hundred and eighty (180) days following such Disposition and, in the case of clause (y), reinvested within twelve (12) months after the receipt thereof (provided that to the extent that a Dividend Prohibition exists with respect to the applicable Subsidiary at the time of receipt of such Net Cash Proceeds such one hundred and eighty (180) day and twelve (12) month periods shall run from the applicable Reinstatement Date if such Net Cash Proceeds are held by the applicable Subsidiary in a segregated investment or other account, unless and until so reinvested);

(B) unless otherwise agreed by the Lenders, on each Cash Sweep Calculation Date, in an amount equal to amounts that were deposited by the Borrower and its Subsidiaries into the Lock-Up Account pursuant to Section 6.04(c) and Section 6.12, during the fiscal quarter ending on the Quarter End Date which is two Quarter End Dates (for a total of six (6) months) prior to such Cash Sweep Date;

(C) unless otherwise agreed by the Majority Lenders, the Borrower shall prepay the Loans in full and terminate the Commitments upon the occurrence of a Change of Control after the Financial Closing Date;

(D) unless otherwise agreed by the Lenders, within three (3) Business Days after any date on which any Borrower Group Member receives Net Cash Proceeds of any Issuance that exceeds $5,000,000 individually or in the aggregate in any fiscal year; provided that the foregoing shall not apply (1) to the extent that such Net Cash Proceeds are required to be applied otherwise under the terms and conditions of Existing Indebtedness, the Operating Company Facilities or Permitted Refinancing Indebtedness or, in the case of an Issuance by PSE, applicable Law or (2) to the extent that a Dividend Prohibition applies with respect to the applicable Subsidiary, except that if and to the extent that such Dividend Prohibition subsequently ceases to apply (x) on or prior to the one-year anniversary of the applicable Subsidiary’s receipt of such Net Cash Proceeds, the prepayment otherwise required by this clause (D) shall be reinstated and (y) after the one-year anniversary of the applicable Subsidiary’s receipt of such Net Cash Proceeds and if such Net Cash Proceeds equal or exceed $10,000,000 individually or in the aggregate, the prepayment otherwise required by this clause (D) shall be reinstated except to the extent that such Net Cash Proceeds (I) shall have been applied to repay Indebtedness of PSE or the applicable Subsidiary, and all commitments with respect thereto have been terminated such that such Indebtedness may not be reborrowed, or (II) shall have been applied to fund Utility Capital Expenditures;

(E) unless otherwise agreed by the Lenders, within three (3) Business Days after any date on which any Borrower Group Member receives Net Cash Proceeds of any Casualty Event occurring after the Financial Closing Date to the extent that such Net Cash Proceeds exceed $5,000,000 individually or in the aggregate in any fiscal year; provided that the foregoing shall not apply (1) to proceeds under business interruption insurance, (2) to the Net Cash Proceeds of any Casualty Event required to be applied otherwise under the terms and conditions of Existing Indebtedness, the Operating Company Facilities or Permitted Refinancing Indebtedness or, in the case of any such Net Cash Proceeds received by PSE or its Subsidiaries, applicable Law, (3) to the extent that (I) the Borrower advises the Facility Agent at the time of the receipt of the relevant Net Cash Proceeds that it intends to use such Net Cash Proceeds to repair or replace the Property subject to such Casualty Event or to reinvest in Utility Capital Expenditures, (II) such Net Cash Proceeds are held by the Borrower or the applicable Subsidiary in a segregated investment or other account until so used to repair or replace such Property or  invest in such Utility Capital Expenditures and (III) such Net Cash Proceeds are committed to be applied to repair or replace such Property (or invest in Utility Capital Expenditures) within one hundred and eighty (180) days of the receipt of such Net Cash Proceeds (it being understood that, in the event Net Cash Proceeds from more than one Casualty Event are held by the Borrower or the applicable Subsidiary such Net Cash Proceeds shall be deemed to be utilized in the same order in which such Net Cash Proceeds were so received and, accordingly, any such Net Cash Proceeds not so committed to be applied within one hundred and eighty (180) days of receipt or not so applied within twelve (12) months of receipt shall be forthwith applied to the prepayment of Loans as provided above), (4) with respect to Net Cash Proceeds which the CFO certifies are being paid to the Borrower or the applicable Borrower Group Member to reimburse the Borrower or such Borrower Group Member (as applicable) for expenditures previously incurred to repair or replace the Property which was the subject of such Casualty Event, or (5) to the extent that a Dividend Prohibition applies with respect to the applicable Subsidiary, except that if and to the extent that such Dividend Prohibition subsequently ceases to apply the prepayment otherwise required by this clause (E) shall be reinstated;

(F) unless otherwise agreed by the Lenders, within four (4) Business Days after a Calculation Date occurring after a Quarterly Period in which an Excess Cash Sweep Event occurred or was continuing, in an amount equal to Excess Cash during such Quarterly Period (provided, however, to the extent an Excess Cash Sweep Event no longer exists at the end of such Quarterly Period, then the Excess Cash during such period shall not be considered in this calculation) multiplied by the applicable Excess Cash Sweep Percentage; and

(G) unless otherwise agreed by the Lenders, within four (4) Business Days after a Calculation Date, in an amount equal to any Distributable Cash Balance, as specified in the certificate of the CFO delivered pursuant to Section 6.04(c), minus any Base Capital Expenditures (to the extent not already deducted in the calculation of Distributable Cash) paid for with such Distributable Cash (the amount resulting from the calculation referred to in this Section 2.03(b)(i)(G), the “Distributable Cash Sweep Amount”); provided, however, the Borrower shall only be required to make the prepayment referred to in this Section 2.03(b)(i)(G) as and when proceeds of Distributable Cash are actually received by it but the Borrower shall continue to be required to prepay an amount equal to the Distributable Cash Sweep Amount until such amount is fully prepaid.

(ii) (A) In the case of any required prepayment or reduction of the Facilities pursuant to Section 2.03(b)(i) on or after the Financial Closing Date the applicable amount determined pursuant to Section 2.03(b)(i) shall be applied on the date of receipt with respect to Net Cash Proceeds, the applicable Quarter End Date or such other date specified in Section 2.03(b)(i) and shall be applied to the Loans, first, ratably to prepay the Term Loans, and the Capital Expenditure Loans and second, to reduce the Capital Expenditure Commitments; and

(B)           The Borrower shall notify the Facility Agent in writing of any mandatory prepayment of the Facilities required to be made pursuant to this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Facility Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s ratable share of the prepayment.

(c) Accrued Interest; Funding Losses, Etc.  All prepayments under this Section 2.03 shall be made together with all accrued and unpaid interest on the amount to be prepaid and, in the event that any such prepayment is made on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Loan pursuant to Section 2.07(b).

(d) Termination of Commitments.  Unless the Financial Closing Date shall have occurred on or prior to the Termination Date, the Commitments shall terminate on the Termination Date.

SECTION 2.04. Repayment of Loans.  The Borrower shall repay to the Facility Agent for the ratable account of the Lenders on the Final Maturity Date, the aggregate principal amount of the Loans outstanding on such date.

SECTION 2.05. Interest.

(a) Subject to the provisions of Section 2.05(b) the Borrower hereby agrees to pay to the Facility Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the rate equal to the Interest Rate.

(b) Notwithstanding the provisions of Section 2.05(a) to the contrary, the Borrower hereby agrees that all past due amounts hereunder shall bear interest at a rate per annum equal to the Default Rate for the period from and including the date such past due amount was due to but excluding the date such amount is paid in full.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Notices by the Borrower to the Facility Agent of a change in the duration of Interest Periods or of the conversion of an Alternate Base Rate Loan to a LIBO Rate Loan or of a LIBO Rate Loan to an Alternate Base Rate Loan, shall be irrevocable and shall be effective only if received by the Facility Agent not later than 1:00 p.m., New York City time, three (3) Business Days prior to the first day of each subsequent Interest Period.  Each such notice shall specify the Loans to which such Interest Period is to relate.  The Facility Agent shall promptly notify the Lenders of the contents of each such notice.

SECTION 2.06. Fees.

(a) Commitment Fee.  The Borrower shall pay to the Facility Agent for the ratable account of each Lender a commitment fee (the “Commitment Fee”) on the daily average unutilized amount of such Lender’s aggregate Term Loan Commitment and Capital Expenditure Commitment (as such Term Loan Commitment and Capital Expenditure Commitment may be reduced from time to time under Section 2.03) at a rate per annum equal to the Commitment Fee rate set forth in the definition of “Applicable Margin” at such time, for the period from and including the Signing Date to but excluding the Final Maturity Date; provided that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time and; provided, further, that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The Commitment Fee shall accrue at all times from and including the Signing Date to but excluding the Final Maturity Date.  The accrued Commitment Fee shall become due and payable upon the Completion Date (whether or not the Merger is financed by proceeds from the Facilities), and thereafter shall become payable in arrears on each Quarter End Date commencing on the first Quarter End Date following the Term Loan Borrowing until the earlier of the date all remaining Commitments are terminated or the Final Maturity Date.  If the Merger Agreement is terminated, any Commitment Fee accrued from and including the Signing Date to but excluding such termination date shall become due and payable solely to the extent of any break up, topping or similar fee or the payment of any other form of consideration (including reimbursement of expenses) received by Puget Holdings, Parent Holdco (to the extent such Person is not Puget Holdings), the Parent or the Borrower prior to the application of such fee or other consideration for any other uses; provided, however, if the amount of such fee or other consideration is insufficient to pay the Commitment Fee accrued until the date of payment pursuant to this Section 2.06 and any commitment fees owed to the lenders committed to the Operating Company Facilities, then the Borrower shall pay a portion of such fee or other consideration to the payment of the Commitment Fee under this Section 2.06 and a portion to the payment of commitment fees owed to the lenders committed to the Operating Company Facilities, on a pro rata basis.  Notwithstanding the foregoing, prior to the Facility Agent’s receipt of evidence of the ratings referred to in Section 4.02(h), the Commitment Fee shall be 0.75% per annum.

(b) Other Fees.  The Borrower shall pay such fees as shall have been separately agreed upon in writing including, without limitation, pursuant to the Fee Letters, in the amounts and at the times so specified.

SECTION 2.07. Computation of Interest and Fees.

(a) All computations of interest and fees shall be made on the basis of a three-hundred-and-sixty- (360-) day year and actual days elapsed, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one (1) day.  Each determination by the Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event of (i) the payment of any principal of any Loan other than on the last day of the Interest Period for that Loan (including under Section 2.03 or as a result of an Event of Default or otherwise), (ii) the failure to borrow on the date specified in any Borrowing Request or failure to repay or prepay any Loan on any scheduled repayment or prepayment date or (iii) the assignment of any Loan other than on the last day of its Interest Period as a result of a request by the Borrower pursuant to Section 3.06, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan) over (y) the amount of interest that would accrue on such principal amount for that period at the interest rate that such Lender would bid were it to bid, at the commencement of that period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market; provided, however, that such amount shall exclude any anticipated profit of such Lender.  The Borrower shall, upon demand of any Lender (with a copy to the Facility Agent) which demand shall be accompanied by a calculation, in reasonable detail, of the amounts so demanded, promptly pay such Lender the amounts due and payable hereunder.

SECTION 2.08. Evidence of Indebtedness.

(a) The Borrowings provided by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Facility Agent, in each case in the ordinary course of business.  The accounts or records maintained by the Facility Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings provided by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Facility Agent in respect of such matters, the accounts and records of the Facility Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Facility Agent, the Borrower shall execute and deliver to such Lender (through the Facility Agent) a Term Note and/or a Capital Expenditure Note, as applicable payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Facility Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Financing Documents, absent manifest error; provided that the failure of the Facility Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations of the Borrower under this Agreement and the other Financing Documents.

SECTION 2.09. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  All payments by the Borrower hereunder shall be made by wire transfer in immediately available funds to the Facility Agent, for the account of the respective Lenders to which such payment is owed, not later than 2:00 p.m., New York City time, on the date specified herein.  The Facility Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Facility Agent after 2:00 p.m., New York City time, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Unless the Borrower or any Lender has notified the Facility Agent, prior to the date any payment is required to be made by it to the Facility Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Facility Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If, and to the extent that, such payment was not in fact made to the Facility Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Facility Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Facility Agent to such Lender to the date such amount is repaid to the Facility Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Facility Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Facility Agent to the Borrower to the date such amount is recovered by the Facility Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  When such Lender makes payment to the Facility Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Facility Agent’s demand therefor, the Facility Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Facility Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Facility Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Facility Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.09(b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Facility Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Facility Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Facility Agent shall promptly return such funds to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Facility Agent under this Agreement or any of the other Financing Documents is insufficient to pay in full all amounts due and payable to the Facility Agent and the Lenders under or in respect of this Agreement and the other Financing Documents on any date, such payment shall be distributed by the Facility Agent and applied by the Facility Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Facility Agent receives funds for application to the Obligations of the Borrower under or in respect of the Financing Documents under circumstances for which the Financing Documents do not specify the manner in which such funds are to be applied, the Facility Agent may, but at the direction of Majority Lenders shall, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of the Outstanding Amount of all Loans and other Obligations outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(g) Except to the extent otherwise provided herein:  (i) each Borrowing of a particular Class shall be made from the relevant Lenders and each termination or reduction of the amount of the Commitments of a particular Class shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class, (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (iii) each payment or prepayment of principal of Loans of any Class by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them, and (iv) each payment of interest on Loans or any Class by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

                                                                SECTION 2.10. Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Facility Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (x) the amount of such paying Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Facility Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.11. Incremental Facility.

(a) The Borrower may at any time or from time to time during the Incremental Facility Availability Period, by notice to the Facility Agent (whereupon the Facility Agent shall promptly deliver a copy to each of the Lenders), request that one or more additional tranches of Capital Expenditure Loans (the “Incremental Loans”) be made available to the Borrower.  At the time of (i) any such request and upon the effectiveness of any Incremental Amendment referred to below (x) no Default or Event of Default shall exist or would exist after giving effect thereto, (y) a Lock-Up Event shall not have occurred and be continuing and (z) Group FFO Leverage Ratio shall not be less than 8.50% and (ii) the initial request for a Borrowing of Incremental Loans, all Capital Expenditure Commitments (which, for avoidance of doubt, shall not refer to commitments for Incremental Loans) shall have been fully borrowed.

(b) Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided, that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Loans shall not exceed the sum of $750,000,000.

(c) The Incremental Loans (i) shall rank pari passu in right of payment and of security with the Loans, (ii) shall not mature earlier than one year after the Final Maturity Date, (iii) shall not be materially more restrictive, taken as a whole, to the Borrower (including with respect to mandatory and voluntary prepayments) than the terms of this Agreement; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Facility Agent at least five (5) Business Days (or such shorter period as the Facility Agent may reasonably agree) prior to the effectiveness of any Incremental Amendment, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Facility Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (iv) shall have a weighted average life not shorter than that of the remaining average life of the Capital Expenditure Loans and (v) shall otherwise be on terms and conditions to the extent not consistent with the Facilities, reasonably satisfactory to the Majority Lenders.  If the Applicable Margin with respect to the Incremental Loans exceeds the Applicable Margin then in effect for the Loans, by more than 25 basis points (the amount of such excess above the Applicable Margin being referred to herein as the “Margin Differential”), then the Applicable Margin for the Loans shall automatically be increased by the Margin Differential, effective upon the making of the Incremental Loans.

(d) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans.  Incremental Loans may be made by any existing Lender (and each existing Lender will have the right, but not an obligation, to make a portion of any Incremental Loan on terms permitted in this Section 2.11) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that in no event or at any time shall any Borrower Affiliate or Macquarie Affiliate be a Lender for any Incremental Loans (including by means of assignment or participation pursuant to Section 10.07).  Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Financing Documents, executed by the Parent, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Facility Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Financing Documents as may be necessary or appropriate, in the reasonable opinion of the Facility Agent and the Borrower, to effect the provisions of this Section.  The effectiveness of (and, in the case of any Incremental Amendment, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Financial Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that all references to the Financial Closing Date or “the date of such Loan” or similar language in such Section 4.03 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Borrower shall use the proceeds of the Incremental Loans solely for the purpose for which the proceeds of Capital Expenditure Loans may be used.  No Lender shall be obligated to provide any Commitment with respect to any Incremental Loans unless it so agrees.

(e) This Section 2.11 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments by or on behalf of the Borrower to or for the account of any Agent or any Lender under any Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest with respect thereto), imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding in the case of each Agent and each Lender, Excluded Taxes.  All taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities described in the immediately preceding sentence other than Excluded Taxes are hereinafter referred to as “Taxes”.  If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Financing Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within sixty (60) days after the date of such payment (or, if receipts or evidence are not available within sixty (60) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Facility Agent.  If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent, or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or similar charges or levies which arise from any payment made under any Financing Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Financing Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto (other than those resulting from such Person’s gross negligence or willful misconduct), in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within sixty (60) days after the date such Lender or such Agent provides such written statement.

(d) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (b) or (c) with respect to such Lender, it will use its commercially reasonable efforts to minimize any increased cost or other compensation payable by the Borrower including, if requested by the Borrower, designating (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender exercised in good faith, cause such Lender and its Lending Office(s) to suffer no material economic, tax, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a), (b) or (c).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to make available its tax returns or disclose any information relating to its tax affairs (other than providing IRS forms, to the extent required by Sections 3.01(e) and (f)) or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Foreign Lender, if it is legally able to do so, shall deliver to the Borrower (with a copy to the Facility Agent), prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein or upon designation of a new Lending Office), two (2) duly signed and properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to the Financing Documents) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to the Financing Documents) or such other evidence satisfactory to the Borrower and the Facility Agent that such Foreign Lender is entitled to an exemption from, or reduction of, Taxes, including any exemption pursuant to Section 881(c) of the Code.  Thereafter and from time to time, each such Foreign Lender shall, (i) if it is legally able to do so, promptly submit to the Borrower (with a copy to the Facility Agent) such additional properly completed and duly signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be required under then current laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Facility Agent of any available exemption from or reduction of, Taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to the Financing Documents, and (ii) promptly notify the Borrower and the Facility Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) If a Lender or successor Facility Agent is a United States person under Section 7701(a)(30) of the Code, such person shall, at the request of the Borrower or the Facility Agent, provide two duly signed and properly completed copies of IRS Form W-9 (or any successor form thereto) to the Borrower (with a copy to the Facility Agent), certifying that such person is entitled to a complete exemption from United States backup withholding tax on payments pursuant to the Financing Documents.  Any person supplying forms pursuant to this Section 3.01(f) shall deliver to the Borrower and the Facility Agent additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Borrower and Facility Agent of any change in circumstances that would modify or render invalid any forms previously provided.

(g) If any Agent or Lender determines, in good faith and in its sole discretion, that it has received a refund of Taxes or Other Taxes as to which it has received additional amounts pursuant to this Section 3.01, it shall pay over such refund to the Borrower (but only to the extent of additional amounts paid by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or Lender (including any Taxes imposed with respect to such refund) as is determined by such Agent or Lender in good faith and in its sole discretion, and as will leave such Agent or Lender in no worse position than it would be in if no such Taxes or Other Taxes had been imposed and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of such Agent or Lender, agrees to promptly repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority.

                                                               SECTION 3.02. Illegality.  If any Lender shall reasonably determine in good faith (which determination shall, upon notice thereof to the Borrower and the Facility Agent, be conclusive and binding on the Borrower absent manifest error) that any Law makes it unlawful, or any central bank or other Governmental Authority or comparable agency asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as a LIBO Rate Loan, the obligations of such Lender to make, continue or maintain any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Facility Agent that the circumstances causing such suspension no longer exist (and the Facility Agent will promptly so notify the Borrower).  Upon receipt of notice of such determination, the Borrower shall upon demand from such Lender (with a copy to the Facility Agent), prepay or convert such LIBO Rate Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.07(b).  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

                                                               SECTION 3.03. Inability to Determine Rates.  If prior to the commencement of any Interest Period the Facility Agent shall have determined that by reason of circumstances affecting the Facility Agent’s relevant market, adequate means do not exist for ascertaining the LIBO Rate, or if the Majority Lenders determine that the LIBO Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Loan, the Facility Agent will promptly so notify the Borrower.  Thereafter, the obligation of the Lenders under this Agreement to make or continue any Loans as LIBO Rate Loans shall forthwith be suspended until the Facility Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.  Upon receipt of notice of such determination, (a) the Borrower shall upon demand by the Facility Agent (with a copy to the Lenders), prepay or convert such LIBO Rate Loans to Alternate Base Rate Loans on the last day of the Interest Period therefor and (b) the Borrower may revoke any pending request for a Borrowing hereunder or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBO Rate Loans.

(a) If any Lender reasonably determines in good faith that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes, Excluded Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c) then from time to time within sixty (60) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Facility Agent given in accordance with Section 2.07(b)), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines in good faith that a Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Facility Agent given in accordance with Section 2.07(b)), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within sixty (60) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as reasonably determined by such Lender in good faith) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least sixty (60) days’ prior notice (with a copy to the Facility Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice sixty (60) days prior to the relevant payment date, such additional interest or cost shall be due and payable sixty (60) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will use its commercially reasonable efforts to minimize any increased cost or other compensation payable by the Borrower including, if requested by the Borrower, designating another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and; provided, further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (d).

                                                                SECTION 3.05. Matters Applicable to All Requests for Compensation.  Any Agent or Lender claiming compensation under this Article III shall deliver a certificate, prepared by the such Agent or Lender (as applicable) in good faith, to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

SECTION 3.06. Replacement of Lenders Under Certain Circumstances

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make LIBO Rate Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.06), then the Borrower may, on ten (10) Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Permitted Replacement Lenders; provided that neither the Facility Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person and; provided, further that in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments.

(b) Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Facility Agent.  Pursuant to such Assignment and Assumption, (A) the Assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the Assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the Assignee Lender, delivery to the Assignee Lender of the appropriate Note or Notes executed by the Borrower, the Assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Facility Agent has requested the Lenders to consent to a waiver of the obligation of the Borrower to prepay the Loans and terminate the Commitments pursuant to Section 2.03(b)(i)(A), (B), (D), (E), (F) or (G) and (ii) the Majority Lenders have agreed to such waiver, then any Lender who does not agree to such waiver shall be deemed a “Non-Consenting Lender”.

                                                                SECTION 3.07. Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

                                                                SECTION 4.01. Effective Date.  The occurrence of the Effective Date and the effectiveness of this Agreement are subject to the receipt by the Facility Agent of each of the agreements and other documents, and the conditions precedent set forth below, each of which shall be (x) (other than the documents referred to in clause (c) below, which shall be deemed to be satisfactory) in form and substance reasonably satisfactory to the Facility Agent and (y) if applicable, in full force and effect (unless, in each case, waived by each Lender):

(a) this Agreement duly executed and delivered by the parties hereto, with all Exhibits attached hereto;

(b) the following documents, each certified as indicated below:

(i) a copy of a certificate as to the existence/authorization of each of the Borrower and the Parent from the Secretary of State of the Borrower’s and the Parent’s respective state of organization dated as of a recent date;

(ii) a copy of the articles of incorporation or certificate of formation (or such other constitutive documents as the case may be) of each of the Borrower and the Parent, together with any amendments thereto, certified by the Secretary of State of the Borrower’s and the Parent’s respective state of organization dated as of a recent date; and

(iii) a certificate of each of the Borrower and the Parent, executed by an Authorized Officer of such Person certifying:

(A) that attached to such certificate is a true and complete copy of the Organizational Documents of the Borrower and the Parent, as applicable, in each case as amended and in effect on the date of such certificate;

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of the Borrower and the Parent, as applicable, authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(C) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of the Borrower and the Parent, as applicable, executing the Transaction Documents to which the Borrower and the Parent, as applicable, is a party and each other document to be delivered by the Borrower or the Parent, as applicable, from time to time pursuant to the terms thereof (and the Facility Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from the Borrower or the Parent, as applicable).

(c) a certified copy of the Borrower’s interest hedging protocol, which shall be consistent with the terms set forth on Schedule 6.11(b) and otherwise in form and substance reasonably satisfactory to the Facility Agent;

(d) a certified copy of the Merger Agreement and any material ancillary document related thereto, each duly executed and delivered by the intended parties thereto;

(e) receipt of the ratings evaluation service letter from S&P dated as of October 22, 2007 and the ratings assessment service letter from Moody’s dated as of October 19, 2007, each of which the Facility Agent acknowledges has been received prior to the Effective Date;

(f) delivery of draft opinions from (x) Latham & Watkins LLP, New York counsel to the Borrower and the Parent, substantially in the form of Exhibit E-1, (y) Perkins Coie LLP, Washington State corporate counsel to the Borrower, substantially in the form of Exhibit E-2 and (z) Kirkpatrick & Lockhart Preston Gates Ellis LLP, Washington State corporate and regulatory counsel to the Borrower, substantially in the form of Exhibit E-3; and

(g) payment of all fees and expenses due as of the Effective Date as the Borrower shall have agreed to pay to any Lender, the Joint Mandated Lead Arrangers or the Agents in connection herewith, including Attorney Costs of the Agents and the Joint Mandated Lead Arrangers in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Financing Documents and the transactions contemplated hereby and thereby

For the avoidance of doubt, the occurrence of the Effective Date and the effectiveness of this Agreement shall not be subject to the receipt by the Facility Agent of the executed Operating Company Financing Documents or the effectiveness of the Operating Company Facilities.

                                                               SECTION 4.02. Financial Closing Date.  The obligation of each Lender to make its Commitments available to the Borrower and make Loans on the Financial Closing Date hereunder is subject to the receipt by the Facility Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent set forth below, in each case on or prior to the Termination Date, each of which shall be (x) in form and substance reasonably satisfactory to the Facility Agent, (y) if applicable, in full force and effect and (z) in the case of any certification, true and correct (unless, in each case, waived by each Lender):

(a) (i) the Effective Date shall have occurred and (ii) delivery of each of the Financing Documents (including each Interest Hedging Agreement required pursuant to Section 6.11) duly executed and delivered by the parties thereto (it being understood and agreed that if on the Financial Closing Date none of the Shareholder Funding shall be made as loans or indebtedness to the Parent, the execution and delivery of the Parent Guarantee or the Shareholder Loan Subordination Agreement shall not be required and shall not be a condition to the occurrence of the Financial Closing Date);

(b) a copy of the articles of incorporation or certificate of formation (or such other constitutive documents as the case may be) of the Company, together with any amendments thereto, certified by the Secretary of State of the Company’s state of organization dated as of a recent date;

(c) the following documents, each certified as indicated below:

(i) a copy of a certificate as to the existence/authorization of the Company from the Secretary of State of the Company’s state of organization dated as of a recent date; and

(ii) (x) a certificate from the Company, executed by an Authorized Officer certifying:

(A) that attached to such certificate is a true and complete copy of the Organizational Documents of the Company, as amended and in effect on the date of such certificate,

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of the Company, authorizing the execution, delivery and performance of the Merger Agreement and all other documents, instruments and certificates delivered in connection with the Merger Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and

(C) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of the Company, authorizing the execution, delivery and performance of the Assumption Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and

(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of the Company executing the Assumption Agreement and each other document to be delivered by the Company from time to time pursuant to the terms thereof (and the Facility Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from the Company); and

(y) if on the Financial Closing Date the Parent is not Puget Intermediate Holdings Inc., a Washington corporation, then the Parent shall be a corporation incorporated under the laws of a State of the United States and the following documents shall be delivered, each certified as indicated (A) a copy of a certificate as to the existence/authorization of the Parent from the Secretary of State of the Parent’s state of organization dated as of a recent date and (B) a certificate from the Parent, executed by an Authorized Officer certifying that attached to such certificate is a true and complete copy of (1) the Organizational Documents of the Parent, as amended and in effect on the date of such certificate, (2) resolutions duly adopted by the authorized governing body of the Parent, authorizing the execution, delivery and performance of the Transaction Documents to which the Parent is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (3) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of the Parent executing the Transaction Documents to which the Parent is a party and each other document to be delivered by the Parent from time to time pursuant to the terms thereof (and the Facility Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from the Parent);

(d) a certificate of an Authorized Officer of the Company (i) attaching copies of all material shareholder approvals and Regulatory Approvals required in respect of (x) the Merger (to the extent required under the Merger Agreement), (y) the borrowing of the Facilities and (z) the granting of a Lien on the Collateral and (ii) to the extent required to be delivered under the Merger Agreement, certifying that PSE has all requisite shareholder approvals and Regulatory Approvals to continue to carry on its business operations, but with respect to this clause (ii), only to the extent that the lack of any such shareholder or Regulatory Approval, individually or in the aggregate, may reasonably be expected to result in an Initial Material Adverse Effect;

(e) delivery of executed opinions from (x) Latham & Watkins LLP, New York counsel to the Borrower and the Parent, substantially in the form of Exhibit E-1, (y) Perkins Coie LLP, Washington State corporate counsel to the Borrower, substantially in the form of Exhibit E-2, and (z) Kirkpatrick & Lockhart Preston Gates Ellis LLP, Washington State corporate and regulatory counsel to the Borrower, substantially in the form of Exhibit E-3, in each case with such amendments reasonably satisfactory to the Facility Agent; provided, however, if, on the Financial Closing Date, the Parent is not Puget Intermediate Holdings, Inc., the Facility Agent shall receive such opinions relating to the Parent set forth on Exhibits E-1 and E-3 (as applicable) from counsel (if different from those counsels referred to in this paragraph (e)) reasonably acceptable to the Facility Agent;

(f) a written instruction executed by an Authorized Officer of the Borrower directing the Facility Agent to pay from the first utilization of the Term Loan Facility all fees, costs and expenses due and payable by the Borrower under the Financing Documents, the Fee Letters and any other fees and expenses as the Borrower shall have agreed or shall otherwise be required to pay to any Lender, Joint Mandated Lead Arranger or Agent in connection herewith on or prior to the first utilization of the Term Loan Facility, including, without limitation, Attorney Costs of the Agents and the Joint Mandated Lead Arrangers, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Financing Documents and the transactions contemplated hereby and thereby;

(g) an updated Business Plan and a budget (which shall include updated projections and a projected Capital Expenditure schedule) for the period from the Effective Date through the end of the current fiscal year and certified as provided in Section 6.01(c) and (d);

(h) evidence that the Borrower has received ratings on the Operating Company Facilities and the Facilities, in each case, from S&P and Moody’s;

(i) evidence that the Shareholder Funding has been funded in full in cash;

(j) certificates of insurance evidencing that all insurance set forth in Schedule 6.09 hereto has been obtained and is in effect together with a report of Marsh Private Equity and M&A Services Group, dated as of a recent date, in form and substance reasonably satisfactory to the Facility Agent;

(k) certification from an Authorized Officer of the Borrower that the Merger has been or will be simultaneously completed in accordance with the Merger Agreement without amendment, modification or waiver of any material provision thereof in a manner materially adverse to the Lenders in any material respect without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders) (which consent shall not be unreasonably withheld or delayed);

(l) documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, shall have been received by the Facility Agent and the Lenders and shall include, without limitation, evidence consisting of the following information:  (i) the Borrower’s and the Company’s full legal name, (ii) the Borrower’s and the Company’s address and mailing address, (iii) the Borrower’s and the Company’s W-9 forms including its tax identification number, (iv) the Borrower’s and the Company’s articles of incorporation, (v) a list of directors of the Borrower and the Company or list of such persons controlling the Borrower or the Company, as applicable and (vi) an executed resolution or other such documentation stating who is authorized to open an account for the Borrower or the Company, as applicable, in each case in form and substance reasonably satisfactory to the Facility Agent, and such other similar information relating to the Borrower, the Company or the Borrower Group as may reasonably be requested by the Facility Agent;

(m) delivery of (i) the consolidated audited statements of income, stockholder’s equity and cash flows of the Company and its consolidated Subsidiaries for the most recent fiscal year of the Company ending at least 90 days prior to the Financial Closing Date; and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each fiscal quarter and portion of the fiscal year ended after the delivery of the financial statements delivered pursuant to the foregoing subclause (i) and at least 45 days prior to the Financial Closing Date, which financial statements shall be prepared in accordance with GAAP;

(n) a certificate from the CFO (or, in the case of clause (i)(y), an Authorized Officer of the Parent) substantially in the form of Exhibit G, attesting to (i) the Solvency (as evidenced by the updated Financial Model referred to in Section 4.02(q)) of (x) the Borrower and its Subsidiaries (taken as a whole) and (y) the Parent and its Subsidiaries (taken as a whole), in each case, after giving effect to the transactions contemplated by the Transaction Documents, (ii) the Group FFO Coverage Ratio being at least 1.30 to 1.00, calculated on the basis of the financial projections delivered pursuant to Section 4.02(q) and after giving effect to the transactions contemplated by the Transaction Documents, for the period of twelve (12) months after the Financial Closing Date, (iii) the Group FFO Leverage Ratio is at least 7.125%, for the period of 12 months occurring after the Financial Closing Date, calculated on the basis of the financial projections delivered pursuant to Section 4.02(q) after giving effect to the transactions contemplated by the Financing Documents and (iv) no payment default by any Borrower Group Member in respect of principal, interest or other amounts owing in respect of Indebtedness other than (x) Indebtedness being repaid with the proceeds of Loans made on the Financial Closing Date and (y) if such payment default is in respect of any Indebtedness having an aggregate principal amount of less than $50,000,000, (1) such failure to pay is caused by an error or omission of an administrative or operational nature; (2) funds were available to such party to enable it to make the relevant payment when due and there were no restrictions or prohibitions on the use of such funds to make such payments at such time; and (3) such party confirms in writing to the Facility Agent that such payment will be made within one (1) Business Day;

(o) evidence that the Borrower shall have taken all necessary actions such that, after giving effect to the transactions contemplated hereby, all existing Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness permitted by Section 7.03) shall have been repaid and any Liens associated therewith shall have been released (other than Liens permitted by Section 7.01) and the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than Indebtedness permitted by Section 7.03.

(p) each of the Security Agreement, the Pledge Agreement and the Liens created thereunder shall be in full force and effect and perfected with the intended priority, and all filings, registrations, recordings and other actions that are necessary in order to establish and perfect the Lenders’ first priority perfected Lien on the Collateral shall have been duly made or taken or delivered in recordable form to the Facility Agent;

(q) (i) a certified copy of the updated audited Financial Model showing financial projections up to the Final Maturity Date, reflecting the Borrower’s ability to pay debt service up to the Final Maturity Date, accompanied by a certificate of the CFO certifying that such financial projections were prepared in good faith based upon reasonable assumptions, together with a reasonably detailed summary of the material assumptions with respect thereto (but no representation shall be made as to the actual attainability of such projections) and (ii) a certified copy of a sources and uses of funds statement relating to the Merger, which shall be reasonably consistent with the expected sources and uses as of the Signing Date (subject to adjustment for Transaction Costs);

(r) delivery of an Assumption Agreement duly executed and delivered by the Company, pursuant to which the Company shall assume all of the rights and obligations of the Merger Sub under each of the Financing Documents to which the Merger Sub is a party;

(s) evidence of the establishment of the Lock-Up Account;

(t) payment of all fees due as of the Financial Closing Date as the Borrower shall have agreed to pay to any Lender or the Agents in connection herewith, including the fees and expenses of New York counsel to the Facility Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Financing Documents and the transactions contemplated hereby and thereby;

(u) evidence that the Borrower shall be in compliance with Section 7.08(c);

(v) the Operating Company Credit Agreement duly executed and delivered by the parties thereto and each Operating Company Financing Document shall be in full force and effect and all conditions to the availability of the Operating Company Facilities shall have been satisfied, except for those which by their terms are not required to be satisfied until a later date and the satisfaction of conditions to any initial borrowings thereunder;

(w) evidence that no Equity Investor owns, directly or indirectly, more than 50% of Puget Holdings or the Parent and that Macquarie Group Limited does not own, directly or indirectly, more than 50% of any other Equity Investor (other than Padua MG Holdings Inc.); and

(x) there shall have been no activities conducted by the Borrower prior to the Financial Closing Date other than the exercise of its rights and the performance of its obligations under the Merger Agreement and the Financing Documents and activities incidental thereto.

SECTION 4.03. Conditions to All Borrowings.  The obligation of each Lender to honor any Borrowing Request is subject to the following additional conditions precedent:

(a) except with respect to the Term Loan to be made on the Financial Closing Date, the Financial Closing Date shall have occurred;

(b) except with respect to the Term Loan to be made on the Financial Closing Date, no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing or from the application of the proceeds therefrom;

(c) (i) in the case of the Borrowing Request for the Term Loan to be made on the Financial Closing Date, (A) the representations and warranties of the Company and PSE contained in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that Puget Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of any such Company Representations (determined without regard to whether any notice is required to be delivered by Puget Holdings) (the “Company Representations”) and (B) the representations and warranties of the Merger Sub in Sections 5.01, 5.02, 5.03, 5.04, 5.07(c)(i), 5.17 and 5.23 (the “Specified Representations”) shall be true and correct on and as of the date of such Borrowing (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date); or (ii) in the case of each other Borrowing Request, the representations and warranties of the Borrower contained in Article V and each other Financing Document shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects) on and as of the date of such Borrowing (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date);

(d) in the case of a Borrowing Request for Capital Expenditure Loans, to the extent the proceeds of such Capital Expenditure Loan are to be applied toward Additional CapEx:

(A) Total Indebtedness to Total Capitalization of the Borrower, after giving effect to any such Capital Expenditure Loan, shall not exceed 70%;

(B) if the proceeds of such Loan are to be applied towards Additional CapEx relating to construction, the Borrower shall have delivered to the Facility Agent (for distribution to the Lenders) (i) a budget and schedule for such construction together with a certificate from an Authorized Officer of the Borrower and a nationally recognized independent engineer certifying that, in their opinion, such budget and schedule are reasonable and (ii) a certificate from an Authorized Officer of the Borrower certifying that it is within 17.5% of the aggregate original, certified construction budget; and

(C) the Borrower shall have delivered to the Facility Agent a certificate from the Borrower certifying that it has received all material permits and licenses (including those relating to the regulatory status) necessary to construct, purchase and operate (as applicable) the asset to which the Additional CapEx is to be applied, except for such permits and licenses as are customarily obtained for the applicable undertaking at a later date or not obtainable prior to the date of the certificate in the ordinary course of business;

(e) in the case of a Borrowing Request for Capital Expenditure Loans, if a Lock-Up Event has occurred and is continuing and/or during the occurrence of an Excess Cash Sweep Event (i) the proceeds of such Loans shall be applied toward Base Capital Expenditures, (ii) there is no Distributable Cash Balance which has not been prepaid pursuant to Section 2.03(b)(i)(G) and (iii) the Lock-Up Account has a zero balance; and

(f) the Facility Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.02(a) or Section 2.11(d), as applicable.

Each Borrowing Request submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.03(b), (c), (d) and (e), as applicable, have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower (i) hereby makes to the Agents and the Lenders the Company Representations and the Specified Representations as of the date of the initial Borrowing of the Term Loans (as to itself and each of its Subsidiaries (as applicable)) or, in each case, to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date and (ii) represents and warrants the following matters to the Agents and the Lenders as to itself and each of its Subsidiaries (as applicable), as of the Financial Closing Date and as of the date of each Borrowing or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date.

                                                               SECTION 5.01. Existence, Qualification and Power; Compliance with Laws.  The Borrower, and each of the Operating Companies and, in the case of clause (e) only, each of the other Subsidiaries, of the Borrower, (a) is a Person duly organized or formed, validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its material assets and carry on its business and (ii) in the case of each Loan Party, execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and of each other jurisdiction where its ownership, lease or operation of material Properties or the conduct of its business as now conducted requires such qualification, (d) is in compliance in all material respects with all Laws, orders, writs, injunctions and orders and (e) has all requisite Regulatory Approvals to own its material Properties and operate its business as currently conducted, in the case of the foregoing clauses (c) through (e), except for such matters that could not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 5.02. Binding Effect.  This Agreement and each other Transaction Document has been duly executed and delivered by each Loan Party party thereto.  This Agreement and each other Transaction Document constitute the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

                                                               SECTION 5.03. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of the Merger Agreement and each other Transaction Document and the Merger and the consummation of the transactions contemplated hereby and thereby are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or any of their property is subject or (c) violate any applicable Law, in the case of the foregoing clauses (b) and (c), except for such matters that could not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 5.04. Governmental Authorization; Other Consents.  Other than as specified in Schedule 5.04, there is no Regulatory Approval and there is no approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person that is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower or any other Loan Party of this Agreement or any other Financing Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (b) from and after the Financial Closing Date, for the Merger and the consummation of the other transactions contemplated by the Merger Agreement, or (c) the ability of the Operating Companies to operate their businesses as currently operated, except for (i) the Regulatory Approvals and the other approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) in the case of clause (c) only, those Regulatory Approvals and other approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to result in, with respect to the Financial Closing Date only, an Initial Material Adverse Effect and thereafter, a Material Adverse Effect.

                                                               SECTION 5.05. Taxes.  The income tax of the Borrower and its Subsidiaries is included in a consolidated tax return for U.S. Federal income tax purposes, of which Puget Holdings is the “common parent” (within the meaning of Section 1504 of the Code) of such group.

Each Borrower Group Member has filed all tax returns and reports required to be filed, and has paid all income taxes and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except in each case those (a) which are not yet due and payable, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

                                                               SECTION 5.06. No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to, any material Contractual Obligation, except for any such default which could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 5.07. Financial Statements; No Material Adverse Effect; Indebtedness.

(a) The financial statements furnished pursuant to Section 4.02(m) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby.  As of the date of such financial statements, there has been (i) no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, (ii) no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries (taken as a whole) and (iii) the Borrower and the Operating Companies did not have any material contingent liabilities, material liabilities for Taxes, material and unusual forward or long-term commitments or material and unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Transaction Documents, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Financial Closing Date.

(b) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Financial Closing Date until the Final Maturity Date, copies of which have been furnished to the Facility Agent prior to the Financial Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts and no representation or warranty is made as to the actual attainability of any such forecasts.

(c) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has resulted in or could reasonably be expected to result in, (i) on the Financial Closing Date, an Initial Material Adverse Effect or, (ii) after the Financial Closing Date, a Material Adverse Effect.

(d) No Borrower Group Member has any Indebtedness, other than Indebtedness permitted pursuant to Section 7.03.

                                                               SECTION 5.08. Ranking.  The Financing Documents and the Secured Obligations evidenced thereby rank and will at all times rank at least pari passu with all other senior, secured Indebtedness of the Borrower, whether now existing or hereafter outstanding.

SECTION 5.09. Ownership of Assets.

(a) (i) Each Borrower Group Member owns and (to the extent applicable) has good and defensible title to its material Properties and assets, in each case free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and (ii) each Borrower Group Member has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all material real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted pursuant to Section 7.01, and, in each case, subject to such exceptions, defects and qualifications as do not (x) affect the value of any such properties of such Borrower Group Member in any material respect or (y) affect the use made or proposed to be made of such properties by the Borrower or any such Operating Company in any material respect.

(b) Other than the security interests, if any, granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Security Documents, no Borrower Group Member has pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of its Properties, assets or revenues, other than Liens permitted pursuant to Section 7.01.

                                                               SECTION 5.10. No Other Business.  Prior to the Financial Closing Date, the Merger Sub has not engaged in any business and has not incurred any liabilities other than (a) the exercise of its rights and performance of its obligations under the Merger Agreement and (b) as otherwise not prohibited under the Financing Documents.  From and after the Financial Closing Date, the Borrower has not engaged in any business and has not incurred any liabilities other than (a) directly relating to its direct ownership of PSE and its direct or indirect ownership of the other Operating Companies and Immaterial Subsidiaries and (b) as otherwise not prohibited under the Financing Documents.

                                                               SECTION 5.11. Insurance.  All insurance required to be obtained by the Borrower Group Members pursuant to Section 6.09 has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

                                                                SECTION 5.12. Disclosure.  No report, financial statement, certificate or other written information (including the Information Memorandum) furnished by or on behalf of the Borrower or any of its Subsidiaries to any Agent or any Lender or Interest Rate Hedge Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Transaction Document (as modified or supplemented by other information so furnished) at the time so furnished when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, except as could not reasonably be expected to result in a Material Adverse Effect; provided that with respect to the Projections and any other projected financial information, forecasts, estimates or forward-looking information, the Borrower represents only that such information and materials have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, and no representation or warranty is made as to the actual attainability of any such Projections or forecasts.

                                                               SECTION 5.13. Subsidiaries; Equity Interests.  As of the Financial Closing Date, the Borrower has no other Subsidiaries other than those listed in Schedule 5.13A, and Immaterial Subsidiaries created after the Effective Date. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and all Equity Interests owned by the Borrower are owned free and clear of all Liens except those, if any, created under the Security Documents and Liens permitted by Section 7.01.  As of the Financial Closing Date, Schedule 5.13B (a) sets forth the name and jurisdiction of each such Subsidiary and (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each such Subsidiary, including the percentage of such ownership; provided that the Borrower hereby represents that it owns, directly, 100% of the Equity Interests of PSE other than the Operating Company Preferred Shares outstanding on the Effective Date.

                                                               SECTION 5.14. No Dividend Restrictions.  Except as set forth in Schedule 5.14 or as permitted by this Agreement, there are no contractual restrictions limiting the ability of any Operating Company from making distributions, dividends or other return on capital to the Borrower in an amount sufficient to satisfy the Obligations under the Financing Documents.

                                                               SECTION 5.15. Litigation.  There are no actions, suits, proceedings, disputes or known claims pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, except as described in the Merger Agreement or as set forth in Schedule 5.15, or which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 5.16. Solvency.  Prior to and after giving effect to the transactions contemplated by the Transaction Documents, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

SECTION 5.17. Margin Regulations; Investment Company Act; USA PATRIOT Act; Federal Power Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Borrower Group Member is or, after giving effect to the transactions contemplated hereby, will be an “investment company” as defined in and subject to regulation under the Investment Company Act of 1940.

(c) The making of the Loans and the use of the proceeds thereof shall not violate the Trading With the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and each Borrower Group Member is in compliance with the U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001)) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA PATRIOT Act”).

(d) On and after the Financial Closing Date, the Company is a “holding company” within the meaning of Section 1262(8) of the Public Utility Holding Company Act of 2005 (“PUHCA”) by reason of its direct or indirect ownership of one or more “public-utility companies” within the meaning of Section 1262(14) of PUHCA.  The Company has filed with the Federal Energy Regulatory Commission a notification of its “holding company” status pursuant to 18 C.F.R. § 366.4(a) (2005).  On and after the Financial Closing Date, Company and certain of its subsidiaries qualifies for waiver, pursuant to 18 C.F.R. § 366.3(c), of the PUHCA accounting, record-retention, and filing requirements at 18 C.F.R. §§ 366.21, 366.22, and 366.23, or are otherwise exempt from such requirements pursuant to 18 C.F.R. § 366.3(a).

SECTION 5.18. ERISA Compliance.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.18(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.19. Environmental Compliance.

(a) Except as specified in Schedule 5.19, there are no claims, actions, suits, or proceedings in respect of or affecting the Borrower or any of its Subsidiaries (or any of their respective Properties) alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except as specified in Schedule 5.19, the properties owned, leased or operated by the Operating Companies do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) Except as specified in Schedule 5.19, none of the Operating Companies is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Except as specified in Schedule 5.19, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any of the Operating Companies have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as set forth in Schedule 5.19, and except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Operating Companies has contractually assumed, with a Governmental Authority or otherwise, any liability or obligation under or relating to any Environmental Law.

                                                               SECTION 5.20. Labor Disputes.  No labor dispute with the Borrower or any of its Subsidiaries exists or is imminent that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.21. Affiliate Transactions.

(a) Except as specified on Schedule 5.21 or permitted by Section 7.09, no Borrower Group Member has, directly or indirectly, entered into any transaction since the Signing Date or that is in effect on the Signing Date and that is otherwise permitted hereunder with or for the benefit of any Affiliate.

                                                                SECTION 5.22. The Merger.  The Borrower has heretofore delivered to the Facility Agent a true and complete copy of the Merger Agreement and the Merger Agreement has been duly executed and delivered by each party thereto and is in full force and effect.

                                                               SECTION 5.23. Collateral.  All filings and other actions necessary to perfect the security interest in the Collateral created under the Security Documents have been duly made or taken and are in full force and effect, and the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Permitted Collateral Liens), securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect such security interest have been duly taken.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Liens permitted under Section 7.01.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Effective Date (in the case of covenants applying to the Borrower and only with respect to the covenants set forth in Sections 6.01(e), (f) and (g) and Sections 6.03, 6.05, 6.06, 6.11(b), 6.13, 6.14, 6.15, 6.16 and 6.17, as such covenants pertain solely to the Merger Sub and the Financing Documents) and the Financial Closing Date (in the case of covenants applying to the Borrower Group Members) and in each case for so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder or under any other Financing Document which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of the Operating Companies to:

SECTION 6.01. Financial Statements.  Deliver to the Facility Agent (for prompt further distribution to the Collateral Agent, if applicable, and each Lender):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower or as otherwise earlier required by the Securities and Exchange Commission, from and after the Financial Closing Date, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion by any firm of independent registered public accounting of nationally recognized standing (or any other independent registered public accounting firm acceptable to the Facility Agent in its sole discretion), which report and opinion shall be prepared in accordance with GAAP, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP and (ii) an “income statement variance report” showing the actual experience for the current fiscal year (or portion thereof) against the income statement projections for the current fiscal year (or portion thereof);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower or as otherwise earlier required by the Securities and Exchange Commission, from and after the Financial Closing Date, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the CFO as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, and in any event no less than ninety (90) days after the commencement of each fiscal year of the Borrower from and after the Financial Closing Date, a detailed consolidated budget by fiscal quarter for the following fiscal year (which may be updated as required and including a projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of the CFO stating that such Projections are based on estimates, information and assumptions believed to be reasonable at the time of preparation of the Projections (but no representation shall be made as to the actual attainability of such Projections);

(d) simultaneously with the Projections delivered pursuant to Section 6.01(c), a schedule setting forth the projected Capital Expenditure requirements of the Borrower Group and a comprehensive business plan of the Borrower Group for such period (the “Business Plan”) which schedule of Capital Expenditures and Business Plan shall be accompanied by a certificate of the CFO stating that such schedule and Business Plan have been prepared in good faith and have been delivered (without variance or modification) to the senior management and Board of Directors of the Borrower;

(e) promptly after the same become publicly available, notice of all registration statements, regular periodic reports and press releases filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(f) such other information regarding the Borrower Group Members as the Facility Agent or any Lender may reasonably request for the Facility Agent or such Lender to carry out and be satisfied with the “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act or other checks required to be carried out by local regulatory authorities; and

(g) such other information regarding the Borrower and its Subsidiaries as the Facility Agent may reasonably request and which is reasonably available to the Borrower and its Subsidiaries.

                                                               SECTION 6.02. Compliance Certificate.  Deliver to the Facility Agent (for prompt further distribution to the Collateral Agent), if applicable, and each Lender, (a) concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), a certificate of the CFO (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.14, and (iii) stating whether any change in GAAP applicable to the financial statements or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.02(m) or, if more recent, Section 6.01(a), (and except as described in the financial statements provided pursuant to Section 4.02(m), or Section 6.01(a) or Section 6.01(b)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (b) concurrently with any delivery of financial statements under Section 6.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 7.14 (which certificate may be limited to the extent required by accounting rules or guidelines and in any event shall be limited to Defaults insofar as they may relate to accounting matters).

                                                               SECTION 6.03. Notices.  Promptly after the Borrower has obtained knowledge thereof and in the case of clauses (a) through (d), unless prohibited by applicable Law, notify or deliver to the Facility Agent (for prompt notification or delivery to the Collateral Agent and each Lender):

(a) copies of any written notice received by the Borrower regarding any actual or threatened dispute, litigation, investigation or proceeding with respect to the Borrower or any of its Subsidiaries (or prior to the Financial Closing Date, the Company or any of its Subsidiaries) by or before any court or any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(b) copies of all Material Notices and Material Communications received by the Borrower or any of its Subsidiaries in connection with any material Contractual Obligation or from any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(c) details of (i) the transfer of more than 5% of any Equity Interests of the Borrower or any Borrower Group Member except for any such transfers between Operating Companies or (ii) changes in the composition of the Board of Directors or executive management of the Borrower or any Borrower Group Member (or, prior to the Financial Closing Date, the Company or any of its Subsidiaries); provided that it is the present intention on the Effective Date that the Board of Directors of PSE shall have at least one independent director;

(d) details of any other events or circumstances that results in or would reasonably be expected to result in a Material Adverse Effect; and

(e) any Default or Event of Default.

Each notice pursuant to this Section shall be accompanied by a written statement of an Authorized Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Remedial Plan; Lock-Up Event.

(a) Remedial Plan.  In the event that (x)  the Group FFO Coverage Ratio with respect to a Quarter End Date occurring at least six (6) months following the Financial Closing Date at the end of any Test Period is less than 1.40 to 1.00 or (y) a Cure Right shall have been exercised (each a “Remedial Plan Event”), the Borrower shall prepare and implement a remedial plan (a “Remedial Plan”) in the manner set forth below:

(1)            the Borrower shall, within thirty (30) days of a Remedial Plan Event, deliver to the Lenders a draft Remedial Plan, certified by the CFO, setting forth, in reasonable detail, the reasons for the Remedial Plan Event, the action taken or proposed to be taken by the Borrower in order to achieve a Group FFO Coverage Ratio equal to or greater than 2.05 to 1.00 for following Test Periods, and such other information with respect thereto as any Lender may reasonably request;

(2)           following receipt of the draft Remedial Plan, the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) shall consult in good faith to review the draft Remedial Plan in order to produce a Remedial Plan agreed by both the Borrower and the Facility Agent;

(3)           if within thirty (30) days of receipt of the draft Remedial Plan pursuant to clause (2) above, no agreement has been reached between the Borrower and the Facility Agent, the Facility Agent shall be entitled to commission an independent review (an “Independent Review”) to be undertaken at the Borrower’s sole cost and expense.  The Independent Review shall examine the causes of the Remedial Plan Event and recommend within fifteen (15) days of being commissioned appropriate measures to remedy the Remedial Plan Event having regard to the need for long-term stability for the Borrower Group’s business and shall include full consultation with the Borrower.  The Borrower will cooperate with the person appointed to prepare the Independent Review, including providing such reasonable access to the books, records and personnel of the Borrower Group Members as may be required for these purposes; and

(4)           the Borrower shall within fifteen (15) days of receipt of the Independent Review produce a new draft Remedial Plan reflecting the proposals of the Independent Review.  Upon receipt of the new draft Remedial Plan, it shall become the final Remedial Plan and shall be implemented by the Borrower.

(b) Lock-Up Event.  Subject to Section 2.03(b)(ii), at any time that a Lock-Up Event has occurred, until such time as the Borrower is again permitted to make Restricted Payments in accordance with the terms of Section 7.05(c), all amounts on deposit in the Lock-Up Account shall be applied in accordance with the terms of Section 7.05(d) and the Security Agreement.

(c) Distributable Cash Certificate.  Upon the occurrence and during the continuance of a Lock-Up Event or Excess Cash Sweep Event, the Borrower shall deliver to the Facility Agent on each Calculation Date a certificate of the CFO specifying and certifying the amount of Distributable Cash as of such date.

SECTION 6.05. Compliance with Laws.

(a) Subject to Section 6.07, comply in all material respects with all applicable Laws, including, without limitation, ERISA and the Code and shall from time to time obtain and renew, and shall comply in all material respects with, each material Regulatory Approval as is or in the future shall be necessary for the operation of its business under applicable Laws (except any such applicable Laws and Regulatory Approvals the failure to obtain or the non-compliance with which could not reasonably be expected to result in a Material Adverse Effect).

(b) No Borrower Group Member shall petition, request or take any legal or administrative action that seeks any amendment, supplement or modification of any Regulatory Approval in any material respect unless such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect.  The Borrower shall promptly upon receipt by it or any Operating Company or upon publication furnish to the Facility Agent a copy of each material amendment, supplement or modification to any material Regulatory Approval other than notices given by a Borrower Group Member in the ordinary course of business.  In the case of Regulatory Approvals required in respect of (a) the acquisition under the Merger Agreement, (b) the borrowing of the Facilities, or (c) the granting of collateral, said copies shall be certified by an Authorized Officer of the Borrower.

(c) To the extent permitted by applicable Laws, the Borrower shall and shall cause each Operating Company to issue such notices of transfer and shall take such other actions as the Facility Agent, acting for the benefit of itself and the Lenders, reasonably requests, without undue expense or delay, to secure for the Facility Agent and the Lenders the benefit of each Regulatory Approval upon the exercise of remedies under the Security Documents.

SECTION 6.06. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except as expressly permitted by Section 7.06; and

(b) take all reasonable action to maintain all rights, privileges (including its status as validly existing), permits, licenses and franchises necessary in the normal conduct of its business, except such rights, privileges, permits, licenses or franchise which, if not maintained, could not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 6.07. Compliance with Environmental Laws.  Except as specified in Schedule 5.19 and except, and in each case, to the extent that the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (i) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits reasonably necessary for its operations and properties; and (iii) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by the requirements of all Environmental Laws.

SECTION 6.08. Maintenance of Properties; Ownership of Operating Companies.

(a) Except as contemplated by Schedule 6.08, and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) maintain, preserve and protect all of its material Properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, and

(b) The Borrower shall at all times from and after the Financial Closing Date own, directly, 100% of the Equity Interests of PSE, other than the Operating Company Preferred Shares outstanding as of the Effective Date.

                                                               SECTION 6.09. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (a) the insurance listed on Schedule 6.09, except to the extent that such insurance cannot be obtained or renewed on commercially reasonable terms, and (b) with respect to all of its Properties and assets, as is usually carried by companies engaged in similar business and as is consistent with the prudent operation of its business; provided, however, neither the Borrower nor any Borrower Group Member shall be prohibited from self-insuring to the extent that such self-insurance is consistent with the insurance report delivered pursuant to Section 4.02(j) or is consistent with the prudent operation of its business and companies engaged in similar businesses.

SECTION 6.10. Use of Proceeds.

(a) The Borrower shall use the proceeds from the Term Loans to (i) partially finance the Merger, (ii) repay certain of the outstanding Indebtedness of PSE and the related fees, costs and make-whole premiums, if any, and (iii) pay Transaction Costs.

(b) The Borrower shall use the proceeds from Capital Expenditure Loans to make capital contributions or Intercompany Loans to PSE to fund Utility Capital Expenditures.

SECTION 6.11. Interest Hedging Agreements.

(a) The Borrower shall have entered into and shall thereafter maintain in full force and effect, (i) on or prior to 30 days after the Signing Date, one or more Interest Hedging Agreements (in form and substance reasonably satisfactory to the Facility Agent) having a notional principal amount equal to at least 75% of the aggregate Term Loan Commitments and (ii) on or prior to the date that is 60 days after the incurrence by the Borrower Group (on a consolidated basis) of other long-term Indebtedness, one or more Interest Hedging Agreements (in form and substance reasonably satisfactory to the Facility Agent), having a notional principal amount equal to an amount that after giving effect to (x) such Interest Hedging Agreements, plus (y) all then existing fixed rate long-term Indebtedness, plus (z) the notional principal amount of all other Interest Hedging Agreements of any member of the Borrower Group then in effect, shall equal, in the aggregate, at least 70% of the aggregate amount of the long-term Indebtedness of the Borrower Group (exclusive of revolving credit Indebtedness) following the Financial Closing Date.

(b) The Borrower and the Operating Companies shall not enter into any interest hedging agreements that are not Interest Hedging Agreements or any Interest Hedging Agreements that are not substantially in compliance with the interest hedging protocol set forth in Schedule 6.11(b).

SECTION 6.12. Priority and Application of Cash Distributions.

(a) During any Lock-Up Period in which an Excess Cash Sweep Event has also occurred, the Borrower shall first apply any Cash Distributions to make the prepayment referred to in Section 2.03(b)(i)(F) (Excess Cash Sweep Event) and after such prepayment shall apply any remaining Cash Distributions in accordance with the following clause (b).

(b) During any Lock-Up Period and after making the prepayment required by Section 2.03(b)(i)(F) (Excess Cash Sweep Event), if any such prepayment is required, (i) the Borrower shall remit the proceeds of any Cash Distribution or other distribution (whether in cash, securities or other property) made by a Subsidiary and (ii) the Borrower shall remit the collected credit balance of any bank account or securities account maintained by the Borrower, in each case to and for deposit in the Lock-Up Account, except to the extent restricted by applicable Laws, any Governmental Authority or as set forth in Schedule 5.14.

                                                               SECTION 6.13. Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 6.14. Cooperation.  Perform such acts as are reasonably requested by the Facility Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.  Promptly upon the reasonable request by any Agent, or any Lender through the Facility Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Facility Agent, may reasonably require from time to time in order to (a) subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, and (b) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder.

                                                               SECTION 6.15. Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.16. Transaction Documents; Material Documents.

(a) Perform and observe all of its covenants and obligations pursuant to any material Contractual Obligation to which it is a party or pursuant to which it has any obligations, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(b) Take all reasonable and necessary action to prevent the termination or cancellation of any Transaction Document or other material Contractual Obligation in accordance with the terms of such Transaction Document or other material Contractual Obligation or otherwise (except for, prior to the Financial Closing Date, the Merger Agreement, and for the expiration of any Transaction Document or other material Contractual Obligation in accordance with its terms and not as a result of a breach or default thereunder), except to the extent, in the case of any material Contractual Obligation, that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and

(c) enforce against the relevant party to a material Contractual Obligation (other than the Lenders, Agents or Joint Mandated Lead Arrangers) such covenants of such material Contractual Obligation in accordance with its terms, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 6.17. Maintenance of Ratings.  From and after the Financial Closing Date, maintain monitored public ratings on the Facilities and the Operating Company Facilities from S&P and Moody’s.

                                                               SECTION 6.18. Inspection Rights.  At any reasonable time and from time to time upon reasonable notice (but no more than once at the Borrower’s expense in any fiscal year so long as no Event of Default has occurred and is continuing), permit or arrange for the Facility Agent, to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants (provided that (i) so long as no Event of Default has occurred and is continuing, a representative of the Borrower may be present for any communication with the independent public accountants and (ii) the Borrower reserves the right to restrict access to any generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower or any of its Subsidiaries).

                                                                SECTION 6.19. Capital Expenditures.  The Borrower shall fund Capital Expenditures of the Borrower Group from loans made by the Borrower to the Operating Companies which loans must rank pari passu with senior unsecured Indebtedness at such Operating Company, except to the extent the making of such loans, in the reasonable opinion of the Borrower, would be reasonably likely to have an adverse impact on (a) any of such Operating Company’s Regulatory Approvals (or any applications for or renewals thereof), (b) such Operating Company’s standing with any applicable regulatory agency, (c) the ability of such Operating Company to achieve debt-to-equity ratios consistent with those of similarly situated companies or otherwise determined to be desirable by the Borrower in the conduct of such Operating Company’s business or (d) the rating of any of such Operating Company’s indebtedness or the ability of such Operating Company to obtain credit in the ordinary course of its business.

ARTICLE VII

NEGATIVE COVENANTS

With respect to the covenants set forth in Section 7.08(c) from and after the Effective Date, and with respect to all other covenants in this Article VII, from and after the Financial Closing Date, and in each case for so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder or under any other Financing Document which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of the Operating Companies, to:

SECTION 7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its material Property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens for the benefit of the Secured Parties pursuant to any Financing Document and, with respect to PSE only, Liens in respect of cash collateral arrangements for letters of credit issued under the Operating Company Credit Agreement;

(b) (i) Liens existing on the Effective Date and listed on Schedule 7.01(b) or (ii) Liens securing any Existing Indebtedness contemplated by clause (b) of the definition thereof; provided, in the case of this clause (ii), that such Lien shall apply only to Property (whether now owned or after-acquired) of a type that is subject to a Lien securing the corresponding Existing Indebtedness referred to in clause (a) of the definition thereof (including the proceeds thereof) and shall not extend to any other Property;

(c) Liens for taxes, assessments or governmental charges imposed on the Borrower or any Subsidiary or any of their property by any Governmental Authority which are not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, to the extent required by and in accordance with GAAP;

(d) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors, statutory Liens of landlords or other like Liens arising in the ordinary course of business which secure amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by and in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) required to secure performance bids, tenders, trade contracts, performance bonds, statutory obligations, leases, government contracts, surety and appeals bonds, indemnity, performance or other similar bonds in connection with judicial or administrative proceedings and other obligations of a like nature (exclusive of obligations for borrowed money);

(f) easements, rights-of-way, licenses, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Borrower Group Member;

(g) Liens securing judgments that do not involve any risk of forfeiture of any assets of any of the Operating Companies or any Transaction Document that do not exceed $50,000,000 in the aggregate and that within ten (10) days are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP for the payment of money not constituting an Event of Default under Section 8.01(i);

(h) Liens securing payment of Tax-Free Debt and credit enhancement obligations related to such Tax-Free Debt; provided that (i) any claims in respect of the principal balance of the obligations being secured thereby shall not exceed $250,000,000 at any time, and (ii) each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(i) Liens for purchase money security interests or Capitalized Leases which are secured solely by the assets acquired (and proceeds and products thereof), up to $40,000,000 in the aggregate; provided that such Lien arises prior to or within 60 days after such acquisition or the incurrence of such Capital Lease;

(j) zoning, building and other generally applicable land use restrictions, which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any of the Operating Companies;

(k) licenses of intellectual property entered into in the ordinary course of business;

(l) Liens that have been placed by a third party on the fee title of leased real property or property over which any Borrower Group Member has easement rights, and subordination or similar agreements relating thereto;

(m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower Group Member arising in the ordinary course of business from netting services, overdraft protection, Cash Management Obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts;

(n) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignments or similar arrangements entered into in the ordinary course of business;

(p) Liens on (i) insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto permitted under Section 7.03(m), (ii) dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies, (iii) rights which may arise under state insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.03(m) and (iv) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business; provided, however, that claims in respect of such Liens shall not exceed $5,000,000 at any time;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with the laws of the State of Washington;

(s) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition (or on such Person’s assets) prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary (other than the proceeds of such property or assets), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien, together with any other Liens incurred pursuant to this paragraph (s) shall not secure Indebtedness or other obligations in excess of $50,000,000 in the aggregate; and

(t) other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $25,000,000 at any time;

provided that notwithstanding any of the foregoing to the contrary, other than pursuant to paragraphs (a), (d), (e), (m), (n) and (p) above, the Borrower shall not agree to the imposition of any Lien upon the Collateral.

SECTION 7.02. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions (other than Collateral constituting Equity Interests in PSE) in the ordinary course of business (including Dispositions of obsolete or worn out or surplus property no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries);

(b) Dispositions of assets and businesses specified on Schedule 6.08 or expected to be sold or terminated under the Business Plan most recently delivered to the Facility Agent prior to the Signing Date;

(c) Dispositions of Investments in Cash Equivalents;

(d) Dispositions of assets which individually or in the aggregate are less than 15% of the Consolidated Tangible Net Assets as of the Effective Date and for which no less than 80% of the proceeds received therefor are in cash or Cash Equivalents;

(e) Dispositions constituting a Lien permitted pursuant to Section 7.01;

(f) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower;

(g) Dispositions of assets in connection with any transaction permitted by Section 7.05;

(h) assignments and licenses of intellectual property or other intangibles of the Borrower Group Members in the ordinary course of business;

(i) any Disposition of any asset or interest therein in exchange for utility plant, equipment or other utility assets (other than notes or other obligations) in each case equal to the fair market value (as determined in good faith by the Borrower) of such asset or interest therein; provided, however, that the fair market value of any such assets or interests Disposed of under this paragraph (i) shall not exceed $5,000,000 in the aggregate in any fiscal year; and

(j) other Dispositions, in one transaction or a series of related transactions, resulting in Net Cash Proceeds not exceeding $10,000,000 in the aggregate in any fiscal year;

provided that any Disposition of any property pursuant to this Section 7.02 shall be for no less than the fair market value of such property at the time of execution of the relevant agreement with respect to such Disposition and taxes due with respect to such Dispositions shall be substantially contemporaneously paid (or reserved for future payment) out of the proceeds from such Disposition.

SECTION 7.03. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of the Borrower under the Financing Documents not to exceed an outstanding principal amount of $2,425,000,000 plus any Incremental Loans, not to exceed $750,000,000 and (ii) Indebtedness of PSE under the Operating Company Financing Documents in an aggregate amount not to exceed an outstanding principal amount of $1,150,000,000 plus incremental loans under the Energy Hedging Facility (as defined in the Operating Company Credit Agreement) not to exceed $175,000,000;

(b) Existing Indebtedness;

(c) (i) Indebtedness incurred by the Borrower in respect of Interest Hedging Agreements or (ii) Indebtedness incurred by PSE in respect of Interest Hedging Agreements or Other Hedging Agreements not for speculative purposes and to the extent permitted by the Operating Company Financing Documents;

(d) Indebtedness constituting Investments permitted by Section 7.04(d);

(e) Indebtedness incurred by PSE consisting of commercial paper issuances to fund the working capital of the Borrower Group in an aggregate principal amount not to exceed, together with amounts outstanding under the “Liquidity Facility” (as defined in the Operating Company Credit Agreement), $400,000,000;

(f) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes an Operating Company, or Indebtedness attaching to assets that are acquired by any Borrower Group Member, in each case pursuant to a Permitted Acquisition after the Financial Closing Date, in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding for all such Indebtedness under this paragraph (f), provided that (x) such Indebtedness existed at the time such Person became an Operating Company or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by any Borrower Group Member (other than by any such person that so becomes an Operating Company or that acquires such assets), and (ii) any replacements, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided, that such replaced, refunded, renewed or extended Indebtedness satisfies the definition of Permitted Refinancing Indebtedness as if such definition were applicable to such Indebtedness;

(g) Indebtedness arising from Capitalized Leases or with respect to purchase money security interests in an aggregate principal amount not exceeding $40,000,000 at any one time outstanding;

(h) Indebtedness arising from the deferred purchase price of property or services in an aggregate principal amount not exceeding $15,000,000 at any one time outstanding;

(i) Indebtedness under or reimbursement obligations in respect of letters of credit and bankers acceptances issued for performance, surety, appeal or indemnity bonds or with respect to workers’ compensation claims, insurance or statutory obligations, in each case incurred in the ordinary course of business in an aggregate principal amount not exceeding $100,000,000 at any one time outstanding;

(j) Indebtedness arising from netting services, overdraft protection, Cash Management Obligations and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;

(k) Permitted Refinancing Indebtedness;

(l) Tax-Free Debt in an aggregate amount not to exceed $250,000,000;

(m) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to Borrower or any Operating Company of Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and, in any event, not in excess of $5,000,000 at any time;

(n) Indebtedness arising from agreements providing for indemnification, holdbacks, working capital or other purchase price adjustments, earn-outs, non-compete agreements, deferred compensation or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of any Borrower Group Member pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions permitted under Section 7.02;

(o) other Indebtedness incurred by PSE (x) under the First Mortgage Bond Documents or (y) pursuant to the issuance of Hybrid Debt Securities  (and, in the case of each of clauses (x) and (y), any refinancing thereof incurred in accordance with the definition of “Permitted Refinancing Indebtedness”, except that the terms of such refinanced Indebtedness may permit make-whole payments and call premiums) to repay Operating Company Capital Expenditure Loans in an aggregate principal amount not exceeding $500,000,000 in any fiscal year after the Financial Closing Date plus 100% of any unused amounts from the prior fiscal years after the Financial Closing Date, such amount to be adjusted, with respect to the fiscal year in which the Financial Closing Date occurs, on a pro rata basis for the number of days remaining in such fiscal year since the  Financial Closing Date;

(p) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above;

(q) (i) other Indebtedness incurred by PSE between the date of the Merger Agreement and the Financial Closing Date in the ordinary course of business in an amount not to exceed $50,000,000 in the aggregate and any Permitted Refinancing Indebtedness thereof, and (ii) other Indebtedness incurred after the Financial Closing Date in an aggregate amount not to exceed $25,000,000 at any time; and

(r) Planned Indebtedness and any Permitted Refinancing Indebtedness thereof.

SECTION 7.04. Investments.  Make or hold any Investments, except:

(a) Investments by the Borrower or an Operating Company in cash and Cash Equivalents;

(b) Investments in Interest Hedging Agreements;

(c) Investments by PSE or any other Operating Companies in Other Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(d) Intercompany Loans from the Borrower to any Operating Company or from PSE to its Subsidiaries which are Operating Companies;

(e) Equity Interests in (x) Subsidiaries in existence on the date hereof, (y) Operating Companies acquired or created after the Financial Closing Date  in connection with Permitted Acquisitions, and (z) Subsidiaries consisting of Immaterial Subsidiaries;

(f) the Merger;

(g) Permitted Acquisitions;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and supplies, in each case in the ordinary course of business;

(i) extensions of trade credit in the ordinary course of business;

(j) Investments made as a result of the receipt of non-cash consideration from a Disposition in compliance with Section 7.02;

(k) Investments made by any Person that becomes a Subsidiary after the date hereof; provided that such Investment exists at the time such Person becomes a Subsidiary and are not made in contemplation of or in connection with such Person becoming a Subsidiary;

(l) loans and advances made in the ordinary course of business to their respective employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (excluding temporary advances in the ordinary course of business) shall not exceed $3,000,000;

(m) Investments existing on the date hereof and identified on Schedule 7.04(m); and

(n) in addition to Investments permitted by clauses (a) through (m) above, additional Investments so long as the aggregate amount invested, loaned or advanced pursuant to this clause (n) does not exceed $10,000,000 in the aggregate at any time outstanding.

SECTION 7.05. Restricted Payments; Lock-Up Account.  Declare or make, directly or indirectly, any Restricted Payment; provided, however that

(a) each Operating Company may declare and make Restricted Payments to the Borrower and to another Borrower Group Member so long as such Restricted Payments are declared and paid ratably to the shareholders, partners and other equity holders of such Borrower Group Member;

(b) the Borrower may declare and make Restricted Payments in cash (provided that, from and after the first Quarter End Date occurring at least six (6) months after the Financial Closing Date, such payments may only be made once following the end of each Test Period and on a date that is at least seven (7) Business Days and not more than fifteen (15) Business Days following a Calculation Date (such date, a “Restricted Payment Date”)), subject to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:

(i) no Default shall have occurred and be continuing and no Default shall occur as a result of making such Restricted Payment;

(ii) from and after the first Quarter End Date occurring at least six (6) months after the Financial Closing Date, at the time of such Restricted Payment, and after giving effect thereto (and to any concurrent incurrence of Indebtedness), (A) the Group FFO Coverage Ratio as at such Quarter End Date is equal to or greater than 1.50 to 1.00 for the Test Period ending on such Quarter End Date and (B)  the Group FFO Leverage Ratio (expressed as a percentage) as at such Quarter End Date is equal to or greater than 8.25%, for the Test Period ending on such Quarter End Date; in the event that any of the conditions set forth in this clause (ii) shall fail to be satisfied as at the end of any Test Period, a “Lock-Up Event” shall have occurred; provided, for the avoidance of doubt, that the conditions set forth in this clause (ii) shall not be applicable at any time prior to the conclusion of the first Test Period; and

(iii) the Borrower shall have provided the Facility Agent with a certificate of an Authorized Officer of the Borrower certifying that the Borrower Group is in compliance with the provisions of the preceding clauses (i) and (ii).

(c) Notwithstanding the foregoing, if a Lock-Up Event shall have occurred as of any Quarter End Date, the Borrower shall not declare or make any Restricted Payment (other than for the payment of taxes by the Parent, Parent Holdco (to the extent such Person is not Puget Holdings) or Puget Holdings in accordance with the proviso following clause (e) below) until the first Restricted Payment Date after which the Borrower shall have satisfied each of the conditions set forth in the foregoing clause (b)(ii) as of two consecutive Quarter End Dates following the occurrence of such Lock-Up Event, the conditions in clause (e) below and all of the other requirements of this Section 7.05 are satisfied (the period during which the Borrower may not declare or make any Restricted Payment pursuant to this sentence is referred to as a “Lock-Up Period”); provided, for the avoidance of doubt, that the provisions set forth in this clause (c) shall not be applicable at any time prior to the conclusion of the first Test Period;

(d) During the Lock-Up Period, the Borrower may withdraw or otherwise apply amounts in the Lock-Up Account only for (i) Base Capital Expenditures, (ii) Borrower’s administrative expenses and (iii) other items consented to by the Majority Lenders; provided, however, the Borrower shall not be permitted to withdraw or otherwise apply amounts from the Lock-Up Account for Base Capital Expenditures if, on the date of such withdrawal or application, there is a positive Distributable Cash Balance; and

(e) Notwithstanding any provision of this Agreement to the contrary, if the Borrower borrowed any Capital Expenditure Loans during any Lock-Up Period or during any period that the Borrower was required to make prepayments of Excess Cash pursuant to Section 2.03(b)(i)(F), the Borrower shall not be permitted to make any Restricted Payments until such Capital Expenditure Loans have been repaid in full;

provided, however, that notwithstanding any provision in any of the Financing Documents, the Borrower Group may distribute cash and pay amounts to Puget Holdings, Parent Holdco (to the extent such Person is not Puget Holdings) or the Parent at all times and from time to time to enable Puget Holdings, Parent Holdco (to the extent such Person is not Puget Holdings) or the Parent to make all tax payments related to the operations and/or income of the Borrower Group.

                                                               SECTION 7.06. Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except for (a) Permitted Acquisitions, (b) Dispositions permitted under Section 7.02, (c) the consummation of the Merger, (d) the liquidation or dissolution of any Immaterial Subsidiary and (e) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (i) the merger, amalgamation or consolidation of any Operating Company into or with the Borrower in a transaction in which the Borrower is the surviving corporation, and (ii) the merger, amalgamation or consolidation of any Operating Company into or with any other Operating Company or the liquidation or dissolution of any Operating Company (other than PSE) into any other Operating Company; provided, however, that in any merger or amalgamation or consolidation involving PSE or any liquidation or dissolution of any Operating Company into PSE, PSE shall be the surviving corporation.

SECTION 7.07. Operating Leases

.           Enter into any operating lease as lessee except to the extent that, after giving effect thereto, the net present value of remaining lease payments required to be made by the Borrower Group Members under all operating leases entered into by the Borrower Group Members on and after the Financial Closing Date would not exceed $200,000,000.

SECTION 7.08. Nature of Business.

(a) Engage in any line of business substantially different from those lines of business conducted by the Borrower Group Members on the Signing Date or in connection with any Permitted Acquisition or any business reasonably related or ancillary thereto.

(b) In the case of the Borrower from and after the Financial Closing Date, conduct, transact or otherwise engage in any business or operations other than those reasonably related to (A) its ownership of the Equity Interests of its Subsidiaries, (B) the maintenance of its legal existence, (C) the performance of the Financing Documents and the other Transaction Documents, and (D) any transaction that the Borrower is expressly permitted to enter into or consummate under this Agreement.

(c) In the case of the Borrower only, prior to the Financial Closing Date, conduct, transact or otherwise engage in any business or operations, including without limitation, incurring any Indebtedness, creating, incurring or suffering to exist any Liens on any of its Properties, assets or revenues, make any Investment (other than in Cash Equivalents) or make any Restricted Payment, other than to the extent required by or incidental to the performance of the Financing Documents and the other Transaction Documents, and any transaction that the Borrower is expressly permitted to enter into or consummate under this Agreement.

(d) Terminate or amend, waive, modify or supplement any of the provisions of its Organizational Documents or consent to any such termination, amendment, waiver, modification or supplement, unless any of the foregoing actions could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.09. Transactions with Affiliates; Affiliate Services Agreements.

(a) Enter into any transaction of any kind with any Affiliate (including Affiliate Service Agreements), whether or not in the ordinary course of business, other than (i) on terms substantially as favorable to the Borrower Group Member as would be obtainable by such Borrower Group Member at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) Intercompany Loans to the extent permitted under Section 7.03, (iii) as approved or required by any Governmental Authority or as required by applicable Law, and (iv) the payment of Management Fees permitted by clause (b) below.

(b) Pay any Management Fees or enter into or permit to exist any agreement or arrangement for the payment of Management Fees, unless such fees are expressly subordinated to the Facilities on the terms set forth in Exhibit I or with respect to the Parent, on terms set forth in Section 13 of the Parent Guarantee, if such Parent Guarantee is in full force and effect.

                                                               SECTION 7.10. Subsidiaries.  Except as in existence on the Effective Date or acquired or formed in connection with a Permitted Acquisition pursuant to Section 7.04(g), (a) create, acquire or permit to exist any Subsidiary, except for Immaterial Subsidiaries and wholly-owned Subsidiaries formed to make Utility Capital Expenditures, (b) become a general or limited partner in any partnership or a joint venturer in any joint venture except with any other Borrower Group Member, (c) acquire any Equity Interest in or make any capital contribution to any Person, (d) enter into any profit-sharing or royalty agreement or other similar arrangement whereby the Borrower Group Member’s, income or profits are or might be shared with any other Person, (e) enter into any material management contract or material similar arrangement whereby a material portion of such Borrower Group Member’s business or operations are managed by any other Person (except the Borrower or a wholly-owned Borrower Group Member), other than in each case as expressly contemplated by the Transaction Documents, (f) permit any Subsidiary that is a wholly-owned Subsidiary on the Effective Date to become a Subsidiary that is not wholly-owned (other than in connection with a Disposition permitted by Section 7.02), or (g) permit any Immaterial Subsidiary to take any action that would result in such Immaterial Subsidiary ceasing to be an Immaterial Subsidiary and becoming an Operating Company if such action would not be permitted hereunder if such Immaterial Subsidiary were an Operating Company immediately prior to the taking of such action.

                                                               SECTION 7.11. Accounting Changes.  Make any change in its fiscal year except to the extent required by applicable Law and/or GAAP.  In such event, the Borrower may, upon written notice to the Facility Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Facility Agent, in which case, the Borrower and the Facility Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year arising as a result of such change in applicable Law.

                                                                SECTION 7.12. Restrictive Agreements.  Directly or indirectly, enter into, or incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower Group Member to create, incur or permit to exist any Lien upon any of its material Property or assets (except as permitted under Section 7.01), or (b) the ability of any wholly-owned Subsidiary to pay dividends or other distributions with respect to, or to return capital in respect of its common Equity Interests or to make or repay loans or advances to any Borrower Group Member or to Guarantee Indebtedness of any Borrower Group Member; provided that the foregoing shall not apply to

(i) prohibitions, restrictions and conditions imposed by applicable Laws, any Governmental Authority or this Agreement;

(ii) prohibitions, restrictions and conditions identified on Schedule 5.14 or otherwise resulting from or relating to Existing Indebtedness (without amendment, modification or waiver, other than in connection with Permitted Refinancing Indebtedness);

(iii) provisions of the type described in clause (a) above imposed by the holder of any Lien permitted by Section 7.01(d), (e), (h), (i), (m), (n), (r) and (s)  but solely with respect to the property purported to be encumbered by such Lien;

(iv) any agreement in effect at the time any Person becomes a Subsidiary pursuant to a Permitted Acquisition and not in contemplation of, or in connection with, such Person becoming a Subsidiary and only relating to or in connection with the Property or assets of such Person (and any extensions, renewals, or replacements of such agreement so long as any restrictions and conditions in such extended, renewed or replaced agreement are not more restrictive than the applicable original agreement or extend to additional Property);

(v) customary restrictions and conditions contained in agreements relating to any Disposition of any asset or property; provided that such restrictions and conditions only apply to the asset or property to be sold, assigned or transferred and such sale, assignment or transfer is permitted by Section 7.02; and

(vi) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

SECTION 7.13. Abandonment.  Abandon any of its businesses, other than (a) pursuant to a transaction permitted by Section 7.02(b) and (b) dormant companies acquired in connection with the Merger.

SECTION 7.14. Certain Financial Covenants.

(a) Group FFO Coverage Ratio.  The Borrower will not permit the Group FFO Coverage Ratio at the end of any Test Period to be less than 1.30 to 1.00.

(b) Debt Service Coverage Ratio.  The Borrower will not permit the Debt Service Coverage Ratio at the end of any Test Period to be less than 1.20 to 1.00.

(c) Group FFO Leverage Ratio.  The Borrower will not permit the Group FFO Leverage Ratio (expressed as a percentage) at the end of any Test Period to be less than 7.125%, in respect of any Test Period.

                                                               SECTION 7.15. Existing Indebtedness.  Prepay, prior to the stated maturity thereof, any Indebtedness of the Borrower or any Subsidiary listed on Schedule 7.03(b) or otherwise constituting Existing Indebtedness, unless such prepayment is required by (i) applicable Law, (ii) any Governmental Authority, (iii) the terms of such contractual obligations or (iv) is consented to by the Majority Lenders (or is otherwise contemplated in Schedule 7.03(b)); provided that this Section 7.15 shall not restrict any Permitted Refinancing Indebtedness in respect of Existing Indebtedness.

                                                               SECTION 7.16. Preservation of Rights.  Assign, cancel, terminate, waive any material default under, material breach of or material right under, or materially amend, supplement or modify or give any material consent under (including any consent or assignment of), any Transaction Document or material Contractual Obligation, except, other than in the case of any Transaction Document, to the extent that any such action would not reasonably be expected to result in a Material Adverse Effect.

                                                               SECTION 7.17. Equity Issuance.  Make any Equity Issuance that would result in Puget Holdings, Parent Holdco (to the extent such Person is not Puget Holdings) the Parent, the Borrower and the Subsidiaries not being a consolidated tax group for U.S. Federal income tax purposes of which Puget Holdings is the “common parent” (within the meaning of Section 1504 of the Code).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01. Events of Default.  The occurrence of any of the following from and after the Financial Closing Date shall constitute an “Event of Default”:

(a) Non-Payment.  The Borrower fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or (ii) any interest on any Loan or any other amount payable hereunder or with respect to any other Financing Document, in each case to the extent that any such interest or other amount is not paid within three (3) Business Days after the same becomes due; or

(b) Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(e), Section 6.06(a), Section 6.18, Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08(c), Section 7.12, Section 7.13, Section 7.14 or Section 7.15; or

(c) Other Defaults.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Financing Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof to the Borrower by the Facility Agent or the Borrower having knowledge thereof; provided that if such failure is capable of remedy but by its nature cannot reasonably be cured within such period, the Borrower shall have such additional time not exceeding an additional sixty (60) days as may be necessary to cure such failure so long as the Borrower is proceeding diligently to cure such failure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect; or

(d) Representations and Warranties.  Any representation, warranty or certification made or deemed made by or on behalf of any Loan Party herein, in any other Financing Document or in any document required to be delivered in connection herewith or therewith shall be untrue or misleading in any material respect when made or deemed made; provided that such misstatement shall not constitute an Event of Default if such condition or circumstance (i) is subject to cure, (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement within sixty (60) days after the earlier of (A) notice of such default from the Facility Agent and (B) the Borrower having knowledge thereof, and (iii) such cure period could not reasonably be expected to result in a Material Adverse Effect; or

(e) Cross-Default.  The Parent or any Borrower Group Member (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than $50,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs and continues beyond the applicable grace period, if the effect of such failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that clause (ii) shall not apply to any secured Indebtedness that becomes due as a result of the Disposition of any property or assets securing such Indebtedness, if such Disposition is permitted pursuant to Section 7.02 and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc.  The Parent or any Borrower Group Member institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person that continues undischarged or unstayed for sixty (60) calendar days; or

(g) Illegality of Financing Documents.  The Financing Documents or any material provision of any Financing Document, (i) is declared in a final non-appealable judgment to be illegal or unenforceable, (ii) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course) and not related to any default hereunder, or (iii) is (including the enforceability thereof) expressly terminated or repudiated by any Loan Party or any other Borrower Group Member; or

(h) Material Qualification of Accounts.  At any time, any financial statements to be delivered pursuant to Section 6.01 shall be qualified by the auditors and such qualification could reasonably be expected to result in a Material Adverse Effect; or

(i) Judgments.  There is entered against the Parent or any Borrower Group Member a final judgment or order (other than a judgment or order for a rate refund) for the payment of money in an aggregate amount exceeding $50,000,000 and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(j) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(k) Inability to Pay Debts; Attachment.  (i) The Parent or any Borrower Group Member becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of the Borrower Group, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(l) Security Documents.  (i) Any Security Document after delivery thereof shall for any reason cease to create a valid and perfected Lien, with the priority required by the Security Documents, on and security interest in any material portion of the Collateral purported to be covered thereby, or any Loan Party shall so assert in writing, or (ii) any of the Equity Interest of the Borrower or PSE ceasing to be pledged pursuant to the Pledge Agreement or Security Agreement, as applicable, free of Liens other than Liens created by the Pledge Agreement or Security Agreement, as applicable, or any other Liens permitted under Section 7.01, or any Loan Party shall so assert in writing; or

(m) Material Contract or Lease.  The termination, transfer, revocation or modification of any license, leases or material contracts to which any Borrower Group Member is a party the result of which could reasonably be expected to result in a Material Adverse Effect and such termination, transfer, revocation or modification remains in effect for a period of more than thirty (30) days after the occurrence thereof.

SECTION 8.02. Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Facility Agent may, and at the request of the Majority Lenders shall, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Financing Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Financing Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Facility Agent or any Lender, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

                                                                SECTION 8.03. Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received from the Collateral Agent pursuant to Section 4.05 of the Collateral Agency Agreement on account of the Obligations owed to the Agents and the Lenders shall be applied by the Facility Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Facility Agent in its capacity as such (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably in proportion to the amounts described in this clause First then payable;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and the Cash Management Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them and the amount of cash required to be so deposited to such account;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Facility Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Facility Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law;

provided that with respect to any amounts payable in respect of principal of the Loans, amounts shall be allocated ratably to the repayment of the Term Loans and the Capital Expenditure Loans.

SECTION 8.04. Equity Investors’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrower fails to comply with the requirement of the covenants set forth in Section 7.14, until the expiration of the tenth day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01(a) or (b), as applicable, any of the Equity Investors (including any Person becoming an Equity Investor as a result of such equity investment) shall have the right to make a direct or indirect equity investment in the Borrower in cash (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such Person, the “Cure Amount”), the Borrower shall prepay (x) an aggregate amount of the Term Loans and Capital Expenditure Loans (on a pro rata basis) in an amount equal to the Cure Amount, (y) Group FFO and Cash Available for Borrower Debt Service, as applicable, for the most recently ended fiscal quarter for the applicable Test Period shall be increased by an amount equal to the Cure Amount and (z) the covenants set forth in such Section shall be recalculated, as if such prepayment occurred immediately prior to the commencement of the applicable Test Period; provided that such recalculation shall be solely for the purpose of determining the existence of a Default or an Event of Default under the covenants set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Financing Document.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 7.14 during such Test Period (including for purposes of Section 4.03), the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured.  Notwithstanding any provision of this Section 8.04 to the contrary, (i) there shall be no more than two (2) fiscal quarters (and no more than one (1) fiscal quarter for any period of consecutive fiscal quarters) in which a Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenants set forth in Section 7.14.

ARTICLE IX

FACILITY AGENT AND OTHER AGENTS

SECTION 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby appoints Barclays Bank PLC as the Facility Agent hereunder and irrevocably appoints, designates and authorizes the Facility Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Financing Document, the Facility Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Facility Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Facility Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Financing Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders hereby authorizes the Facility Agent, acting on its behalf, to appoint Barclays Bank PLC as the Collateral Agent under and pursuant to the terms of the Collateral Agency Agreement.

                                                               SECTION 9.02. Delegation of Duties.  The Facility Agent may execute any of its duties under this Agreement or any other Financing Document (including, if applicable, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings, such sub-agents as shall be deemed necessary by the Facility Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Facility Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

                                                               SECTION 9.03. Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower, any Subsidiary or any officer thereof, contained herein or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Facility Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Loan Party or any other party to any Financing Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of the Borrower, any Subsidiary or any Affiliate thereof.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Financing Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of the Majority Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Facility Agent shall have received notice from such Lender prior to the proposed Financial Closing Date (or such earlier date on which the approval of the Facility Agent may be required) specifying its objection thereto.

                                                               SECTION 9.05. Notice of Default.  The Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Facility Agent for the account of the Lenders, unless the Facility Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Facility Agent will notify the Lenders of its receipt of any such notice.  The Facility Agent shall take such action with respect to any Event of Default as may be directed by the Majority Lenders in accordance with Article VIII; provided that unless and until the Facility Agent has received any such direction, the Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

                                                               SECTION 9.06. Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower Group, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

                                                               SECTION 9.07. Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Facility Agent (to the extent the Facility Agent is required to be but is not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata (at the time such indemnity is sought), and hold harmless the Facility Agent from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to the Facility Agent of any portion of such Indemnified Liabilities resulting from the Facility Agent’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Financing Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Facility Agent upon demand for its ratable share (determined at the time such reimbursement is sought) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that the Facility Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Facility Agent.

                                                               SECTION 9.08. Agents in Their Individual Capacities.  Barclays Bank PLC and its Affiliates may make loans to, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Barclays Bank PLC were not the Facility Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Barclays Bank PLC or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that the Facility Agent shall be under no obligation to provide such information to them.

                                                               SECTION 9.09. Successor Agents.  The Facility Agent may resign as the Facility Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Facility Agent resigns under this Agreement, the Majority Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the occurrence and continuance of a Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Facility Agent, the Facility Agent may appoint, after consulting with the Lenders and subject to the consent of the Borrower as provided for above, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Facility Agent and the term “Facility Agent,” shall mean such successor Facility Agent, and the retiring Facility Agent’s appointment, powers and duties as the Facility Agent shall be terminated.  After the retiring Facility Agent’s resignation hereunder as the Facility Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement.  If no successor agent has accepted appointment as the Facility Agent by the date which is thirty (30) days following the retiring Facility Agent’s notice of resignation, the retiring Facility Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Facility Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Facility Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Facility Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under the Financing Documents.  After the retiring Facility Agent’s resignation hereunder as the Facility Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Facility Agent.

                                                              SECTION 9.10. Facility Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Facility Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Facility Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Facility Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Facility Agent and their respective agents and counsel and all other amounts due the Lenders and the Facility Agent under Section 2.06 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Facility Agent and, in the event that the Facility Agent shall consent to the making of such payments directly to the Lenders, to pay to the Facility Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Facility Agent under Section 2.06 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Facility Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Facility Agent to vote in respect of the claim of any Lender in any such proceeding.

                                                               SECTION 9.11. Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as “joint bookrunner,” “arranger,” “syndication agent,” “documentation agent,” “Co-Syndication Agent” or “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

                                                               SECTION 10.01. Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders (or by the Facility Agent acting on the written instructions of the Majority Lenders) and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01, Section 4.02 or Section 4.03 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.04 or Section 2.05, or waive an Event of Default under Section 8.01(a), without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any fees (including fees set forth in Section 2.06 or other amounts payable hereunder or under any other Financing Document), or extend, postpone or waive the date upon which any fees are to be paid, without the written consent of each Lender directly affected thereby;

(d) change any provision of this Section 10.01, the definition of “Majority Lenders” or Section 2.03(d), Section 2.09(a), Section 2.09(g), or Section 2.10 without the written consent of each Lender affected thereby; or

(e) release all or any material portion of the Collateral in any transaction or series of related transactions or release or limit the liability of Parent under the Parent Guarantee (if the Parent Guarantee is required to be in effect), without the written consent of each Lender (other than in accordance with the terms of the Security Documents);

provided further that (x) no Borrower Affiliate shall be entitled to a vote on any  of the matters specified in the foregoing clauses (a) through (e), and (y) no amendment, waiver or consent shall, unless in writing and signed by the Facility Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Facility Agent under this Agreement; provided, further, however, that no amendment, waiver or consent of any Macquarie Affiliate that holds any Loans or Commitments (a “Lender Side Person”) shall be effective (i) except with respect to Loans and Commitments not in excess of $50,000,000 in the aggregate at any time and (ii) unless each such Person has in place a Wall between such Lender Side Person and any Persons authorized to take action on behalf of the Borrower (such Persons, “Borrower Side Persons”) such that information is not shared between a Lender Side Person and Borrower Side Persons (other than on arm’s-length, third party terms) and decisions of Lender Side Persons are made, and actions taken, independent of considerations of Borrower Side Persons.  For purposes of the preceding sentence, “Wall” shall mean with respect to any Lender Side Person and Borrower Side Person, such Persons (i) do not have interlocking officers, directors or employees, (ii) have separate offices and information systems such that a Lender Side Person does not have access to non-public information in the possession of a Borrower Side Person (and vice versa), (iii) have a formalized process or procedure prohibiting the disclosure of non-public information to the other such Person.  A Lender Side Person shall provide reasonable evidence of the Wall upon the reasonable request of a Lender or the Facility Agent.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Financing Document shall be in writing (including by facsimile transmission or electronic mail).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(1) if to the Borrower, any Subsidiary, the Facility Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(2) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Lender on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Lender in a notice to the Borrower and the Facility Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Facility Agent pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures.  Financing Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each party to Financing Document.

(c) Reliance by Agents and Lenders.  The Facility Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct, in accordance with Section 10.05.  All telephonic notices to the Facility Agent may be recorded by the Facility Agent and each of the parties hereto hereby consents to such recording.

                                                               SECTION 10.03. No Waiver; Cumulative Remedies.  No failure by any Lender or the Facility Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

                                                               SECTION 10.04. Attorney Costs and Expenses.  The Borrower agrees (a) to pay or reimburse the Agents and the Joint Mandated Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, due diligence, negotiation, syndication and execution of this Agreement and the other Financing Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby and thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Shearman & Sterling LLP, any local counsel retained by the Facility Agent and any experts retained in connection herewith and therewith, and (b) to pay or reimburse the Agents, the Joint Mandated Lead Arrangers and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Financing Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and provided that Attorney Costs shall be limited to Attorney Costs of one New York counsel and one local state counsel to the Facility Agent and one New York counsel and one local state counsel for all of the Lenders).  The foregoing costs and expenses shall include all reasonable search, filing and recording charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all of the Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Financing Document, such amount may be paid on behalf of the Borrower by the Facility Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, agents, representatives, trustees and attorneys-in-fact (collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Financing Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Party; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith  or willful misconduct of such Indemnified Party or of any Affiliate, director, officer, employee, agent, trustee or attorney-in-fact of such Indemnified Party or (ii) any actions or claims solely among Indemnified Parties.  No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through intralinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Party or the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Financing Document or arising out of its activities in connection herewith or therewith (whether before or after the Financial Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor.  The agreements in this Section 10.05 shall survive the resignation of the Facility Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b) In the event that any claim or demand by a third party for which the Borrower may be required to indemnify an Indemnified Party hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Borrower  in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Borrower are actually prejudiced thereby.

(c) The Borrower shall be entitled to appoint counsel of its choice at the expense of the Borrower to represent an Indemnified Party in any action for which indemnification is sought (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by that Indemnified Party except as set forth below); provided, however, that such counsel shall be satisfactory to such Indemnified Party.  Notwithstanding the Borrower’s election to appoint counsel to represent an Indemnified Party in any action, such Indemnified Party shall have the right to employ separate counsel (including local counsel, but only one such counsel in any jurisdiction in connection with any action), and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Borrower and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Borrower; (iii) the Borrower shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize the Indemnified Party to employ separate counsel at the Borrower’s expense.  The Borrower shall not be liable for any settlement or compromise of any action or claim by an Indemnified Party affected without the Borrower’s prior written consent, which consent shall not be unreasonably withheld.

                                                               SECTION 10.06. Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Facility Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of Section 10.07(b)(1), (ii) by way of participation in accordance with the provisions of Section 10.07(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Assignees, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in clause (b)(1) below and Section 2.11(d), any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Facility Agent; provided that no consent of the Facility Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that from the date hereof until the date that is twelve months after the Financial Closing Date (such period the “Blackout Period”) no Borrower Affiliate or Macquarie Affiliate shall be an Assignee without the prior consent of the Joint Mandated Lead Arrangers except that during the Blackout Period Macquarie Affiliates (together with Macquarie Affiliates who are Participants pursuant to clause (e) below) may hold an amount of Loans and Commitments not to exceed, in the aggregate for all such Macquarie Affiliates, $50,000,000 at any time.

(1)           Assignments shall be subject to the following additional conditions:

(i) prior to the date that is 60 days after the Effective Date, no Lender (other than any Joint Mandated Lead Arranger in its capacity as a Lender or Lenders who are Affiliates of the Joint Mandated Lead Arrangers) may transfer or assign any of its Loans or Commitments to any other Person;

(ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent) shall not be less than $1,000,000 (unless the Facility Agent otherwise consents); provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(iii) the parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(iv) the Assignee, if it shall not be a Lender, shall provide to the Facility Agent its address, facsimile number, electronic mail address or telephone number for receipt of notices and other communications hereunder.

Each assignment under this clause (b) shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, including with respect to the separate Facilities.

(c) Subject to acceptance and recording thereof by the Facility Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender (subject to the restrictions hereunder with respect to Borrower Affiliates and Macquarie Affiliates) under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.07(b), Section 3.01, Section 3.04, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the Assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clause (b) and this clause (c) of this Section 10.07 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Facility Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Facility Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and amounts owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Subject to Section 2.11(d), any Lender may at any time, without the consent of, or notice to, the Borrower or the Facility Agent sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (together with all or a portion of its Commitment and/or the Loans owing to it); provided that during the Blackout Period, without the prior consent of the Joint Mandated Lead Arrangers, no Borrower Affiliate or Macquarie Affiliate shall be a Participant with the exception of Macquarie Affiliates (including Macquarie Affiliates who are Assignees pursuant to clause (b) above) for an amount of Loans and Commitments not to exceed, in the aggregate for all such Macquarie Affiliates, $50,000,000; provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Financing Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant; provided further that no such consent shall be required from Participants that are Borrower Affiliates and the consent of Participants that are Macquarie Affiliates shall be subject to the third proviso of Section 10.01.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 2.07(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but (x) shall not be entitled to recover greater amounts under any such Section than the selling Lender would be entitled to recover and (y) shall be subject to replacement by the Borrower under Section 3.06 to the same extent as if it were a Lender.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under any of Section 3.01, Section 3.04 and Section 2.07(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant.  Without limitation of the preceding, (i) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 of this Agreement unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) of this Agreement as though it were a Lender and (ii) a Participant that is a United States resident individual shall not be entitled to the benefits of Section 3.01 as if it were a Lender unless the Participant agrees to comply with Section 3.01(f) of this Agreement as though it were a Lender.

(g) Any Lender may at any time, without the consent of the Borrower or the Facility Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, (i) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any held by it and (ii) any Lender that is a Fund may, without the consent of the Borrower or the Facility Agent, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (x) no such pledge shall release the pledging Lender from any of its obligations under the Financing Documents and (y) such trustee shall not be entitled to exercise any of the rights of a Lender under the Financing Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

                                                               SECTION 10.08. Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required to be disclosed to any Governmental Authority; (c) to the extent  required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Interest Hedging Agreement or Other Hedging Agreement, Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender, to the extent requested by such Governmental Authority or examiner; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments and the Loans.  For the purposes of this Section 10.08, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Borrower other than as a result of a breach of this Section 10.08; provided that, in the case of information received from the Borrower after the date hereof, such information (i) is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, Section 6.02, or Section 6.03 hereof.

                                                               SECTION 10.09. Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any of its Subsidiaries, any such notice being waived by the Borrower (on its own behalf and on behalf of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the Borrower and its Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Financing Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Financing Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Facility Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Facility Agent and such Lender may have.

                                                               SECTION 10.10. Counterparts.  This Agreement and each other Financing Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other means of electronic delivery of an executed counterpart of a signature page to this Agreement and each other Financing Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Financing Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other means of electronic delivery be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other means of electronic delivery.

                                                               SECTION 10.11. Integration.  This Agreement, together with the other Financing Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Financing Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents, the Lenders or the Interest Rate Hedge Banks in any other Financing Document shall not be deemed a conflict with this Agreement.  Each Financing Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

                                                               SECTION 10.12. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing.

                                                               SECTION 10.13. Severability.  If any provision of this Agreement or the other Financing Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or Impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER FINANCING DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY FINANCING DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

                                                               SECTION 10.15. WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                                                               SECTION 10.16. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, each Lender and each Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective permitted successors and assigns.

                                                                SECTION 10.17. Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower under any of the Financing Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other Property of the Borrower and its Subsidiaries, without prior written notice to the Facility Agent.  The provision of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower and its Subsidiaries.

                                                               SECTION 10.18. USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

1 Lead Arrangers request a copy of separate stand alone financials for Puget Western.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUGET MERGER SUB INC.
By
Name:
Title:

BARCLAYS BANK PLC, as Facility Agent
By
Name:
Title:

DRESDNER BANK AG NEW YORK BRANCH, as Co-Syndication Agent
By
Name:
Title:

COBANK, ACB, as Co-Syndication Agent
By
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent
By
Name:
Title:

THE BANK OF NOVIA SCOTIA, as Co-Documentation Agent
By
Name:
Title:

BARCLAYS BANK PLC, as Lender,
By
Name:
Title:

DRESDNER BANK AG NEW YORK BRANCH, as Lender
By
Name:
Title:

Schedule 1.01A

INITIAL MATERIAL ADVERSE EFFECT

“Company Material Adverse Effect” shall mean any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has or would have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that the term “Company Material Adverse Effect” shall not include (i) any such effect resulting from any change, including any change in law, rule, or regulation of any Governmental Authority (as defined in Section 4.4(c)), that applies generally to similarly situated Persons, (ii) any such effect relating to or resulting from general changes in the electric or natural gas utility industry, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (iii) any such effect relating to or resulting from the 2007 WUTC Rate Case (as defined in Section 6.1) before the Washington Utilities and Transportation Commission (“WUTC”), (iv) any such effect relating to or resulting from changes to accounting standards, principles or interpretations, (v) any such effect resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby (except to the extent that the Company has made an express representation with respect to the effect of such consummation on the Company and the Company Subsidiaries), including any such change resulting therefrom in the market value of the Company Common Stock or the Company’s credit rating, or from any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby, including any such action, suit or proceeding alleging a breach of fiduciary duty in connection with the execution, delivery, approval or consummation of the transactions contemplated by this Agreement, (vi) any such effect resulting from the replacement of the Designated Credit Agreements as contemplated by Section 7.17, or (vii) any such effect resulting from any action taken by any of the parties outside the ordinary course of its business that is required to be taken in order to comply with any provision of this Agreement, including, to the extent applicable, Section 6.1 hereof; provided further, however, that the exclusions specified in clauses (i), (iv), (v) and (vii) shall not apply to the extent such matters are mandated in the order of the WUTC approving the Merger and the other transactions contemplated hereby.1

__________________
1 Terms used in this Schedule 1.01A shall have the meaning provided to such terms in the Merger Agreement.  All section references in this Schedule 1.01A are references to the applicable section of the Merger Agreement

Schedule 1.01B

SCHEDULED BASE CAPEX

Q2 2008	$62,216,250
Q3 2008	$62,216,250
Q4 2008	$62,216,250

Q1 2009	$53,622,500
Q2 2009	$53,622,500
Q3 2009	$53,622,500
Q4 2009	$53,622,500

Q1 2010	$67,456,250
Q2 2010	$67,456,250
Q3 2010	$67,456,250
Q4 2010	$67,456,250

Q1 2011	$63,034,000
Q2 2011	$63,034,000
Q3 2011	$63,034,000
Q4 2011	$63,034,000

Q1 2012	$45,554,750
Q2 2012	$45,554,750
Q3 2012	$45,554,750
Q4 2012	$45,554,750

Q1 2013	$46,333,053
Q2 2013	$46,333,053
Q3 2013	$46,333,053
Q4 2013	$46,333,053

Q1 2014	$41,148,740
Q2 2014	$41,148,740

SCHEDULE 2.01

COMMITMENTS

Lender	Term Commitment	Capital Expenditure Commitment
Barclays Bank PLC	S712,500,000	$500,000,000
Dresdner Bank AG	S712,500,000	$500,000,000
New York Branch
Total	$1,425,000,000	$100,000,000

Schedule 5.04

GOVERNMENTAL AUTHORIZATIONS; OTHER CONSENTS

1.
Approval of the Merger by the Washington Utilities and Regulatory Commission pursuant to RCW 80.12, and related approvals and/or notification filings pursuant to RCW 80.08 and 80.16 related to the credit facilities of Puget Sound Energy, Inc. and affiliated interests.

2.	Acquisition approval of the Federal Energy Regulatory Commission, pursuant to Section 203 of the Federal Power Act.

3.	Merger approval under the Hart-Scott-Rodino Act.

4.	Approval of the change in control of communication licenses by the Federal Communications Commission.

5.	At least two-thirds (66.6%) majority approval vote from shareholders of Puget Energy, Inc. common stock.

6.	Filing with the U.S. Committee on Foreign Investment, pursuant to the Exxon-Florio Amendment to the Defense Production Act of 1950.

Schedule 5.13A

SUBSIDIARIES

Puget Sound Energy, Inc.

Hydro Energy Development Corp.

Black Creek Hydro, Inc.

PSE Funding, Inc.

Puget Western Inc.

WNG CAP I, Inc.1

___________
1 On May 6, 2008, the PSE Board of Directors approved the merger of WNG Cap I into PSE, and on May 7, 2008, articles of merger were filed with the Washington Secretary of State to effect the merger of WNG Cap I into PSE, with PSE the surviving corporation.

Schedule 5.13B

EQUITY INTERESTS

Subsidiary	Jurisdiction	Ownership
Puget Sound Energy, Inc.	Washington	100% owned by PE
Hydro Energy Development Corp. (HEDC)	Washington	100% owned by PSE
Black Creek Hydro, Inc.	Washington	100% owned by HEDC
PSE Funding, Inc.	Washington	100% owned by PSE
Puget Western Inc.	Washington	100% owned by PSE
WNG CAP I, Inc.1	Washington	100% owned by PSE

__________________
1On May 6, 2008, the PSE Board of Directors approved the merger of WNG Cap I into PSE, and on May 7, 2008, articles of merger were filed with the Washington Secretary of State to effect the merger of WNG Cap I into PSE, with PSE the surviving corporation.

Schedule 5.14

DIVIDEND AND OTHER RESTRICTIONS

The ability to pay dividends or make other distributions upon PSE’s capital stock is restricted by the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington, PSE’s Restated Articles of Incorporation (the “Articles”), PSE’s First Mortgage dated as of June 2, 1924 as supplemented from time to time and particularly as supplemented by the Fortieth Supplemental Indenture and the Forty-fourth Supplemental Indenture (collectively, the “Mortgage Indenture”), the Washington Natural Gas Company Indenture of First Mortgage dated as of April 1, 1957 as supplemented from time to time (the “WNG Mortgage”) and PSE’s junior subordinated note “hybrid” indenture.

Charter Restrictions

The Articles

Article VI, Section 3 of the PSE’s Articles contains two general restrictions on distributions.  Additional restrictions on distributions are contained in the sinking fund provisions of certain series of preferred stock.

Article VI, Section 3 prohibits payment of dividends or any other distribution on or redemption of stock ranking junior to the preferred stock

[I]f the aggregate amount of all such dividends, distributions and expenditures paid or made by this Corporation and its predecessor, Puget Sound Power & Light Company, a Massachusetts corporation, after December 31, 1957, would exceed the aggregate amount of this Corporation’s net income available for dividends on junior stock accumulated after December 31, 1957, by this Corporation and its predecessor, Puget Sound Power & Light Company, a Massachusetts corporation, plus the sum of $7,500,000.

“Net income available for dividends on junior stock” is defined in Article VI, Section 9(C) as “net income available for dividends on Preferred Stock less the sum of all dividends paid and all dividends accrued and unpaid on any outstanding preferred stock or stock on a parity with preferred stock.  “Net income available for dividends on Preferred Stock” is defined in Article VI Section 9(B) as total operating revenues less total operating expenses, taxes (including taxes based on income), interest charges, dividend requirements on stock ranking senior to preferred, and other appropriate items, including provision for maintenance, and provision for retirements, depreciation or obsolescence, and including charges for amortization of debt discount and expense, plus or minus any net non-operating income or deductions.

The calculation of “net income available for dividends on Preferred Stock” excludes, pursuant to Article VI, Section 6(B), certain deductions and adjustments, as set forth below:

[I]n determining such “net income available for dividends on Preferred Stock”, no deduction or adjustment shall be made for or in respect of (1) expenses in connection with the issuance, redemption or retirement of any securities of this Corporation, including any amount paid in excess of the principal amount or par or stated value of securities redeemed or retired and, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of this Corporation, interest or dividends on the securities redeemed or retired from the date on which the funds required for retirement are deposited in trust for such purpose to the date of redemption or retirement, (2) profits or losses from the sale, abandonment or other disposition of property properly carried in the plant or investment accounts of this Corporation, or taxes paid on or in respect of any such profits, (3) charges for the elimination or amortization of utility plant adjustment accounts or other intangibles, or (4) any earned surplus adjustment (including tax adjustments) applicable to any period prior to January 1, 1959.

Article VI Section 3 also prohibits payment of dividends on or redemption of stock ranking junior to the preferred stock unless all current and accumulated dividends on the prepared stock have been paid.

The sinking fund provisions contained in the statement of relative rights and preferences of the S100 par value preferred stock of the 4.84% series, the 4.70% series and the 8% series prohibit payment of dividends on or redemption of stock junior to such preferred stock if the sinking fund obligation for the series is not satisfied.

Article VI, Section 11 relating to preference stock prohibits payment of dividends on and redemption of any stock junior to the preference stock if dividends on the preference stock are in arrears.  There is no preference stock currently outstanding.

Contractual Restrictions

The Mortgage Indenture

Section 1.05 of the Forty-fourth Supplemental Indenture, which is in effect as long as any First Mortgage Bonds issued under the Mortgage Indenture are outstanding, prohibits declaration or payment of dividends on common stock, any other distribution on common stock or redemption of any stock,

[I]f the aggregate amount of all such dividends, distributions and expenditures made after December 31, 1957 would exceed the aggregate amount of the Company’s net income available for dividends on its Common Stock, accumulated after December 31, 1957 plus the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Net income available for dividends on common stock” is defined as total operating revenues and other income, less expenses, taxes (including taxes based on income), interest charges and other appropriate items, including amounts actually charged for provision for maintenance, provision for retirements, depreciation or obsolescence, and provision for all dividends accrued on any outstanding stock having preference over common stock as to dividends.  Charges for depreciation cannot be less than the minimum provision for depreciation as defined in Section 1.32 of Part II of the Fortieth Supplemental Indenture, as follows:

[T]he term “minimum provision for depreciation” for each calendar year . . . shall mean an amount by which 15% of the gross operating revenues of the Company derived from the operation of its utility property subject to the lien of the Indenture (less an amount equal to the cost of electricity purchased, including any standby or service charges or similar charges for electricity and net cost of electricity interchanged, and all rentals and lease payments) exceeds the charges for maintenance, repairs and renewals of such mortgaged utility property included or which should be included in operating expenses pursuant to sound accounting practice.

The calculation for net income excludes certain deductions and adjustments, as set forth below:

[I]n determining the net income of the Company for the purposes of this Section no deduction or adjustment shall be made for or in respect of (a) charges or credits in connection with the redemption or retirement of any securities issued by the Company, including any amount paid in excess of the sum of (i) the principal amount or par or stated value of securities redeemed or retired and (ii) the unamortized balance of any premium received on the sale of such securities, and also including, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of the Company, any interest or dividends on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to the date of redemption or retirement; (b) profits or losses from sales of property or other assets carried in plant or investment accounts of the Company or from the reacquisition of any securities of the Company, or taxes on or in respect of any such profits; (c) any change in or adjustment of the book value of any assets owned by the Company arising from a revaluation thereof; (d) charges to surplus on account of the amortization or elimination of utility plant adjustment or acquisition accounts or intangibles; or (e) any earned surplus adjustment applicable to any period prior to January 1, 1958.

WNG Mortgage

In connection with the merger (the “Merger”) of Puget Sound Power & Light Company, Washington Energy Company and Washington Natural Gas Company (“WNG”), PSE agreed in the Thirty-First Supplemental Indenture dated as of February 10, 1997 to the WNG Mortgage, among other things, to perform and fulfill all the terms, covenants and conditions of the WNG Mortgage binding upon WNG in respect of the trust estate subject to the WNG Mortgage.  Therefore, covenants contained in the WNG Mortgage, including any dividend restrictions, are subject to performance and fulfillment by the Company.

Various supplements to the WNG Mortgage contain dividend restrictions.  Typical of the most restrictive covenant is contained in the Twenty-Eighth Supplemental Indenture dated as of July 1, 1991 which prohibits the payment of dividends:

If the aggregate amount of all such dividends, distributions and expenditures made since September 30, 1989, would exceed the aggregate amount of the net income of WNG accumulated after September 30, 1989 plus the sum of S20,000,000.

Since WNG merged with and into PSE in the Merger, net income of WNG for the purpose of the above test is the net income of the combined company, (that is WNG (and not Washington Energy Company) and Puget Sound Power & Light Company prior to the Merger, and PSE after the Merger) and, in accordance with the WNG Mortgage, means the sum of (a) the total operating revenues of PSE, less an amount equal to the total operating expenses of PSE, including but not limited to (i) all taxes (including without limitation income, excess profits and other taxes imposed on or measured by income or undistributed earnings or income), (ii) rentals, insurance, current repairs and maintenance, (iii) provision for retirements, depreciation or obsolescence, which shall be the amount actually charged by PSE on its books of account (but in respect of depreciable gas utility property not subject to prior liens, shall not be less than the minimum provision for depreciation as defined in Section 1.32 of the WNG Mortgage), and (iv) all charges on account of interest on indebtedness and on account of debt discount and expense, and (b) net income or loss from the operation of properties of WNG other than the trust estate and any other income received (less applicable expenses) or loss from the operation of properties other than the trust estate and any other income received (less applicable expenses) or loss incurred by PSE; which sum shall be diminished by an amount equal to all dividends accrued subsequent to September 30, 1989 (whether or not paid) on any outstanding stock of PSE having preference over the common stock of PSE as to dividends, assets or otherwise, all of the foregoing determined in accordance with generally accepted accounting principles.

Since the Merger was accounted for as a pooling transaction, results for the combined company (and not WNG alone) should be used.

Junior Subordinated Note “hybrid” Indenture

Puget Sound Energy’s hybrid security issue contains a “dividend stopper” provision.  The dividend stopper applies, subject to exceptions, during any period in which PSE has elected to defer interest payments.  The provision is described in the prospectus supplement relating to the offering, which is available via Edgar at:

http://www.sec.gov/Archives/edgar/data/81100/000119312507127052/d424b5.htm.

An excerpt from the prospectus supplement follows:

“Certain Limitations During an Optional Deferral Period

During any Optional Deferral Period, we will not, and our subsidiaries will not, do any of the following:

• declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

• make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank on a parity with or junior to the Junior Subordinated Notes (including debt securities of other series issued under the Base Indenture); or

• make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior to the Junior Subordinated Notes.

However, at any time, including during an Optional Deferral Period, we may:

• pay dividends or otherwise make payments to Puget Energy in amounts sufficient to permit Puget Energy to pay its operating expenses in the ordinary course of business, provided that the proceeds of any such dividends or other payments are used by Puget Energy to pay such operating expenses and are not used by Puget Energy for the purpose of taking any action in respect of its securities that would be prohibited by the provisions described in this section if such action were taken by us;

• pay any dividend within 60 days after the date of declaration thereof, if the date of declaration was prior to the beginning of any interest deferral period, whether optional or mandatory;

• pay current interest in respect of debt securities that rank equally with the Junior Subordinated Notes (“parity debt securities”) having the same interest payment date as the Junior Subordinated Notes made ratably to the holders of one or more series of such parity debt securities and the Junior Subordinated Notes in proportion to the respective amounts due on such parity debt securities, on the one hand, and on the Junior Subordinated Notes, on the other hand;

• make any payment of principal in respect of parity debt securities having the same maturity date as the Junior Subordinated Notes made ratably to the holders of one or more series of such parity debt securities and the Junior Subordinated Notes in proportion to the respective amounts due on such parity debt securities, on the one hand, and on the Junior Subordinated Notes, on the other hand;

• make any payment in respect of guarantees that rank equally with the Junior Subordinated Notes (“parity guarantees”) made ratably to the beneficiaries of one or more of such parity guarantees and the holders of the Junior Subordinated Notes in proportion to the respective accrued and unpaid amounts due on such parity guarantees, on the one hand, and accrued and unpaid amounts on the Junior Subordinated Notes, on the other hand;

• make payments for the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

• make payments as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock;

• acquire capital stock previously issued in connection with acquisitions of businesses (which acquisitions of capital stock are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

• pay stock dividends or distributions in additional shares, warrants or rights to subscribe for or purchase shares of our capital stock where the dividend stock, or stock issuable upon exercise of such warrants or rights, is the same stock as that on which the dividend is being paid or ranks junior to such stock;

• purchase or repurchase shares of our capital stock pursuant to a contractually binding requirement to buy stock existing prior to the beginning of any interest deferral period; or

• at such time as our common stock is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended:

• declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or redeem or repurchase such rights; or

• purchase our common stock for issuance pursuant to any employee or agent benefit plans or dividend reinvestment and direct stock purchase plans.”

Operating Company Credit Agreement

The terms of the Operating Company Credit Agreement as in effect on the Financial Closing Date without giving effect to any subsequent amendment, modification or waiver that is prohibited by Section 7.12 of the Credit Agreement.

Schedule 5.15

EXISTING LITIGATION

1.           Residential Exchange:  Petitioners in several actions in the Ninth Circuit against BPA asserted that BPA acted contrary to law in entering into or performing or implementing a number of agreements, including the amended settlement agreement (and the May 2004 agreement) between BPA and PSE regarding the REP.  BPA rates used in such agreements between BPA and PSE for determining the amounts of money to be paid to PSE by BPA under such agreements during the period October 1, 2001 through September 30, 2006 were confirmed, approved and allowed to go into effect by the Federal Energy Regulatory Commission (“FERC”).  Petitioners in several actions in the Ninth Circuit against BPA also asserted that BPA acted contrary to law in adopting or implementing the rates upon which the benefits received or to be received from BPA during the October 1, 2001 through September 30, 2006 period were based.  A number of parties have claimed that the BPA rates proposed or adopted in the BPA rate proceeding to develop BPA rates to be used in the agreements for determining the amounts of money to be paid to PSE by BPA during the period October I, 2006 through September 30, 2009 are contrary to law and that BPA acted contrary to law or without authority in deciding to enter into, or in entering into or performing or implementing such agreements.  In March 2008, BPA requested FERC to continue a stay of FERC’s review of such rates in light of the reopened rate proceeding described below arising out of the Ninth Circuit litigation.  On May 3, 2007, the Ninth Circuit issued an opinion in Portland Gen. Elec. v. BPA, No. 01-70003, in which proceeding the actions of BPA in entering into settlement agreements regarding the BPA REP with PSE and with other investor-owned utilities were challenged.  In this opinion, the Ninth Circuit granted petitions for review and held the settlement agreements entered into between BPA and the investor-owned utilities being challenged in that proceeding to be inconsistent with statute.  On May 3, 2007, the Ninth Circuit also issued an opinion in Golden Northwest Aluminum v. BPA, No. 03-73426, in which proceeding the petitioners sought review of BPA’s 2002-06 power rates.  In this opinion, the Ninth Circuit granted petitions for review and held that BPA unlawfully shifted onto its preference customers the costs of its settlements with the investor-owned utilities.  On October 5, 2007, petitions for rehearing of these two opinions were denied.  On February 1, 2008, PSE and other utilities filed in the U.S. Supreme Court a petition for a writ of certiorari to review the decisions of the Ninth Circuit.  In May 2007, following the Ninth Circuit’s issuance of these two opinions, BPA suspended payments to PSE under the amended settlement agreement (and the May 2004 agreement).  On August 29, 2007, the Washington Commission approved PSE’s accounting petition to defer as a regulatory asset the excess BPA Residential Exchange benefit provided to customers and accrue monthly carrying charges on the deferred balance from June 7, 2007 until the deferral is recovered from customers or BPA.  As of March 31, 2008, PSE has a regulatory asset, including carrying cost, of $36.6 million.  On October 11, 2007, the Ninth Circuit remanded the May 2004 agreement to BPA in light of the Portland Gen. Elec. V. BPA opinion and dismissed the remaining three pending cases regarding settlement agreements.  On February 8, 2008, BPA issued a notice reopening its WP-07 rate proceeding to respond to the various Ninth Circuit opinions.  In the notice, BPA proposed to adjust its fiscal year 2009 rates and to determine the amounts of Residential Exchange benefits paid since 2002 that may be recovered.  BPA is proposing to determine an amount that was improperly passed through to residential and small farm customers of PSE and the other regional investor-owned utilities during the 2002 to 2008 rate periods and to recover this amount over time by reducing future benefits under the REP.  The amount to be recovered over future periods from PSE’s residential and small farm customers in BPA’s initial proposal is approximately $150.0 million.  However, this is an initial proposal and is subject to BPA’s rate case process resulting in a final decision in approximately August 2008, and is also subject to subsequent administrative and judicial review.  In March 2008, BPA and PSE signed an agreement pursuant to which BPA made a payment to PSE related to the REP benefits for the fiscal year ending September 30, 2008, which payment is under such agreement subject to true-up depending upon the amount of any REP benefits ultimately determined to be payable to PSE.  In March and April 2008, Clatskanie People’s Utility District filed petitions in the Ninth Circuit for review of BPA actions in connection with offering or entering into such agreement with PSE and similar agreements with other investor-owned utilities.

2.           InfrastruX:  In connection with the sale of InfrastruX Group, Inc., a former subsidiary, the Company entered into a Special Indemnification Agreement under which it agreed to pay certain costs and expenses relating to a Justice Department investigation of the activities of a subsidiary of InfrastruX Group, Inc., B&H Maintenance and Construction, Inc. (“B&H”).  The alleged activities occurred during a period in which B&H was an indirect subsidiary of the Company.  The Company is not involved in that investigation.  B&H and two of its employees were indicted in connection with these activities.  The buyer of InfrastruX Group, Inc has submitted invoices totaling approximately $2 million in connection with the Special Indemnification Agreement.  The Company has agreed to pay and paid approximately $500,000 of those invoices, and is disputing the balance.  The Special Indemnification Agreement provides that the maximum exposure to the Company for expense reimbursement or purchase price refund is limited to $15 million.

3.           Snoqualmie Falls project:  The Snoqualmie Falls project was granted a new 40-year operating license by FERC on June 29, 2004.  Puget Sound Energy estimates that the investment required to implement the conditions of the new license will cost approximately $140.0 million.  The Snoqualmie Tribe filed a request for rehearing of the new license and a request to stay the FERC license on July 29, 2004.  On March 1, 2005, FERC issued an Order on Rehearing and Dismissing Stay Request.  Appeals to the U.S. Court of Appeals by the Snoqualmie Tribe and by Puget Sound Energy have been consolidated.  Briefing of the case had been completed and oral argument was held on February 8, 2007.  On March 12, 2007, the Court issued a decision in Navajo Nation v. U.S. Forest Service, 479 F.3d 1024 (2007), addressing claims of southwestern Indian tribes unrelated to the Snoqualmie Indian Tribe, but the ruling is potentially relevant to the Snoqualmie Falls appeal.  The Snoqualmie Indian Tribe filed a Notice of Supplemental Authority on March 15, 2007 in which it brought the Navajo Nation decision to the attention of the panel in the Snoqualmie matter.  Puget Sound Energy responded to the Tribe’s argument by filing a Response to Notice of Supplemental Authority on March 23, 2007.  On March 29, 2007, the Court issued an order that “[s]ubmission in this case is vacated pending further order of the court.” On October 17, 2007, the Ninth Circuit issued an order to hear the Navajo Nation v. U.S. Forest Service case en banc.  The appeal regarding the Snoqualmie Falls project is still pending before the Court.  An adverse ruling from the Court or adverse action by FERC if the license issuance is remanded could impact Puget Sound Energy’s future use of this generating asset.

4.           Colstrip Gross Inequity Settlement:  In February 1997 Puget Sound Energy entered into a settlement of several claims among Puget Sound Energy, Montana Power and Western Energy Co.—Western then being an affiliate of Montana Power.  One portion of the settlement resolved a “gross inequity” claim then pending in arbitration between Puget Sound Energy (and the other Colstrip Units 3 & 4 owners) and Western (the coal supplier).  The other Colstrip Units 3 & 4 owners settled their claim against Western later that year.  In both instances, the settlements resulted in a price reduction for coal sold, but the Puget Sound Energy-specific reductions made Puget Sound Energy’s coal less expensive than the coal sold to the others.  Price reductions applied between 1997 and June 30, 2000.  Puget Sound Energy’s settlement provides that Puget Sound Energy “assumes the risk” of coal taxes and royalties issues.  In April 2004 the Minerals Management Service (the “MMS”) issued an order to Western demanding payment of an additional $1.1 million in royalties for coal mined from federal land during that period.  The order computes the amount claimed by deeming the “real” price as the one that the other Units 3 & 4 owners paid.  In May 2005 the State of Montana issued a demand to Western based upon the same theory in the amount of S0.2 million.  Puget Sound Energy has reserved the full amount of these claims, including interest as it accrues.  No substantive external developments in this matter have arisen since the filing of the “Statement of Reasons” in the fall of 2004.  Puget Sound Energy convened a meeting on September 4, 2007 with Western representatives to promote settlement of this matter.  Since that time, Western’s counsel has contacted MMS and learned that a decision on the pending appeal is expected soon.  As such, MMS counsel expressed an inclination to await the decision before discussing settlement.

5.           Colstrip Coal Transportation:  Western mines coal for Units 3 & 4 in “Area C” of the Rosebud Mine, and delivers that coal to the distant end of a 4½ mile long conveyor, which then moves the coal to the plant.  The price under the coal supply agreement is established at the delivery point at the mine-end of the conveyor.  Western built and operates the conveyor under an agreement negotiated a year after the coal supply agreement.  The Units 3 & 4 owners pay Western under that “transportation” agreement for those services.  Royalties and associated taxes have been charged for the sales price, but not for the transportation costs, since the beginning.  In three similar orders collectively covering the periods from January 1, 1991 through December 31, 2004, the MMS (and in related orders the Montana Department of Revenue) has challenged this arrangement, alleging that royalties and associated taxes should also apply to the transportation costs.  The three MMS orders allege a total amount due of approximately $8.5 million, plus interest as it accrues; the Montana State Department of Revenue claims total approximately $7.7 million, plus interest as it accrues (at a much higher rate than the federal amounts).  Puget Sound Energy’s exposure to these claims is related to its purchases of coal.  Puget Sound Energy owns 25% of Units 3 & 4, plus purchases power under a long term contract with Northwestern Energy that might result in some additional charges also being passed through under that agreement.  Because the transportation method continues every day, the amount of this exposure increases continually.  All three MMS orders are on appeal to the U.S. Department of Interior Board of Land Appeals (the “IBLA”).  WECO has won some points during the appellate process that have reduced the claims--but under applicable law, to pursue the appeals, the principal in dispute cannot be paid, which causes interest to accrue.

6.           Various proposed revisions to Open Access Transmission Tariff, FERC Electric Tariff, Eighth Revised Volume 7 (FERC Docket No. ER07-1163):  This Section 205 filing was submitted by Puget Sound Energy on July 16, 2007 seeking variations from the Order No. 890 pro forma Open Access Transmission Tariff.  Arizona Public Service filed a motion to intervene with comments in support of Puget Sound Energy’s filing.  Powerex Corp. made a motion to intervene reserving the right to file additional comments at a later date.  PPL Montana, LLC and PPL EnergyPlus, LLC submitted a combined motion to intervene with comments.  Puget Sound Energy has answered PPL Montana and PPL EnergyPlus’s comments and is awaiting FERC acceptance of its revised tariff sheets.

7.           Proposed revised Section 30.3 to Open Access Transmission Tariff, FERC Electric Tariff, Eighth Revised Volume 7 (FERC Docket No. ER07-1169):  This Section 205 filing was submitted jointly with Avista, Idaho Power, Northwestern, and PacifiCorp on July 13, 2007 in response to Order No. 890 requesting variation on deadlines associated with undesignation of Designated Network Resources.  PPL Montana, LLC and PPL EnergyPlus, LLC submitted a combined motion to intervene with comments.  Puget Sound Energy has answered PPL Montana and PPL EnergyPlus’s comments and is awaiting FERC acceptance of its revised tariff sheets.

8.           Section 206 compliance filing of Open Access Transmission Tariff, Volume No. 7, to comply with Order No. 890 (FERC Docket No. OA07-0052):  This Section 206 Open Access Transmission Tariff compliance filing was submitted by Puget Sound Energy on July 13, 2007 in response to FERC Order No. 890.  Powerex Corp. made a motion to intervene with comments.  Puget Sound Energy has answered Powerex’s comments and is awaiting Commission acceptance of its tariff filing.

9.           Baker River Hydroelectric Project – Relicensing (FERC Docket P-2150):  The Baker River project’s current annual license expires on April 30, 2008.  However, per FERC Order, the annual license is automatically renewed without further order of the WUTC until the issuance of a new license.  Puget Sound Energy submitted an application for a new license to FERC on April 30, 2004.  On November 30, 2004, Puget Sound Energy and 23 parties (federal, state and local governmental organizations, Native American Indian tribes, environmental and other non-governmental entities) filed a proposed comprehensive settlement agreement on all issues relating to the relicensing of the Baker River project.  The proposed settlement includes a set of proposed license articles and, if approved by FERC without material modification, would allow for a new license of 45 years or more.  The proposed settlement would require an investment of approximately $360.0 million over the next 30 years (capital expenditures and operations and maintenance cost) in order to implement the conditions of the new license.  The proposed settlement is subject to additional regulatory approvals yet to be attained from various agencies and other contingencies that have yet to be resolved.  A Final Environmental Impact Statement was issued by FERC on September 8, 2006.  However, FERC has not yet ruled on the proposed settlement and its ultimate outcome remains uncertain.

36.           Proceeding Relating to the Proposed Merger:  On October 26, 2007 and November 2, 2007, two separate lawsuits were filed against the Company and all of the members of the Company’s Board of Directors in Superior Court in King County, Washington.  The lawsuits, respectively, are entitled, Tansey v. Puget Energy, Inc., et al., Case No. 07-2-34315-6 SEA and Alaska Ironworkers Pension Trust v. Puget Energy, Inc., et al., Case No. 07-2-35346-1 SEA.  The lawsuits are both denominated as class actions purportedly on behalf of Puget Energy’s shareholders and assert substantially similar allegations and causes of action relating to the proposed merger.  The complaints allege that Puget Energy’s directors breached their fiduciary duties in connection with the merger and seek virtually identical relief, including an order enjoining the consummation of the merger.  Pursuant to a court order dated November 26, 2007, the two cases were consolidated for all purposes and entitled In re Puget Energy, Inc. Shareholder Litigation, Case No. 07-2-34315-6 SEA.  On February 6, 2008, the parties entered into a memorandum of understanding providing for the settlement of the consolidated lawsuit, subject to customary conditions including completion of appropriate settlement documentation, confirmatory discovery and court approval.  Pursuant to the memorandum of understanding, the Company agreed to include certain additional disclosures in its proxy statement relating to the merger.  The Company does not admit, however, that its prior disclosures were in any way materially misleading or inadequate.  In addition, the Company and the other defendants in the consolidated lawsuit deny the plaintiffs’ allegations of wrongdoing and violation of law in connection with the merger.  The settlement, if completed and approved by the court, will result in dismissal with prejudice and release of all claims of the plaintiffs and settlement class of the Company’s shareholders that were or could have been brought on behalf of the plaintiffs and the settlement class.  In connection with such settlement, the plaintiffs intend to seek a court-approved award of attorneys’ fees and expenses in an amount up to $290,000, which the Company has agreed to pay.  At March 31, 2008, the Company has a loss reserve of $290,000 recorded at March 31, 2008 related to this matter.

37.           Coldstrip Ankney Litigation:  In May 2003, approximately 50 plaintiffs brought an action against the owners of Colstrip which has since been amended to add additional claims.  The lawsuit alleges that (1) seepage from two different wastewater pond areas caused groundwater contamination and threatened to contaminate domestic water wells and the Colstrip water supply pond, and (2) seepage from the Colstrip water supply pond caused structural damage to buildings and toxic mold.  Plaintiffs were seeking compensatory (including but not limited to unjust enrichment and abatement) and punitive damages.  After a failed attempt at settlement in 2004, PSE established a reserve of approximately $0.7 million, of which $0.5 million was for PSE’s share of costs to extend city water to 13 plaintiffs and PSE reduced its reserve to approximately $0.2 million.  Discovery was completed and trial was scheduled for June 2008.  Recent developments in the litigation have caused PSE to change its reserve.  On February 15, 2008, plaintiffs submitted supplemental expert disclosures which, among other things, alleged new abatement claims significantly higher than prior allegations.  On April 11, 2008 the trial court judge issued an order denying defendant’s motion to dismiss plaintiffs’ substantial unjust enrichment claims.  On April 22, 2008 the trial court judge issued an order that PSE along with two other defendants would be held liable on all counts, including a finding of malice for punitive damages, as a discovery sanction.  Although the defendants submitted a motion for reconsideration of this sanction on April 25, 2008, the defendants reached agreement on a global settlement with all plaintiffs on April 29, 2008 and PSE’s share of that settlement is approximately $10.7 million.  PSE expects settlement documents to be finalized in the second quarter 2008 and as a result have increased the reserve to $10.7 million.  PSE is also evaluating whether it will file an accounting petition to defer such costs.

38.  Proceedings Relating to the Western Power Market:
California Receivable and California Refund Proceeding.  On March 18, 2008, the California Independent System Operator (CAISO) filed a status report with its calculations of interest owed by and owing to parties.  The report also identified further work to perform in the CAISO’s “who owes what to whom” calculation.  On March 25, 2008, FERC issued an order addressing, among other things, 11 pending rehearing requests by the California parties – all of which the order rejected.
California Litigation.  Lockyer v. FERC.  In March and April 2008, FERC issued orders establishing procedures for the Lockyer remand.  The orders commence a seller-by-seller inquiry into the transaction reports filed by entities that sold power in California during 2000.  The inquiry is to determine if the transaction reports as filed masked the gathering of more than 20% of the market during the period, by that seller.  PSE is confident that it will not be found to have possessed 20% of any relevant market during any relevant time.  The order also mandates a settlement process before an Administrative Law Judge.  The California parties sought rehearing of these orders on April 21, 2008.
CPUC v. FERC.  On August 2, 2006, the Ninth Circuit decided that FERC erred in excluding potential relief for tariff violations for periods that pre-dated October 2, 2000 and additionally ruled that FERC should consider remedies for transactions previously considered outside the scope of the proceedings.  The August 2, 2006 decision may adversely impact PSE’s ability to recover the full amount of its CAISO receivable.  The decision may also expose PSE to claims or liabilities for transactions outside the previously defined “refund period.” At this time the ultimate financial outcome for PSE is unclear.  Rehearing by the Ninth Circuit on this matter was sought on November 16, 2007.  The rehearing petition has not been acted upon.  In addition, parties have been engaged in court-sponsored settlement discussions, and those discussions may result in some settlements.
Orders to Show Cause.  On June 25, 2003, FERC issued two show cause orders pertaining to its western market investigations that commenced individual proceedings against many sellers.  One show cause order investigated 26 entities that allegedly had potential “partnerships” with Enron.  PSE was not named in that show cause order.  On January 22, 2004, FERC stated that it did not intend to proceed further against other parties.  The second show cause order named PSE (Docket No. EL03-169) and approximately 54 other entities that alleg¬edly had engaged in potential “gaming” practices in the CAISO and California PX markets.  PSE and FERC staff filed a proposed settlement of all issues pending against PSE in those proceedings on August 28, 2003.  The proposed settlement, which admits no wrongdoing on the part of PSE, would result in a payment of a nominal amount to settle all claims.  FERC approved the settlement on January 22, 2004.  The California parties filed for rehearing of that order.  On March 17, 2004, PSE moved to dismiss the California parties’ rehearing request and awaits FERC action on that motion.
Pacific Northwest Refund Proceeding.  In October 2000, PSE filed a complaint at FERC (Docket No. EL01-10) against “all jurisdictional sellers” in the Pacific Northwest seeking prospective price caps consistent with any result FERC ordered for the California markets.  FERC dismissed PSE’s complaint, but PSE challenged that dismissal.  On June 19, 2001, FERC ordered price caps on energy sales throughout the West.  Various parties, including the Port of Seattle and the cities of Seattle and Tacoma, then moved to intervene in the proceeding seeking retroactive refunds for numerous transactions.  The proceeding became known as the “Pacific Northwest Refund Proceeding,” though refund claims were outside the scope of the original complaint.  On June 25, 2003, FERC terminated the proceeding on procedural, jurisdictional and equitable grounds and on November 10, 2003, FERC on rehearing, confirmed the order terminating the proceeding.  On August 24, 2007, the Ninth Circuit issued a decision concluding that FERC should have evaluated and considered evidence of market manipulation in California and its potential impact in the Pacific Northwest.  It also decided that FERC should have considered purchases made by the California Energy Resources Scheduler and/or the California Department of Water Resources in the Pacific Northwest Proceeding.  On December 17, 2007, PSE and Powerex separately filed requests for rehearing with the Ninth Circuit of this decision.  Those requests remain pending.
Wah Chang Suit.  In June 2004, Wah Chang, an Oregon company, filed suit in federal court against Puget Energy and PSE, among others.  The complaint is similar to the allegations made in other cases that were dismissed as having no merit.  The case was dismissed on the grounds that FERC has the exclusive jurisdiction over plaintiff’s claims.  On March 10, 2005, Wah Chang filed a notice of appeal to the Ninth Circuit.  Oral argument took place on April 10, 2007 and the Ninth Circuit issued an opinion affirming the lower court’s dismissal of the case on November 20, 2007.  Wah Chang filed a petition for rehearing; on January 15, 2008, the Ninth Circuit denied rehearing.

Schedule 5.19

ENVIRONMENTAL MATTERS

See also items listed in Schedule 5.15 (referencing the items entitled:  Ankney, et al. v. PPLM, et al. and Snoqualmie Falls Project)

1. Environmental Remediation:  Puget Energy, Inc. and PSE (collectively, the “Company”) are subject to environmental laws and regulations by federal, state and local authorities and has been required to undertake certain environmental investigative and remedial efforts as a result of these laws and regulations.  The Company has also been named by the Environmental Protection Agency (EPA), the Washington State Department of Ecology (Ecology) and/or other third parties as potentially responsible at several contaminated sites and manufactured natural gas plant sites.  PSE has implemented an ongoing program to test, replace and remediate certain underground storage tanks (“UST”) as required by federal and state laws.  The UST replacement component of this effort is finished, but PSE continues its work remediating and/or monitoring relevant sites.  During 1992, the Washington Commission issued orders regarding the treatment of costs incurred by the Company for certain sites under its environmental remediation program.  The orders authorize the Company to accumulate and defer prudently incurred cleanup costs paid to third parties for recovery in rates established in future rate proceedings, subject to Washington Commission review.  The Company believes a significant portion of its past and future environmental remediation costs are recoverable from insurance companies, from third parties or from customers under a Washington Commission order.  At December 31, 2007, the Company had $1.9 million and S35.9 million in deferred electric and natural gas environmental costs, respectively.

2. Crystal Mountain Diesel Release:  In November 2006, PSE’s Crystal Mountain Generation Station had an accidental release of approximately 18,000 gallons of diesel fuel.  PSE crews and consultants responded and worked with applicable state and federal agencies to control and remove the spilled diesel.  On July 11, 2007, PSE received a Notice of Completion for work performed pursuant to the Administrative Order for Removal from the U. S. Environmental Protection Agency (EPA).  The Notice stated that PSE had met the requirements of the Order and the accompanying scope of work.  Total removal costs as of March 31, 2008 were approximately $14.1 million.  PSE estimates the total remediation cost to be approximately $15.0 million, which has been accrued or paid.  At March 31, 2008, PSE had an insurance receivable recorded in the amount of $7.6 million associated with this fuel release.  PSE received a partial payment of $5.0 million on this receivable in January 2008.  On February 13, 2008, the U.S. Department of Justice, on behalf of the EPA, notified PSE of its intent to issue a fine of $0.5 million under the Clean Water Act.  PSE has since agreed to pay this fine.  On April 15, 2008, the Washington State Department of Ecology fined PSE $0.4 million as a civil penalty pursuant to the Clean Water Act.  PSE reserved $1.0 million for the penalties in 2006.

3. Gas Works Park:  From the early 1900s to the mid 1950s, Puget Sound Energy’s predecessors operated a manufactured gas plant along the northern shores of Lake Union.  The City of Seattle purchased the site for a park in the 1960s.  In 2000 and 2001, Puget Sound Energy performed a remediation using source removal, capping and vapor extraction methods.  As part of performing the remediation, Puget Sound Energy obtained a release from liability from the City of Seattle for the uplands (minus the area where the vapor extraction system is installed.

4. North Lake Union Sediments:  Puget Sound Energy is conducting a remedial investigation/feasibility study (RI/FS) under the Agreed Order (AO) between WDOE, Puget Sound Energy and the City of Seattle executed on March 18, 2005.  Puget Sound Energy submitted a Draft RI/FS report for the Eastern Study Area offshore of Gas Works Park to WDOE on March 31, 2006 and has responded to comments received from WDOE and other trustees.  Puget Sound Energy has tendered a formal settlement offer to the City of Seattle.

5. Colstrip Wastewater Pond Seepage:  Puget Sound Energy is 50% owner of Colstrip Units 1&2 and a 25% owner of Colstrip Units 3&4.  Both units have related wastewater ponds that hold the process water from the scrubber system as well as stormwater and other miscellaneous wastewater.  The three areas of ponds are Effluent Holding Ponds (EHP) 1&2, EHP 3&4 and the plant site ponds.  All areas have pond seepage issues.  Colstrip has received two NOVs from the MTDEQ related to such seepage, one in 1998 and one in 2005, stating that under Colstrip’s Montana Facility Siting Act (MFSA) certificate all seepage must be contained on the site property and because seepage has gone off the plant property there is a violation of the MFSA certificate.  In an attempt to bring the plant into compliance with the MFSA permit, the Colstrip owners approached MTDEQ to enter into a consent decree that would address wastewater pond seepage issues and a related MFSA certificate amendment.  A draft consent decree and permit amendment request have been submitted and discussions with MTDEQ are ongoing.

6. System oil (PCBs):  In limited areas of Puget Sound Energy’s natural gas distribution system, limited quantities of an oily condensate has been discovered and collected.  At a number of sites, customers have made claims against Puget Sound Energy for loss of business or impacts to equipment.  Analytical of this material has identified low levels of PCBs being present in this material.  Puget Sound Energy has installed separators at a number of high demand industrial customers to intercept this material before it impacts the customer.  This oil is collected and sent offsite for incineration.

7. Containment Concerns at Puget Sound Energy substations:  Puget Sound Energy has more than 360 substations in service.  As a result of regular operations, some of these substations have experienced leaks and spills that may be required to be remediated at such time as retrofits are undertaken.  Additionally, recent changes in Spill Prevention Control and Countermeasure (“SPCC”) regulations require capital improvements and/or SPCC plan modifications at more than half of these substations.  Currently, Puget Sound Energy estimates that capital budget improvements and/or O&M SPCC plan modifications will cost up to $75,000 per substation, although there can be no assurance in this regard.

8. Underground Storage Program (site remediation):  At a number of Puget Sound Energy facilities, there is known soil and ground water contamination that will require remediation when facilities are removed granting access.  These sites are included in Puget Sound Energy’s quarterly environmental reporting to the WUTC and are specifically named in the attachment thereto.  Estimated remediation costs are also included in this spreadsheet, although there can be no assurance with regard to such costs.

Schedule 5.21

EQUITY INVESTOR AFFILIATE TRANSACTIONS

1. The Merger Agreement.

2. Escrow Agreement, dated as October 24, 2007, by and among PADUA HOLDINGS LLC, a Delaware limited liability company (“Depositor”), a Washington corporation code-named by the Depositor as “Padua” (the “Company”), and THE BANK OF NEW YORK (“Escrow Agent”).

3. Common Interest, Joint Defense and Confidentiality Agreement, dated as of January 17, 2008, among (1) Puget Energy, Inc. (the “Company”), a corporation organized under the laws of the State of Washington; (2) Padua Holdings LLC (the “Parent”), a limited liability company organized under the laws of Delaware; (3) Macquarie Infrastructure Partners A, L.P., Macquarie Infrastructure Partners International, L.P. and Macquarie Infrastructure Partners Canada, L.P. (collectively, “MIP”); (4) Canada Pension Plan Investment Board (“CPP”); and (5) Padua Investment Trust, Her Majesty the Queen in right of the Province of Alberta, PIP2GV (Pad) Ltd. and PIP2PX (Pad) Ltd., Macquarie-FSS Infrastructure Trust, and Padua MG Holdings Inc.

4. Commitment Letter, dated as of October 25, 2007, by and among MIP Padua Holdings, GP, Macquarie Specialised Asset Management Limited as responsible entity for Macquarie FSS Infrastructure Trust, Padua MG Holdings Inc., CPP Investment Board (USRE II) Inc., Padua Investment Trust, PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd. (collectively, the “Investors”), on the one hand, and Padua Holdings LLC, a Delaware limited liability company (“Parent”), and Padua Intermediate Holdings Inc., a Washington corporation, in respect of the Shareholder Funding.

Schedule 6.08

DISPOSITIONS

None.

Schedule 6.09

INSURANCE
PUGET ENERGY COVERAGES
Coverage	Description	Insurer	Policy Period	Coverage Limits	Retention / Deductible
General Liability	Public liability coverage for all PSE operations and all subsidiaries. Includes terrorism coverage	AEGIS	12/1/07-12/1/08	$35,000,000 excess of $2,000,000 SIR	$ 2,000,000
		EIM	12/1/07-12/1/08	$100,000,000 excess of $135,000,000	N/A
		ACE	12/1/07-12/1/08	$65,000,000 excess of $35,000,000	N/A
D&O Liability	Personal Liability Coverage for Directors & Officers of Puget Energy & subs & coverage for corp. reimbursement to D’s & O’s. Includes terrorism coverage	AEGIS	4/15/08-4/15/09	$35,000,000 excess of $2,000,000 SIR	$1,000,000 / 2000000
		EIM	4/15/08-4/15/09	$25,000,000 excess of $35,000,000	N/A
		Chubb	4/15/08-4/15/09	$10,000,000 excess of $60,000,000	N/A
		ARCH	4/15/08-4/15/09	$5,000,000 excess of $70,000,000	N/A
	Special Side A only coverage	XL/ELU	4/15/08-4/15/09	$25,000,000 excess of $75,000,000	N/A
Errors & Omissions	Engineer’s professional liability coverage. Includes Terrorism coverage	AEGIS	12/1/07-12/1/08	$ 10,000,000	$ 2,000,000
Workers’ Comp	Covers PSE workers’ comp liability exposure excess of self-insured retention. Includes terrorism coverage	AEGIS	12/1/07-12/1/08	$35,000,000 excess of $2,000,000 SIR	$ 2,000,000
		EIM	12/1/07-12/1/08	65,000,000 excess of $35,000,000	N/A
Property	All-Risk, Replacement Cost, Physical damages coverage for PSE properties. Includes terrorism coverage	ACE 35%	4/1/08-4/1/09	$ 4,000,000,000	$ 1,000,000,000
		Nat Union 35%	4/1/08-4/1/09		$ 1,000,000,000
		AEGIS 20%	4/1/08-4/1/09		$ 1,000,000,000
		Prinston 5%	4/1/08-4/1/09		$ 1,000,000,000
		EIM 5%	4/1/08-4/1/09		$1,000,000,000: Goldendale $2,500,000
Aircraft	Hull and liability coverage for PSE 1986 Beach King Air	USAIG	12/1/07-12/1/08	$50,000,000 BI/PD $2,000,000 Hull	None
Fiduciary Liability	Coverage for liabilities associated with administration of employee benefit programs. Includes terrorism coverage.	Zurich	4/15/08-4/15/09	$ 15,000,000	$ 1,000,000
		AXIS	4/15/08-4/15/09	$ 10,000,000	N/A
Crime	Theft, employee dishonesty	Hartford	2/10/08-2/10/09	$ 10,000,000	$ 500,000
Auto Liability	Liability coverage for PSE vehicles traveling through British Columbia	Liberty Mutual	5/30/07-6/30/08	$ 1,000,000	$ 10,000
General Liability	Blackout/brownout liability coverage	AEGIS	6/1/07-6/1/08	$ 9,000,000	$ 1,000,000
General Liability	Liability coverage for Baker Resort	ARCH	4/30/07-4/30/08	$ 1,000,000	None
	Liability coverage for Baker Resort	ARCH	4/30/07-4/30/08	$ 1,000,000	$ 1,000,000
General Liability	Covers non-regulated activities	Liberty Mutual	5/30/07-6/30/08	$ 2,000,000	None
Worker’s Comp	Coverage for one PSE employee at Colstrip	Montana Fund	12/1/07-12/1/08	Statutory
General Liability	Coverage for Komo Kulshan Outdoor School	Scottsdale	4/30/07-4/30/08	$2mm occurrence / $2mm aggregate	$ 500
Property	Builder’s Risk Coverage for Upper Baker Fish Collector	ACE Fire	2/12/07-4/12/08	$ 25,000,000	$ 10,000
PUGET WESTERN COVERAGES
Coverage	Description	Insurer	Policy Period	Coverage Limits	Deductibles
General Liability	Public liability coverage for activities of PWI	Liberty Mutual	5/30/07-6/30/08	$ 2,000,000	$ 2,500
Property	Blanket replacement-cost coverage for PWI properties	Safeco	5/23/07-6/30/08	Replacement Cost	$ 1,000
Crime	Theft, employee dishonesty	Hartford	2/10/08-2/10/09	$ 10,000,000	$ 500,000
HYDRO ENERGY DEVELOPMENT CORP. COVERAGES
Coverage	Description	Insurer	Policy Period	Coverage Limits	Deductibles
Package	Packaged property & liability coverage	Liberty Mutual	5/30/07-6/30/08	$ 2,000,000	$2,500 gen. liability $1,000 property/empl benefit lia
Property	Blanket replacement-cost coverage for HEDC properties	See PSE	4/1/08-4/1/09	All-Risk replacement-cost coverage	$ 100,000
Crime	Theft, employee dishonesty	Hartford	2/10/07-2/10/08	$ 5,000,000	$ 250,000
JACKSON PRAIRIE PROJECT COVERAGES
Coverage	Description	Insurer	Policy Period	Coverage Limits	Deductibles
Property	Blanket replacement-cost coverages for HEDC properties	See PSE	4/1/08-4/1/09	All-Risk replacement-cost coverage	$ 500,000
General Liability	Public liability coverage for activities of Jackson Prairie project	AEGIS	12/1/07-12/1/08	$ 35,000,000	$1,000,000 auto $200,00 Gen. Liability
		EIM	12/1/07-12/1/08	$100,000,000 excess of $35,000,000	N/A
General Liability	Public liability coverage for activities of Jackson Prairie project	ACE	12/1/07-12/1/08	$65,000,000 excess of $35,000,000	N/A
Workers’ Comp	Covers PSE workers’ comp liability exposure excess of self-insured retention. Includes terrorism coverage.	AEGIS	12/1/07-12/1/08	$ 35,000,000	$ 2,000,000
		EIM	12/1/07-12/1/08	$65,000,000 excess of $35,000,000	N/A
Misc.	Well contro coverage	St. Paul	6/4/07-6/13/08	$10,000,000 per occur.	$ 150,000
COLSTRIP UNIT 1 & 2 PROJECT COVERAGES
Coverage	Description	Insurer	Policy Period	Coverage Limits	Deductibles
General Liability	Public liability coverage for activities at Colstrip Project Units 1&2	AEGIS	12/31/07-12/31/08	$ 35,000,000	$ 2,000,000
Property	Physical damage coverage for Colstrip Units 1&2. Includes terrorism coverage	FM Global 50%	4/1/08-4/1/09	$ 2,000,000,000	$ 5,000,000
EIM 2.5%
AEGIS 22.5%
Lexington 10%
NEIL 15%
Auto	Auto liability	Trinity	3/17/08-3/17/09	$ 500,000	None
Workers’ Comp	Covers workers’ comp liability exposure	Penn State Ins	12/31/07-12/31/08	Statutory coverage excess of SIR	$ 3,000,000

Schedule 6.11(b)

INTEREST HEDGING PROTOCOL

Subject to ISDA Documentation
Key terms of the hedging documentation to include:
(a)	Ranking
Interest Rate Hedge Banks are to rank pari passu at all times with the Lenders, both pre- and post-enforcement and to share rateably with the Lenders in allocation of proceeds.
(b)	Security.
(1)	Obligations under Interest Hedging Agreements with Interest Rate Hedge Banks are to be secured rateably with the Obligations under the Credit Agreement.
(2)	Collateral Agent to act also for the Interest Rate Hedge Banks.
(c)	Voting / instructions.
Interest Rate Hedge Banks to be included (pro-rata to amounts) in “Majority Lenders” for purposes of voting, consents, instructions after an Event of Default has occurred, provided that to the extent that any such Interest Rate Hedge Bank is an affiliate of Macquarie, such Interest Rate Hedge Bank’s rights to vote or consent shall not be exercised in any situation where 100% of Lender consent is required and shall not have a ‘tie-breaker’ vote.
(e)	Events of Default.
Interest Rate Hedge Banks will have the right to close out and terminate their Interest Hedging Agreements in each of the following circumstances:
(1)	payment default under the relevant Interest Hedging Agreement (after a reasonable grace period, i.e. 7-10 days);
(2)	If the Majority Lenders have taken enforcement action under the Credit Agreement;
(3)	illegality or tax event (as defined under the ISDA documentation);
(4)	insolvency; and
(5)	upon a repayment, prepayment, termination, cancellation or refinancing in full of the Term Loans.
Note these are not circumstances in which the Interest Hedge Banks will get paid ahead of the Lenders — this is only a right to close out the swaps.
(g)	Amendments.
Interest Rate Hedge Bank consent necessary to amend Interest Hedging Agreements and to amend any terms of the Financing Documents where that amendment would materially prejudice the rights of the Interest Rate Hedge Banks.
h)	Setoff.
(1)	Interest Rate Hedge Banks can net and set-off under the Interest Hedging Agreements.
(2)	Only net amounts received by the Interest Rate Hedging Banks to be included in the sharing provisions in the Credit Agreement.
(i)	Pro-rata cancellation of swaps.
Swaps to be reduced rateably with reduction of Term Loans outstanding, and pro rata among all Interest Rate Hedge Banks.
(j)	Legal opinions and conditions precedent.
(1)	Legal opinions delivered under the Credit Agreement addressed to the Lenders shall also to be addressed to the Interest Rate Hedge Banks.
(2)	Conditions precedent in Credit Agreement shall also to apply to the Interest Rate Hedge Banks.
(k)	Representations, warranties, undertakings.
(1)	Interest Rate Hedge Banks to have benefit of representations, warranties and undertakings made by the Borrower under the Credit Agreement.
(2)	Interest Hedging Agreements to be deemed Financing Documents for the purpose of the representations, warranties, undertakings, events of default and indemnities.
(l)	Party to Collateral Agency Agreement.
(1)	Interest Rate Hedge Banks to be parties to the Collateral Agency Agreement.
(2)	Interest Rate Hedge Banks to be excluded from Lender obligations under the Credit Agreement.
(m)	Ongoing reporting requirements.
Interest Rate Hedge Banks to be entitled to the same information about the Borrower as provided to the Lenders pursuant to the Credit Agreement, including, without limitation, any compliance certificates and financial accounts.

Schedule 7.01(b)

EXISTING LIENS

Debtor	Secured Party	Collateral	State	Jurisdiction	Original File Date and Number	Related Filings

PSE Funding, Inc.	JPMorgan Chase Bank, N.A., as Program Agent	Collection Account, Deposit Account, Receivable, Lock-box	W A	Department of Licensing	12/22/2005 #2005-357-9849-0
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility financing statement covering personal property as well as other property real/personal	W A	Department of Licensing	9/15/1967 #12672	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility financing statement covering personal property as well as other property real/personal	W A	Department of Licensing	9/13/1968 #42984	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Fortieth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	2/3/1969 #53469	Partial Releases filed 1/13/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	6/19/1970 #96775	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-Third Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	7/20/1970 #99343	Partial Releases filed 1/13/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	4/23/1971 #122686	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-Fourth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	10/31/1972 #179608	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	11/8/1972 #180444	Partial Release filed 8/9/89 Amendment Filed 6/4/97, Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-Fifth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	3/5/1974 #245382	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-Sixth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	11/12/1974 #274716	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/26/1975 #308439	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-Seventh Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	8/26/1975 #308440	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	9/19/1975 #311323	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-Seventh Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	10/22/1976 #375837	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	3/17/1977 #397450	Partial Release filed 8/9/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	7/15/1977 #419270	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Fifty-ninth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	7/13/1978 #480583	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	9/7/1978 #8250099	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/29/1979 #1088886	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixtieth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	12/3/1979 #9337024	Partial Releases filed 1/12/81, 12/23/82, 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-first Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	12/11/1981 #81345038	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	1/12/1982 #82012035	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/24/1983 #832360084	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/24/1983 #832360085	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-second Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	6/25/1984 #841780007	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-third Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	1/7/1986 #860080033	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-fourth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	4/8/1986 #86099009	Partial Release filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-fifth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	4/8/1986 #860990010	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/20/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	7/21/1986 #862030006	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/26/1986 #862030007	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignment Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-sixth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	8/26/1986 #862390145	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-seventh Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	11/7/1986 #863110074	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-eighth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	9/21/1987 #872640165	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	12/21/1987 #873550095	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/15/1988 #882280029	Partial Release filed 8/7/89 Amendment Filed 6/4/97 Assignment Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	BLC Corporation	Transmitting Utility Filing Leased new/used vehicles, new Pratt and Whitney combustion turbines	W A	Department of Licensing	10/5/1988 #882790648	Amendments Filed 2/27/89, 10/28/94, 6/9/97, 5/22/01, 8/8/02
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-ninth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	2/12/1990 #900430048	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	9/7/1990 #902500022	Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	9/7/1990 #902500023	Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventieth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	10/16/1990 #902890049	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-First Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	5/8/1991 #9112800074	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/20/1991 #912320049	Amendment Filed 6/4/97 Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-Third Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	3/4/1992 #920640036	Partial Releases filed 5/19/00, 12/6/04 Amendments Filed 6/3/97, 6/3/97, Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-Fourth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	10/26/1992 #923000032	Partial Release filed 5/19/00, 12/6/04 Amendment Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-Fifth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	4/22/1993 #931120020	Partial Releases filed 5/19/00, 12/6/04 Amendments Filed 6/3/97 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	6/17/1993 #931680004	Amendment Filed 6/4/97 Assignment Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	Puget Power Conservation Grantor Trust 1995-1	Transmitting Utility Filing The purchased Conservation Investment Assets to the Puget Power Conservation Grantor Trust 1995-1	W A	Department of Licensing	6/7/1995 #951580004	Assignments Filed 6/4/97, 7/23/97
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	8/28/1995 #952400003	Amendment Filed 6/4/97 Assignment Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Security Agreement is filed as a transmitting utility covering personal property and other property real and/or personal	W A	Department of Licensing	2/19/1997 #970500019	Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Sixty-Eighth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	6/3/1997 #971540077	Partial Releases filed 5/19/00, 12/6/04 Amendment Filed 6/3/03
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Transmitting Utility Mortgage of personal property and mortgage upon real estate	W A	Department of Licensing	6/4/1997 #971550143	Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	Puget Power Conservation Grantor Trust 1995-1	Transmitting Utility Filing The purchased Conservation Investment Assets to the Puget Power Conservation Grantor Trust 1995-1	W A	Department of Licensing	6/4/1997 #971550168	Amendment Filed 7/23/97
Puget Sound Energy, Inc.	BLC Corporation	Transmitting Utility Leased new/used vehicles, new Pratt and Whitney combustion turbines	W A	Department of Licensing	6/9/1997 #971600050	Amendments Filed 5/22/01, 8/8/02
Puget Sound Energy, Inc.	First Trust of California, National Association	Transmitting Utility Filing Combustion turbine generating unit manufactured by Turbo Power & Marine Systems, Inc.	W A	Department of Licensing	6/9/1997 #971600051
Puget Sound Energy, Inc.	Puget Sound Energy, Inc. Conservation Grantor Trust 1997	Transmitting Utility Filing Purchased Conservation Investment Assets to the Puget Sound Energy, Inc. Conservation Grantor Trust 1997	W A	Department of Licensing	8/5/1997 #972170065
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-Sixth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	12/17/1997 #973510085	Amendment/Partial Release Filed 5/19/00 Partial Release filed 12/6/04 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-Seventh Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	3/3/1999 #990620066	Amendment/Partial Release Filed 5/19/00 Partial Release filed 12/6/04 Assignment Filed 6/3/03
Puget Sound Energy, Inc.	U.S. National Bank Association	Seventy-Eighth Supplemental Indenture is filed as a transmitting utility covering certain property	W A	Department of Licensing	11/1/2000 #20003060059	Assignment Filed 6/3/03 Partial Release Filed 12/6/04
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	4/24/2002 #200211450896	Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	4/24/2002 #200211450919	Assignments Filed 4/24/02, 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8137-7	Assignment Filed 6/3/03 Partial Release filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8138-4	Assignment Filed 6/3/03 Partial Release Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8139-1	Assignment Filed 6/3/03 Partial Release Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8141-4	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8142-1	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8143-8	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8144-5	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8145-2	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8146-9	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8147-6	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8148-3	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8149-0	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. National Bank Association	Transmitting Utility Filing In Lieu Financing Statement (collateral not described)	W A	Department of Licensing	5/31/2002 #2002-154-8150-6	Assignment Filed 6/3/03 Partial Release Filed Filed 12/6/04
Puget Sound Energy, Inc.	U.S. Bank National Association, Trustee under Mortgage dated June 2, 1924, as supplemented and modified	Electric operating utility property	W A	Department of Licensing	6/3/2003 #200315470660	Partial Release Filed 12/6/04
Puget Sound Energy, Inc.	IOS Capital, LLC	Leased equipment	W A	Department of Licensing	7/3/2003 #200318465090
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	10/6/2003 #2003-281-4398-8
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/15/2004 #2004-107-9584-2
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	8/31/2004 #2004-246-9334-9
Puget Sound Energy, Inc.	U.S. Bank National Association, Trustee under Mortgage dated June 2, 1924, as supplemented and modified	Electric operating utility property	W A	Department of Licensing	3/16/2005 #2005-076-2148-1
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/19/2005 #2005-110-2057-7
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/19/2005 2005-110-2058-4
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/19/2005 #2005-110-2060-7
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/19/2005 #2005-110-2061-4
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/27/2005 #2005-118-4319-0
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Gas utility property	W A	Department of Licensing	4/29/2005 #2005-119-4935-9	Assignment Filed 6/21/06
Puget Sound Energy, Inc.	U.S. National Bank Association Trustee under Mortgage dated June 2, 1924, as supplemented and modified	Electric operating utility property	W A	Department of Licensing	4/29/2005 #2005-119-4937-3
Puget Sound Energy, Inc.	The Bank of New York Trust Company, N.A.	Gas utility property	W A	Department of Licensing	4/29/2005 #2005-119-4938-0	Assignment Filed 6/21/06
Puget Sound Energy, Inc.	IOS Capital	Leased property	W A	Department of Licensing	10/12/2005 #200528507924
Puget Sound Energy, Inc.	JPMorgan Chase Bank, N.A., as Program Agent	Transmitting Utility Filing Collection Account, Deposit Account, Receivable, Lock-box	W A	Department of Licensing	12/22/2005 #2005-357-9855-1
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	5/1/2006 #200612157523
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	5/24/2006 #200614426016
Puget Sound Energy, Inc.	U.S. Bank National Association, Trustee under Mortgage dated June 2, 1924, as supplemented and modified	Electric operating utility property	W A	Department of Licensing	9/15/2006 #2006-258-9059-2
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	1/18/2007 #200701822868
Puget Sound Energy, Inc.	IOS Capital	Leased equipment	W A	Department of Licensing	4/3/2007 #200709335940
Puget Sound Energy, Inc.	Ikon Financial Svcs	Leased equipment	W A	Department of Licensing	1/8/2008 #200800858911
Puget Sound Energy, Inc.,
successor in interest to Puget
Sound Power and Light Company
Additional Debtors:  Mei Fang
Wang, Gloria R Hettel, Pine Lake
Plateau Dental-Medical Building,
LLC, Sammamish Properties,
LLC, David J Hines and Lina
Hines, Pine Lake Associates,
LLC, Pierre V. Barmore, Jr. and
Janice Barmore, King County, All
unknown owners and all unknown
tenants
	Central Puget Sound Regional Transit Authority, d/b/a Sound Transit	Stipulated Judgment and Decree of Appropriation $2,623,000.00	W A	King County	9/15/2004 #20040915000419
Puget Sound Energy, Inc. Additional Debtor: City of Seattle	Constance A. Johnson	Stipulated Judgment Quieting Title	W A	King County	10/28/2004 #20041028000034
Puget Sound Energy, Inc. fka
Puget Sound Traction, Light and
Power Company
Additional Debtors:  BFS Retail &
Commercial Operations, LLC,
Cecil Lueng and Hazel Lueng,
Tommy Wong, Lani Yiu, King
County, all unknown owners and
all unknown tenants
	Central Puget Sound Regional Transit Authority, d/b/a Sound Transit	Judgment and Decree of Appropriation and Stipulation for and Order Amendment (1) Petition; (2) Order Re Public Use and (3) order Re Possession and Use $1,850,000.00	W A	King County	11/10/2005 #20051110001980
Puget Sound Energy, Inc.	Christopher Todd Gerou	JUDGMENT $1,471.00	W A	King County District Court - East (Bellevue, WA)	5/1/2002 Case #Y00020101
Puget Sound Energy, Inc.	Petr D Dvosis	JUDGMENT $1,521.00	W A	King County District Court - East (Bellevue, WA)	5/1/2002 Case #Y00020268
Puget Sound Energy, Inc.	Jon Vevik	JUDGMENT $656.70	W A	King County District Court - East (Bellevue, WA)	10/14/2002 Case #Y00020659
Puget Sound Energy, Inc. Additional Debtor: Central Locating Service	R.L. Alia Company	JUDGMENT $609.80	W A	King County District Court - East (Bellevue, WA)	9/9/2004 Case #SC4-01173
Puget Sound Energy, Inc. Additional Debtor: Central Locating Service	R.L. Alia Company	JUDGMENT $4,021.00	W A	King County District Court - East (Bellevue, WA)	9/9/2004 Case #SC4-01174
Puget Sound Energy, Inc.	First & Utah Street Associates	JUDGMENT $4,030.00	W A	King County District Court - East (Bellevue, WA)	5/4/2007 Case #75-001232
Puget Sound Energy, Inc.	John M Adarno	JUDGMENT $4,500.00	W A	King County Superior Court	11/29/2001 Judgment# 01-9-19424-6 Case# 01-2-06298-1
Puget Sound Energy, Inc.	Washington State of Labor & Industries	JUDGMENT $200.00	W A	King County Superior Court	12/28/2007 Judgment# 07-9-37556-8 Case# 06-2-33074-9
Puget Western Company	Shear Transport, Inc.	JUDGMENT $27,860.00	W A	King County Superior Court	1/17/1997 Judgment# 97011700058

Schedule 7.03(b)

EXISTING INDEBTEDNESS

Long-term Debt of Puget Sound Energy

Series	Coupon	Issue Date	Maturity Date	Principal
3.363% Senior notes	3.363%	Jun-4-03	Jun-1-08	$150,000,0004
MTN-B	6.530%	Aug-18-93	Aug-18-08	$3,500,000
MTN-B	6.510%	Aug-19-93	Aug-19-08	$1,000,000
Senior note B	7.610%	Sep-8-00	Sep-8-08	$25,000,000
Senior note B	6.460%	Mar-9-99	Mar-9-09	$150,000,000
MTN-C	6.610%	Dec-20-95	Dec-21-09	$3,000,000
MTN-C	6.620%	Dec-20-95	Dec-22-09	$5,000,000
Senior note B	7.960%	Feb-22-00	Feb-22-10	$225,000,000
MTN-C	7.120%	Sep-11-95	Sep-13-10	$7,000,000
Senior note C	7.690%	Nov-9-00	Feb-1-11	$260,000,000
MTN-B	6.830%	Aug-18-93	Aug-19-13	$3,000,000
MTN-B	6.900%	Sep-30-93	Oct-1-13	$10,000,000
MTN-C	7.350%	Sep-11-95	Sep-11-15	$10,000,000
MTN-C	7.360%	Sep-11-95	Sep-15-15	$2,000,000
5.197% Senior notes	5.197%	Oct-12-05	Oct-1-15	$150,000,000
Senior note A	6.740%	Jun-15-98	Jun-15-18	$200,000,000
FMB	9.570%	Sep-1-90	Sep-1-20	$25,000,000
MTN-C	7.150%	Dec-20-95	Dec-19-25	$15,000,000
MTN-C	7.200%	Dec-21-95	Dec-22-25	$2,000,000
Senior note A	7.020%	Dec-27-97	Dec-1-27	$300,000,000
Senior note B	7.000%	Mar-9-99	Mar-9-29	$100,000,000
Pollution control bonds	5.100%	Mar-11-03	Mar-1-31	$23,400,000
Pollution control bonds	5.000%	Mar-11-03	Mar-1-31	$138,460,000
5.483% Senior notes	5.483%	May-27-05	Jun-1-35	$250,000,000
6.724% Senior notes	6.724%	Jun-30-06	Jun-15-36	$250,000,000
6.274% Senior notes	6.274%	Sep-18-06	Mar-15-37	$300,000,000
6.974% Hybrid	6.974%	Jun-4-07	Jun-1-67	$250,000,000
Total				$2,858,360,000

Other Debt of Puget Sound Energy

Credit Facility	Variable	Mar-29-07	Apr-4-12	$500,000,0005
Credit Facility	Variable	Mar-29-07	Apr-4-12	$350,000,0005
A/R Securitization Facility	Variable	Dec-20-05	Dec 20-10	$200,000,0005
Demand Promissory Note	Variable	Jun-1-06	NA	$30,000,0006

4Issue likely to mature prior to merger completion date.

5Represents the commitment amount, not the amount outstanding.  These facilities will be replaced by the Operating Company Facilities on the Financial Closing Date; provided that any letters of credit issued thereunder shall be permitted only to the extent such letters of credit are fully collateralized by either cash proceeds from the loans made under the Operating Company Facilities or letters of credit issued under the Operating Company Facilities.

6Among Puget Sound Energy, Inc., as Borrower and Puget Energy, Inc., as Lender (intercompany .revolving credit facility).  This note does not contain any restriction as to dividends, prepayment, redemption or change of control.

Continued

Security	Dividend	Shares	Par	Amount Outstanding
Preferred stock	4.70%	4,311	$100	$431,100
Preferred Stock	4.84%	14,583	$100	$1,458,300

Schedule 7.04(m)

EXISTING INVESTMENTS

Investments in subsidiaries as listed in Schedule 5.13(B).

Various in corporate owned life insurance (COLI) policies owned as of the date of this agreement, owned by PSE.

Development rights to certain wind powered electric generating facilities in Washington State, owned by PSE

1.      In February 2008, Puget Sound Energy acquired, for approximately $3.6 million, assets intended to support the development of a wind powered generating facility, with a nameplate capacity of 44 MW, adjacent to PSE’s existing Wild Horse Wind Project in Kittitas County, Washington (the “Wild Horse Expansion”).  Specifically, PSE acquired approximately 1400 acres of land, wind data, meteorological data collection towers (“met towers”), environmental and other studies, a position in a transmission interconnection queue, and related assets.

2.      In mid May 2008, PSE anticipates closing on the acquisition of assets intended to support the development of a wind powered generating facility, with a nameplate capacity of 70 MW, in Skamania County, Washington (the “Saddleback Project”).  Specifically, for approximately $800,000, PSE will acquire wind data, met towers, environmental and other studies, a position in a transmission interconnection queue, and related assets.  Further, PSE will enter into a lease with the property owner providing PSE with all necessary real estate rights to the project site.

S1.5 million investment in Kinetic Ventures, held by Puget Western, Inc.:
Puget Western, Inc., a wholly owned subsidiary of PSE, has an 11.11% member’s interest in an energy related utility venture capital fund, Kinetic Ventures Fund VI, LLC., that is scheduled to terminate on December  31, 2009.  Puget Western accounts for its investment in the fund in accordance with the FASB’s EITF 03-01, with its carrying cost equal to the fund manager’s reported capital account balance for Puget Western.  The principal assets of the fund are equity investments in four non-public companies.  Audited Financials are provided to the investors once a year.  Puget Western’s reported member’s capital account balance was $1,528,108 at December  31, 2007.  Puget Energy is obligated to provide $193,080 in future capital investments if capital calls are made by the managing investor of the fund prior to December 31, 2009.

$35.2 million in various real estate investments, held by Puget Western, Inc.:
Puget Western’s primary business is the investment and development of commercial and industrial properties in the Pacific Northwest.  At December 31, 2007, the company owned 41 commercial/industrial properties in Western Washington with a carrying value of $32,680,893.  Additionally, Puget Western held 8 promissory notes related to the prior sale of properties, with an aggregate carrying value of $9,317,812 at December 31, 2007.  All notes are secured by a first lien deed of trust and all notes were current at December  31, 2007.

Schedule 10.02

FACILITY AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

Facility Agent; Collateral Agent:

Barclays Bank PLC
200 Park Avenue
New York, New York  10166
Phone: 212-412-1562
Facsimile: 212-412-7600
Attention: Gary Wenslow

Borrower and Subsidiaries:

Puget Merger Sub, Inc.
Level 22, 125 West 55th Street
New York, NY  10019
Attention: Christopher Leslie
Phone: (212) 231-1686
Facsimile: (212) 231-1828
Email: Christopher.Leslie@macquarie.com

EXHIBIT A
to Credit Agreement

FORM OF BORROWING REQUEST

Barclays Bank PLC
as facility agent
under the below-defined Credit Agreement
(in such capacity, the “Facility Agent”)

Attention:  [_______]

[DATE]

Reference is made to the Credit Agreement, dated as of [____________], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among Puget Merger Sub Inc., a Washington corporation (the “Borrower”), the Lenders party thereto from time to time, and Barclays Bank PLC, as Facility Agent.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

This Borrowing Request is issued in accordance with Section 2.02(a) of the Credit Agreement.

The undersigned hereby irrevocably requests a Borrowing of Loans under the Credit Agreement as follows:

(i)	the date of the requested Borrowing is [______________], 20[___];

(ii)	the Loans are comprised of [$[_________] of Term Loans] [$[_________] of Capital Expenditure Loans];

(iii)	the aggregate amount of the Borrowing is $[_________]; and

(iv)	the Loans are comprised of [Alternate Base Rate Loans] [LIBO Rate Loans having an initial Interest Period of [______________] month[s]].

Pursuant to Section 4.03 of the Credit Agreement, the undersigned hereby certifies that the following statements will be true on the date of the Borrowing or, if such representation specifically refers to an earlier date, such earlier date:

(a)  [The representations and warranties of the Borrower contained in Article V of the Credit Agreement and each other Financing Document are true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects) on and as of the date of the requested Borrowing, before and after giving effect to the requested Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the requested Borrowing, in which case, as of such date.]1

[The Company Representations and the Specified Representations are true and correct on and as of the date of the requested Borrowing (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date).]2

(b) No Default or Event of Default has occurred and is continuing, or would result from such requested Borrowing or from the application of the proceeds therefrom.3

(c)  [Proceeds of the Capital Expenditure Loans comprising the requested Borrowing will be applied toward Additional CapEx and:

(i) after giving effect to the requested Borrowing, Total Indebtedness to Total Capitalization of the Borrower does not exceed 70%; [and]

(ii)  [such proceeds will be applied towards Additional CapEx relating to construction, and attached hereto as Annex A is (A) a budget and schedule for such construction together with a certificate from an Authorized Officer of the Borrower and a nationally recognized independent engineer certifying that, in their opinion, such budget and schedule are reasonable and (B) a certificate from an Authorized Officer of the Borrower certifying that it is within 17.5% of the aggregate original, certified construction budget;]4

(iii) attached hereto as Annex B is a certificate of the Borrower certifying that it has received all material permits and licenses (including those relating to the regulatory status) necessary to construct, purchase and operate (as applicable) the asset to which the Additional CapEx is to be applied, except for such permits and licenses as are customarily obtained at a later date or not obtainable prior to the time they are required in the ordinary course of business.]5

(d) [[The Borrower is in Lock-Up]/[an Excess Cash Sweep Event has occurred and is continuing] and (A) the proceeds of the Loans comprising the requested Borrowing will be applied towards Base Capital Expenditures, (B) there is no Distributable Cash Balance which has not been prepaid pursuant to Section 2.03(b)(i)(G) of the Credit Agreement and (C) the Lock-Up Account has a zero balance].6

This notice is being delivered by the undersigned to the Facility Agent not later than 1:00 p.m., New York City time, on the [first][fourth] Business Day prior to the date of the requested Borrowing listed above.

PUGET MERGER SUB INC.

By: _________________________________________________________________
Name:
Title:

____________________________
1 Insert this clause for Capital Expenditure Loans only.

2 Insert this clause for Term Loans only.

3 Not required for Borrowing of Term Loans.

4 Insert this subclause if the Additional CapEx is for construction.

5 This clause (c) only required for Borrowing of Capital Expenditure Loans to the extent proceeds are to be applied toward Additional CapEx.

6 Insert this clause if a Lock-Up Event has occurred and is continuing and/or if an Excess Cash Sweep Event has occurred.

EXHIBIT B-1
to Credit Agreement

FORM OF TERM NOTE

$[_____________] Dated:  _______ ___, _______

FOR VALUE RECEIVED, the undersigned, PUGET MERGER SUB INC., a Washington corporation (the “Borrower”), HEREBY PROMISES TO PAY [_______________] or its registered assigns (together, the “Lender”) for the account of its applicable lending office the principal amount of the Term Loan (as defined below) owing to the Lender by the Borrower pursuant to that certain Credit Agreement, dated as of [_______], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, and certain other lenders party thereto and Barclays Bank PLC, as facility agent (in such capacity, the “Facility Agent”), on the dates and in the amounts specified in the Credit Agreement.  Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Term Loan from the date of the Borrowing thereof until such principal amount is paid in full, at such interest rates and payable at such times as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars and in immediately available funds to the Facility Agent in an account designated by the Facility Agent.

The Term Loan owing to the Lender by the Borrower, the maturity thereof, and all payments made on account of principal thereof shall be recorded by the Lender, entered into the Register maintained by the Facility Agent and, prior to any transfer thereof, endorsed by the Lender on the grid attached hereto, which is part of this Term Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Term Note.

This Term Note is one of the Notes referred to in and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, inter alia, (i) provides for the making of a single Term Loan (the “Term Loan”) by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the Indebtedness of the Borrower resulting from such Term Loan being evidenced by this Term Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The Obligations of the Borrower under this Term Note are secured by the Collateral as provided in the Financing Documents.

PUGET MERGER SUB INC.
By:
Name:
Title:

TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-2
to Credit Agreement

FORM OF CAPITAL EXPENDITURE NOTE

S[__________________]

Dated:  __________ ___, _____

FOR VALUE RECEIVED, the undersigned, PUGET MERGER SUB INC., a Washington corporation (the “Borrower”), HEREBY PROMISES TO PAY [______________] or its registered assigns (together, the “Lender”) for the account of its applicable lending office the principal amount of the Capital Expenditure Loans (as defined below) owing to the Lender by the Borrower pursuant to that certain Credit Agreement, dated as of [___________], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, and Barclays Bank PLC, as facility agent (in such capacity, the “Facility Agent”), on the dates and in the amounts specified in the Credit Agreement.  Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Capital Expenditure Loans from the date of the Borrowings thereof until such principal amount is paid in full, at such interest rates and payable at such times as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars and in immediately available funds to the Facility Agent in an account designated by the Facility Agent.

The Capital Expenditure Loans owing to the Lender by the Borrower, the maturity thereof, and all payments made on account of principal thereof shall be recorded by the Lender, entered into the Register maintained by the Facility Agent and, prior to any transfer thereof, endorsed by the Lender on the grid attached hereto, which is part of this Capital Expenditure Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of Borrower under this Capital Expenditure Note.

This Capital Expenditure Note is one of the Notes referred to in and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, inter alia, (i) provides for the making of multiple loans (the “Capital Expenditure Loans”) by the Lender to the Borrower in an aggregate amount at any one time outstanding not to exceed the Dollar amount first above mentioned, the Indebtedness of the Borrower resulting from such Capital Expenditure Loans being evidenced by this Capital Expenditure Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The Obligations of the Borrower under this Capital Expenditure Note are secured by the Collateral as provided in the Financing Documents.

PUGET MERGER SUB INC.
By:
Name:
Title:

CAPITAL EXPENDITURE LOANS AND PAYMENTS OF
PRINCIPAL

Date	Amount of Capital Expenditure Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C-1
To Credit Agreement

BORROWER SECURITY AGREEMENT

Dated [_______________]

From

PUGET MERGER SUB INC.

as Borrower

to

BARCLAYS BANK PLC

as Collateral Agent

T A B L E  O F  C O N T E N T S

Section Page

Section 1.	Grant of Security

Section 2.	Security for Obligations

Section 3.	Borrower Remain Liable

Section 4.	Delivery and Control of Security Collateral

Section 5.	Deposit Accounts

Section 6.	Reserved

Section 7.	Release of Amounts

Section 8.	Representations and Warranties

Section 9.	Further Assurances

Section 10.	Reserved

Section 11.	Reserved

Section 12.	Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts

Section 13.	As to Intellectual Property Collateral

Section 14.	Voting Rights; Dividends; Etc.

Section 15.	Reserved

Section 16.	As to Letter-of-Credit Rights

Section 17.	Commercial Tort Claims

Section 18.	Transfers and Other Liens; Additional Shares

Section 19.	Collateral Agent Appointed Attorney in Fact

Section 20.	Collateral Agent May Perform

Section 21.	The Collateral Agent’s Duties

Section 22.	Remedies

Section 23.	Indemnity and Expenses

Section 24.	Amendments; Waivers; Additional Borrower; Etc.

Section 25.	Notices, Etc

Section 26.	Continuing Security Interest; Assignments under the Credit Agreement

Section 27.	Termination

Section 28.	Reserved

Section 29.	Execution in Counterparts

Section 30.	Governing Law

Section 31.	Waiver of Right to Trial by Jury

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Assigned Agreements
Schedule IV	-	Intellectual Property
Schedule V	-	Commercial Tort Claims
Schedule VI	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	-	Changes in Name, Location, Etc.
Schedule VIII	-	Letters of Credit

Exhibits

Exhibit A	-	Form of Withdrawal Certificate

BORROWER SECURITY AGREEMENT

BORROWER SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [_______________] made by Puget Merger Sub Inc., a Washington corporation (the “Merger Sub”) to Barclays Bank PLC, as collateral agent (together with any successor collateral agent appointed pursuant to the Collateral Agency Agreement, the “Collateral Agent”) for the Secured Parties.

PRELIMINARY STATEMENTS.

(1)       The Merger Sub entered into a Credit Agreement dated as of May 16, 2008 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders and the other parties thereto.

(2)       Puget Energy Inc., a Washington corporation (the “Company”), upon the consummation of the Merger, shall assume, pursuant to the Assumption Agreement, all of the obligations of the Merger Sub under the Credit Agreement, this Agreement and all of the other Financing Documents to which the Merger Sub is a party, and will be the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite the Borrower’s name on and as otherwise described in Part I of Schedule I hereto and issued by PSE.  The Merger Sub (prior to the Effective Time) and the Company (upon and after the Effective Time) are referred to herein as the “Borrower”.

(3)       The Borrower is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite its name on Schedule II hereto.

(4)       The Borrower is the owner of Account No. 110789 (the “Lock-Up Account”), with The Bank of New York Mellon at its office at 101 Barclay Street, Floor 8W, New York, NY 10286, Attention: Corporate Finance Group.

(5)       It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement and the entry into Interest Hedging Agreements by the Interest Rate Hedge Banks from time to time that the Borrower shall have granted the security interest contemplated by this Agreement.  The Borrower will derive substantial direct and indirect benefit from the transactions contemplated by the Financing Documents.

(6)       Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  The term “Withdrawal Certificate” shall mean a certificate substantially in the form of Exhibit A, and the term “Withdrawal Date” shall mean any date on which a withdrawal is to be made from the Lock-Up Account.

(7)       “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial

Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement and to induce the Interest Rate Hedge Banks to enter into Interest Hedging Agreements from time to time, the Borrower hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1.  Grant of Security.  The Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Borrower’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)       all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b)       all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which the Borrower has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which the Borrower has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by the Borrower, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c)       all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e), (f) or (g) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d)       the following (the “Security Collateral”):

(i)         the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii)         all additional shares of stock and other Equity Interests in PSE from time to time acquired by the Borrower in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iii)         all indebtedness from time to time owed to the Borrower (such indebtedness being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(iv)         the Lock-Up Account, all security entitlements with respect to all financial assets from time to time credited to the Lock-Up Account, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(v)         all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which the Borrower has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e)       each of the agreements listed on Schedule III hereto and each Interest Hedging Agreement to which the Borrower is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of the Borrower to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f)       the following (collectively, the “Account Collateral”):

(i)         the Pledged Deposit Accounts, other deposit accounts and all funds from time to time credited thereto, and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;

(ii)         all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of the Borrower in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)         all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g)       the following (collectively, the “Intellectual Property Collateral”):

(i)         all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)         all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case; with the goodwill symbolized thereby (“Trademarks”);

(iii)         all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv)         all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)         all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works (in each case, subject to the exclusion for intent to use applications set forth in clause (ii) above);

(vi)         all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof (in each case, subject to the exclusion for intent to use applications set forth in clause (ii) above);

(vii)         all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Borrower accruing thereunder or pertaining thereto;

(viii)         all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which the Borrower, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto; and

(ix)         any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h)       the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Borrower have complied with the requirements of Section 17);

(i)       all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Borrower pertaining to any of the Collateral; and

(j)       all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance
(whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Provided, however, that in no event shall Collateral (or any of the sub-categories of Collateral defined above) include: (a) any lease, license, contract or agreement to which the Borrower is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to the Borrower, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided further that in no event shall the Security Collateral be excluded by the first proviso in this paragraph, or (b) in any of the outstanding capital stock of (i) a Controlled Foreign Corporation (within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended) in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote and (ii) any subsidiary of any such Controlled Foreign Corporation.

Section 2.  Security for Obligations.  This Agreement secures, in the case of the Borrower, the payment of all Secured Obligations of the Borrower.  Without limiting the generality of the foregoing, this Agreement secures, as to the Borrower, the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower to any Secured Party under the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

Section 3.  Borrower Remain Liable.  Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the contracts and agreements included in the Borrower’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Financing Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.  Delivery and Control of Security Collateral.  (a) All certificated securities or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.  The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b)       With respect to the Lock-Up Account and any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the Borrower will cause the securities intermediary with respect to such Account or security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder thereof or (ii) to agree with the Borrower and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of the Borrower, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Securities Account Control Agreement” or “Securities/Deposit Account Control Agreement,” respectively)

(c)       With respect to any Security Collateral that constitutes an uncertificated security, the Borrower will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with the Borrower and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of the Borrower, such agreement to be in form and substance satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).

(d)       The Collateral Agent shall have the right at any time to convert Security Collateral consisting of financial assets credited to the Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to the Lock-Up Account.

(e)       The balance from time to time in the Lock-Up Account shall constitute part of the Collateral hereunder and, except as otherwise provided herein, shall not constitute payment of the Secured Obligations until the occurrence of a Cash Sweep Date, whereupon a portion of such amounts standing to the credit of the Lock-Up Account shall be applied as provided in Section 2.03(b)(i)(B) of the Credit Agreement.

Section 5.  Deposit Accounts.  So long as any Secured Obligation shall remain unpaid, any Interest Hedging Agreement shall be in effect or any Lender shall have any Commitment:

(a)       The Borrower will maintain deposit accounts only with the financial institution acting as Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with the Borrower and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such deposit account without the further consent of the Borrower, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided, however, this Section 5(a) shall not apply to deposit accounts (i) with an aggregate balance of no more than $250,000 at any time or (ii) operated solely as a payroll account.

(b)       The Borrower agrees to terminate any or all Pledged Deposit Accounts and related Deposit Account Control Agreements upon request by the Collateral Agent.

(c)       The Collateral Agent may, at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Borrower’s obligations under the Financing Documents if an Event of Default shall have occurred and be continuing.  In the event that such a transfer shall take place, the Collateral Agent agrees to provide notice to the Borrower thereafter as required by law, provided that the failure to provide such notice shall not result in any liability under this Agreement.

Section 6.  Reserved.

Section 7.  Release of Amounts.  (a) So long as no Default under Section 8.01(a), (f) or (k) of the Credit Agreement or Event of Default shall have occurred and be continuing, the Collateral Agent will pay and release, or direct the applicable Pledged Account Bank to pay and release, to the Borrower or at its order such amount, if any, as is then on deposit in the Pledged Deposit Accounts, in each case to the extent permitted to be released under the terms of the Credit Agreement.

(b)       The following provisions shall apply to withdrawals from the Lock-Up Account:

(i)       Withdrawal Certificate.

(A)         Upon the conclusion of a Lock-Up Period, the Borrower shall be entitled to withdraw monies from the Lock-Up Account by delivering to the Collateral Agent a Withdrawal Certificate signed by the Borrower.

(B)         The Borrower shall not be entitled to request any withdrawal from the Lock-Up Account during the Lock-Up Period except withdrawals permitted pursuant to Section 7.05(d) of the Credit Agreement.  Any Withdrawal Certificate provided to the Collateral Agent by the Borrower during a Lock-Up Period shall be accompanied by a certification of an Authorized Officer of the Borrower in accordance with clause (C) below, (including a certification with respect to the Distributable Cash balance, if applicable); and

(C)         No later than three Business Days prior to the Withdrawal Date, the Borrower shall deliver to the Facility Agent and the Collateral Agent for purposes of any withdrawal, a Withdrawal Certificate, signed by an Authorized Officer of the Borrower specifying:

(i)         the amount requested to be withdrawn from the Lock-Up Account;

(ii)         the relevant Withdrawal Date on which such withdrawal is to be made;

(iii)         the purpose for which the amount so withdrawn is to be used;

(iv)         for any withdrawal under clause (A) above, that the Borrower is not and will not be, after giving effect to such withdrawal in Default and, no Default or Event of Default may reasonably be expected to occur as a result of such withdrawal or the application of the withdrawn amounts in the manner contemplated by such Withdrawal Certificate; and

(v)         a certificate with respect to the Distributable Cash Balance on the date of the Withdrawal Certificate.

(ii)       Agents’ Review of Certificates; Delivery to Collateral Agent.

(A)         In the event that prior to the relevant Withdrawal Date, the Facility Agent shall reasonably determine that a Withdrawal Certificate is inconsistent with or otherwise fails to satisfy the provisions of this Agreement and the other Financing Documents, the Facility Agent shall notify the Collateral Agent and the Borrower in writing promptly but in no case later than the third Business Day following the Facility Agent’s receipt of such Withdrawal Certificate and may either (A) return such Withdrawal Certificate to the Borrower with its determinations noted thereon; or (B) in consultation with the Borrower, make such corrections as it reasonably deems necessary to satisfy the requirements of this Agreement.  The Facility Agent and the Borrower will endeavor to agree and complete the final form Withdrawal Certificate and deliver such certificate to the Collateral Agent, no later than the Business Day prior to the Withdrawal Date to which such certificate relates.

(B)         The Facility Agent and the Collateral Agent each shall countersign any accepted Withdrawal Certificate (which acceptance or counter-signature shall not be unreasonably withheld, conditioned or delayed), and the Collateral Agent shall implement such Withdrawal Certificate in accordance with Section 7(b)(iii).

(iii)       Implementation of Withdrawal.  Except as otherwise provided in this Agreement, following receipt of an executed Withdrawal Certificate, the Collateral Agent shall pay or transfer the amount(s) specified in such Withdrawal Certificate by requesting that the Account Bank initiate such payment or transfer not later than 12:00 Noon (New York City time) on the Withdrawal Date set out in such Withdrawal Certificate for such payment or transfer (or if such certificate is not received by the Collateral Agent at least one Business Day prior to such Withdrawal Date, by 12:00 Noon (New York City time) on the next succeeding Business Day following delivery of such Withdrawal Certificate to the Collateral Agent).

Section 8.  Representations and Warranties.  The Borrower represents and warrants as follows as of the date hereof:

(a)       The Borrower’s exact legal name, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto.  The Borrower has no trade names other than as listed on Schedule VI hereto.  Within the five years preceding the date hereof, the Borrower has not changed its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b)       The Borrower is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing the Borrower or any trade name of the Borrower as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Financing Documents.

(c)       The Borrower has no material Equipment or Inventory.

(d)       None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $250,000 that has not been delivered to the Collateral Agent.

(e)       PSE, as an issuer of Security Collateral, has received notice of the security interest granted hereunder.

(f)       The Pledged Equity pledged by the Borrower hereunder has been duly authorized and validly issued and is fully paid and non assessable.  The Pledged Debt pledged by the Borrower hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and is not in default.

(g)       The Initial Pledged Equity pledged by the Borrower constitutes 100% of the issued and outstanding Equity Interests of PSE.

(h)       The Borrower has no investment property, other than the investment property listed on Schedule I hereto and additional investment property as to which the Borrower has complied with the requirements of Section 4.

(i)       The Assigned Agreements to which the Borrower is a party, true and complete copies of which (other than the Interest Hedging Agreements) have been furnished to the Collateral Agent, have been duly authorized, executed and delivered by all parties thereto, have not been amended, amended and restated, supplemented or otherwise modified, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.  The Borrower is not in default and, to the Borrower’s knowledge, there exists no default under any Assigned Agreement to which the Borrower is a party by any other party thereto.

(j)       The Borrower has no deposit accounts, other than the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which the Borrower has complied with the applicable requirements of Section 5.

(k)       The Borrower is not a beneficiary or assignee under any letter of credit, other than the letter of credit described in Schedule VIII hereto and additional letters of credit as to which the Borrower has complied with the requirements of Section 16.

(l)       This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by the Borrower, securing the payment of the Secured Obligations; all actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC have been taken (other than deposit accounts described in Section 5(a)) and upon the filing with the Washington Department of Licensing of an appropriate UCC financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the collateral as “all assets” the security interest of the Collateral Agent in all collateral that can be perfected by the filing of a UCC financing statement will be taken and such security interest will be perfected and will be first priority, subject to no other Liens other than Permitted Collateral Liens.

(m)       No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by the Borrower of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by the Borrower, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect, the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the actions described in Section 4 with respect to the Security Collateral, which actions have been taken and are in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally or as may be required in connection with the disposition of any portion of the Collateral under Section 203 of the Federal Power Act or chapter 80.12 of the Revised Code of Washington.

(n)       The Borrower has no material Intellectual Property Collateral.

(o)       The Borrower has no commercial tort claims other than those listed in Schedule V hereto and additional commercial tort claims as to which the Borrower has complied with the requirements of Section 17.

Section 9.  Further Assurances.  (a) The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Borrower hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of the Borrower; provided, however, that in no event shall the Borrower be required to cause the notation of any security interest on any certificate of title.

(b)       The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of the Borrower, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  The Borrower ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)       The Borrower will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of the Borrower and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 10.  Reserved.

Section 11.  Reserved.

Section 12.  Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts.  (a) The Borrower will not change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Section 8(a) of this Agreement (except in connection with the Merger) without first giving at least 20 days’ prior written notice to the Collateral Agent and taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  The Borrower will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Collateral Agent to inspect and make abstracts from such records and other documents as set forth in Section 6.18 of the Credit Agreement.  If the Borrower does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b)       Except as otherwise provided in this subsection (b), the Borrower will continue to collect, at its own expense, all amounts due or to become due the Borrower under the Assigned Agreements, Receivables and Related Contracts.  In connection with such collections, the Borrower may take such action as the Borrower or the Collateral Agent may deem necessary to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to the Borrower of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to the Borrower thereunder directly to the Collateral Agent and, upon such notification and at the expense of the Borrower, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Borrower might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth in Section 9-607 of the UCC.  After receipt by the Borrower of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by the Borrower in respect of the Assigned Agreements, Receivables and Related Contracts of the Borrower shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in an account secured for the benefit of the Collateral Agent on behalf of the Secured Parties and either (A) released to the Borrower on the terms set forth in Section 7 so long as no Default under Section 8.01(a), (f) or (k) of the Credit Agreement or any Event of Default shall have occurred and be continuing or (B) if any such event shall have occurred and be continuing, applied as provided in Section 22(b) and (ii) the Borrower will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon.  The Borrower will not permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other Indebtedness or obligations of the Obligor thereof.

Section 13.  As to Intellectual Property Collateral.  The Borrower agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g), (a) the provisions of this Agreement shall automatically apply thereto and (b) the Borrower shall execute and deliver to the Collateral Agent any agreement, instrument or other document reasonably requested by the Collateral Agent to perfect the security interest in such Collateral.

Section 14.  Voting Rights; Dividends; Etc.  (a) So long as no Event of Default shall have occurred and be continuing:

(i)       The Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of the Borrower or any part thereof for any purpose; provided however, that the Borrower will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii)       The Borrower shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of the Borrower if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Financing Documents; provided, however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by the Borrower, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Borrower and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)       The Collateral Agent will execute and deliver (or cause to be executed and delivered) to the Borrower all such proxies and other instruments as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)       Upon the occurrence and during the continuance of an Event of Default:

(i)       All rights of the Borrower (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to the Borrower by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)       All dividends, interest and other distributions that are received by the Borrower contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 15.  Reserved.

Section 16.  As to Letter-of-Credit Rights.  (a) The Borrower, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.  The Borrower will promptly use commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b)       Upon the occurrence of an Event of Default, the Borrower will, promptly upon request by the Collateral Agent, (i) notify (and the Borrower hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) with respect to any letters of credit that are transferable, arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 17.  Commercial Tort Claims.  The Borrower will promptly give notice to the Collateral Agent of any commercial tort claim that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Section 18.  Transfers and Other Liens; Additional Shares.  (a) The Borrower agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral other than as permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of the Borrower except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)       The Borrower agrees that it will (i) cause PSE not to issue any Equity Interests in addition to or in substitution for the Pledged Equity issued by such issuer, except to the Borrower, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests issued to it.

Section 19.  Collateral Agent Appointed Attorney in Fact.  The Borrower hereby irrevocably appoints the Collateral Agent the Borrower’s attorney in fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary to accomplish the purposes of this Agreement, including, without limitation:

(a)       to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b)       to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

(c)       to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 20.  Collateral Agent May Perform.  If the Borrower fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower under Section 23.

Section 21.  The Collateral Agent’s Duties.  (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)       Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by the Borrower hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 22.  Remedies.  If any Event of Default shall have occurred and be continuing:

(a)       The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Borrower in respect of such occupation; and (iv) exercise any and all rights and remedies of the Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior written notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)       Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 23) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with the Collateral Agency Agreement.

(c)       All payments received by the Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d)       The Collateral Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account of the Borrower.

(e)       The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement.

Section 23.  Indemnity and Expenses.  The Borrower agrees to indemnify, defend and save and hold harmless each Secured Party, and to pay the expenses of the Collateral Agent, in each case in connection with this Agreement, as set forth in Sections 10.04 and 10.05 of the Credit Agreement.

Section 24.  Amendments; Waivers; Additional Borrower; Etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (and the Borrower in the case of an amendment or waiver), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 25.  Notices, Etc.  All notices and other communications provided for hereunder shall be provided in accordance with the Collateral Agency Agreement.

Section 26.  Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Secured Obligations (other than any contingent indemnity obligations not then due), termination of the Commitments and the termination or expiration of the Interest Hedging Agreements, (b) be binding upon the Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

Section 27.  Termination.  Upon the indefeasible payment in full in cash of the Secured Obligations (other than any contingent indemnity obligations not then due), termination of the Commitments and the termination or expiration of the Interest Hedging Agreements, the security interest created by this Agreement shall terminate and all rights to the Collateral shall revert to the Borrower, and the Collateral Agent shall (at the written request and sole cost and expense of the Borrower) promptly cause to be transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower.  The Collateral Agent shall also (at the written request and sole cost and expense of the Borrower) promptly execute and deliver to the Borrower upon such termination such Uniform Commercial Code termination statements, and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Liens on the Collateral.

Section 28.  Reserved.

Section 29.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other means of electronic delivery shall be effective as delivery of an original executed counterpart of this Agreement.

Section 30.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Any legal action or proceeding arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement, in each case whether now existing or hereafter arising, may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, the Borrower consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts.  The Borrower waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any Financing Document.

Section 31.  Waiver of Right to Trial by Jury.  Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to its dealings with respect to this Agreement, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party to this Agreement hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 31 with any court as written evidence of the consent of the signatories hereto to the waiver of its right to trial by jury.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned by its officer duly authorized has caused this Collateral Agency Agreement to be duly executed and delivered as of the date first above written.

PUGET MERGER SUB INC. By: _______________________________________________ Name: Title:
By: _______________________________________________ Name: Title:

BARCLAYS BANK PLC, as Collateral Agent By ________________________________________ Title:

EXHIBIT C-2
To Credit Agreement

PLEDGE AGREEMENT

Dated [__________]

From

PUGET EQUICO LLC

as Pledgor

to

BARCLAYS BANK PLC

as Collateral Agent

T A B L E  OF  C O N T E N T S

Section Page

Section 1.                      Grant of Security

Section 2.                      Security for Obligations

Section 3.                      Pledgor Remains Liable

Section 4.                      Delivery and Control of Security Collateral

Section 5.                      Representations and Warranties

Section 6.                      Further Assurances

Section 7.                      Post-Closing Changes; Certain Additional Covenants

Section 8.                      Voting Rights; Dividends; Etc.

Section 9.                      Transfers and Other Liens; Additional Shares

Section 10.                      Collateral Agent Appointed Attorney-in-Fact

Section 11.                      Collateral Agent May Perform

Section 12.                      The Collateral Agent’s Duties

Section 13.                      Remedies

Section 14.                      Indemnity and Expenses

Section 15.                      Amendments; Waivers; Etc

Section 16.                      Notices, Etc

Section 17.                      Continuing Security Interest; Assignments Under the Credit Agreement

Section 18.                      Termination

Section 19.                      Security Interest Absolute

Section 20.                      Execution in Counterparts

Section 21.                      Governing Law

Section 22.                      Waiver of Right to Trial by Jury

SCHEDULES

Schedule I	–	Location, Chief Executive Office, Type Of Organization, Jurisdiction Of Organization, Organizational Identification Number and Trade Names

Schedule II	–	Pledged Equity

Schedule III	–	Changes in Name, Location, Etc.

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of [__________] as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), made by PUGET EQUICO LLC, a Washington limited liability company (the “Pledgor”), to BARCLAYS BANK PLC, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Collateral Agency Agreement), the “Collateral Agent”) for the Secured Parties.

RECITALS.

(1)           Puget Merger Sub Inc. (the “Borrower”) has entered into a Credit Agreement dated as of May 16, 2008 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders and the other parties thereto.

(2)           Pursuant to the Credit Agreement, the Pledgor is entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral to secure the Secured Obligations.

(3)           The Pledgor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite the Pledgor’s name on and as otherwise described on Schedule II hereto and issued by the Borrower.

(4)           It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement and the entry into Interest Hedging Agreements by the Interest Rate Hedge Banks from time to time that the Pledgor shall have granted the security interest contemplated by this Agreement.

(5)           The Pledgor will derive substantial direct and indirect benefit from the transactions contemplated by the Financing Documents.

(6)           Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement and to induce the Interest Rate Hedge Banks to enter into Interest Hedging Agreements from time to time, the Pledgor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1.                      Grant of Security.  The Pledgor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Pledgor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by the Pledgor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)           the following (the “Security Collateral”):

(i)           the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

(ii)           all additional shares of stock and other Equity Interests in the Borrower from time to time acquired by the Pledgor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

(b)           all proceeds of, collateral for and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clause (a) of this Section 1 and this clause (b)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (B) cash.

Section 2.                      Security for Obligations. This Agreement secures, in the case of the Pledgor, the payment of all Secured Obligations. Without limiting the generality of the foregoing, this Agreement secures, as to the Pledgor, the payment of all amounts that constitute part of the Secured Obligations and would be owed to any Secured Party under the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3.                      Pledgor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Pledgor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Financing Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                      Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. In addition, upon the occurrence of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b)           With respect to any Security Collateral in which the Pledgor has any right, title or interest and that constitutes an uncertificated security, the Pledgor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with the Pledgor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of the Pledgor, such authenticated record to be in form and substance satisfactory to the Collateral Agent.

(c)           With respect to any Security Collateral in which the Pledgor has any right, title or interest and that is not an uncertificated security, upon the request of the Collateral Agent, the Pledgor will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

Section 5.                      Representations and Warranties. The Pledgor represents and warrants as follows as of the date hereof:

(a)           The Pledgor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. The Pledgor has not used any trade name. The Pledgor is located (within the meaning of Section 9-307 of the UCC) in the state or jurisdiction set forth in Schedule I hereto. The information set forth in Schedule I hereto with respect to the Pledgor is true and accurate in all respects. The Pledgor has not previously changed its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule III hereto.

(b)           All Security Collateral consisting of certificated securities and instruments has been delivered to the Collateral Agent.

(c)           The Pledgor is the legal and beneficial owner of the Collateral free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing the Pledgor or any trade name of the Pledgor as debtor with respect to such Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Financing Documents or as otherwise permitted under the Credit Agreement.

(d)           The Pledged Equity pledged by the Pledgor hereunder has been duly authorized and validly issued and is fully paid and non-assessable. With respect to the Pledged Equity that is an uncertificated security, the Pledgor has caused the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with the Pledgor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of the Pledgor.

(e)           The Initial Pledged Equity pledged by the Pledgor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto.

(f)           All filings and other actions (including without limitation, actions necessary to obtain control of Collateral as provided in Section 9-106 of the UCC) necessary to perfect the security interest in the Collateral created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than Permitted Collateral Liens), securing the payment of the Secured Obligations.

(g)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by the Pledgor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect, and the actions described in Section 4 with respect to Security Collateral, which actions have been taken and are in full force and effect or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally or as may be required in connection with the disposition of any portion of the Collateral under Section 203 of the Federal Power Act or chapter 80.12 of the Revised Code of Washington.

Section 6.                      Further Assurances. (a) The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Pledgor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will promptly with respect to the Collateral: (i) if any such Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent hereunder such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by the Pledgor hereunder; (iii) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock powers executed in blank; (iv) take all action necessary to ensure that the Collateral Agent has control of Collateral consisting of investment property as provided in Section 9-106 of the UCC; and (v) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by the Pledgor under this Agreement has been taken.

(b)           The Pledgor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all Equity Interests in the Borrower owned by the Pledgor, in each case without the signature of the Pledgor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Pledgor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)           The Pledgor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 7.                      Post-Closing Changes; Certain Additional Covenants. (a) The Pledgor will not change its name, type of organization, jurisdiction of organization or organizational identification number or location from those set forth in Section 5(a) of this Agreement without first giving at least 20 days’ prior written notice to the Collateral Agent and taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. The Pledgor will hold and preserve its records relating to the Collateral and will permit representatives of the Collateral Agent to inspect and make abstracts from such records and other documents as set forth in Section 6.18 of the Credit Agreement (as if such provisions were applicable to the Pledgor instead of the Borrower). If the Pledgor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b)           The Pledgor will not:

(i)           amend its Organizational Documents unless such amendment could not reasonably be expected to result in a Material Adverse Effect (with clauses (i) and (ii) of such definition being applicable to the Pledgor as well as the Borrower and its Subsidiaries);

(ii)           engage at any time in any business or business activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Article VII of the Credit Agreement without regard to any of the enumerated exceptions to such covenants), other than (A) the ownership and acquisition of Equity Interests in the Borrower, together with activities reasonably related thereto, (B) the maintenance of its legal existence, together with activities reasonably related thereto, (C) the performance of its obligations in connection with the Merger Agreement and the other agreements contemplated thereby and in the Financing Documents (subject to any limitations contained therein), (D) actions incidental to the consummation of the Merger and (E) activities incidental to its maintenance and continuance and to the foregoing activities (which shall include, without limitation (1) entering into and incurring obligations under any insurance contract and employment agreements and benefit plans for management or employees of the Borrower or any of its Subsidiaries, (2) incurring liabilities incidental to its existence, (3) entering into agreements with consultants, auditors and service providers to provide services to the Borrower or any of its Subsidiaries, (4) maintaining any Deposit Accounts, Securities Accounts and Lock-Up Accounts permitted or required pursuant to the Security Agreement, (5) entering into confidentiality and similar agreements for the Borrower or any of its Subsidiaries and (6) incurring Indebtedness in the form of Shareholder Funding); provided that (i) Shareholder Funding in the form of loans or indebtedness to the Pledgor shall only be permitted to be incurred on or prior to the Financial Closing Date and (ii) notwithstanding any other provision of clauses (A) through (E) to the contrary, Indebtedness other than Shareholder Funding or referred to in clause (2) of the preceding parenthetical shall not be permitted to be incurred by the Pledgor; or

(iii)           permit or consent to any amendment or modification of any of the provisions of the documentation governing or evidencing the Shareholder Funding, including, without limitation the Shareholder Loan Subordination Agreement (if applicable), without the consent of the Collateral Agent or unless such amendment is not adverse to the Required Voting Parties.

Section 8.                      Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i)           The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral or any part thereof for any purpose; provided, however, that the Pledgor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii)           The Pledgor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Financing Documents; provided, however, that any and all:

(A)           dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B)           dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(C)           cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)           The Collateral Agent will execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)           Upon the occurrence and during the continuance of an Event of Default:

(i)           All rights of the Pledgor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall, upon notice to the Pledgor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 8(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)           All dividends, interest and other distributions that are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 8(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 9.                      Transfers and Other Liens; Additional Shares. (a) The Pledgor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of the Pledgor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)           The Pledgor agrees that it will (i) cause the Borrower not to issue any Equity Interests in addition to or in substitution for the Pledged Equity issued by the Borrower, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests issued to it.

Section 10.                      Collateral Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Collateral Agent the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)           to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b)           to receive, indorse and collect any drafts or other instruments or documents, in connection with clause (a) above, and

(c)           to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.

Section 11.                      Collateral Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may, as the Collateral Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 14.

Section 12.                      The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)           Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by the Pledgor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 13.                      Remedies. If any Event of Default shall have occurred and be continuing:

(a)           The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; and (ii) exercise any and all rights and remedies of the Pledgor under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior written notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 14) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with the Collateral Agency Agreement.

(c)           All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

Section 14.                      Indemnity and Expenses. The Pledgor agrees to indemnify, defend and save and hold harmless each Secured Party, and to pay the expenses of the Collateral Agent, in each case in connection with this Agreement, as set forth Sections 10.04 and 10.05 of the Credit Agreement as if such Sections applied to the Pledgor instead of the Borrower.

Section 15.                      Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (and the Pledgor in the case of an amendment or waiver), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 16.                      Notices, Etc. All notices and other communications provided for hereunder shall be provided in accordance with the Collateral Agency Agreement.

Section 17.                      Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Secured Obligations (other than contingent indemnity obligations not then due), termination of the Commitments and the termination or expiration of the Interest Hedging Agreements, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

Section 18.                      Termination. Upon the indefeasible payment in full in cash of the Secured Obligations (other than contingent indemnity obligations not then due), termination of the Commitments and the termination or expiration of the Interest Hedging Agreements, the security interest created by this Agreement shall terminate and all rights to the Collateral shall revert to the Pledgor, and the Collateral Agent shall (at the written request and sole cost and expense of the Pledgor) promptly cause to be transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Pledgor. The Collateral Agent shall also (at the written request and sole cost and expense of the Pledger) promptly execute and deliver to the Pledgor upon such termination such Uniform Commercial Code termination statements, and such other documentation as shall be reasonably requested by the Pledgor to effect the termination and release of the Liens on the Collateral.

Section 19.                      Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Documents, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Pledgor or any other Loan Party or whether the Pledgor or any other Loan Party is joined in any such action or actions. All rights of the Collateral Agent and the other Secured Parties and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and the Pledgor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Financing Document or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Documents or any other amendment or waiver of or any consent to any departure from any Financing Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)           any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)           any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (the Pledgor waiving any duty on the part of the Secured Parties to disclose such information);

(g)           the failure of any other Person to execute this Agreement or any other Security Document, guaranty or agreement or the release or reduction of liability of the Pledgor or other grantor or surety with respect to the Secured Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Pledgor or any other Pledgor or a third party grantor of a security interest.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 20.                      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other means of electronic delivery shall be effective as delivery of an original executed counterpart of this Agreement.

Section 21.                      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Any legal action or proceeding arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement, in each case whether now existing or hereafter arising, may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, the Pledgor consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. The Pledgor waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any Financing Document.

Section 22.                      Waiver of Right to Trial by Jury. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or any Financing Document or in any way connected with or related or incidental to its dealings with respect to this Agreement or any Financing Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party to this Agreement hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that each party to this Agreement may file an original counterpart or a copy of this Section 22 with any court as written evidence of the consent of the signatories hereto to the waiver of its right to trial by jury.

[Signature pages follow]

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PUGET EQUICO LLC

By     _________________________________

Title:

By     _________________________________

Title:

BARCLAYS BANK PLC, as Collateral Agent

By   __________________________________

Title:

EXHIBIT C-3
to Credit Agreement

PARENT GUARANTEE

Dated as of [_______], 2008

From

PUGET INTERMEDIATE HOLDINGS INC.

as Guarantor

in favor of

THE COLLATERAL AGENT
FOR THE BENEFIT OF THE SECURED PARTIES REFERRED TO IN
THE COLLATERAL AGENCY AGREEMENT REFERRED TO HEREIN

T A B L E  O F  C O N T E N T S

Section Page

Section 1.	Guarantee

Section 2.	Guarantee Absolute

Section 3.	Waivers and Acknowledgments

Section 4.	Subrogation

Section 5.	Payments Free and Clear of Taxes, Etc

Section 6.	Representations and Warranties

Section 7.	Covenants

Section 8.	Amendments, Etc

Section 9.	Notices, Etc

Section 10.	No Waiver; Remedies

Section 11.	Right of Set-off

Section 12.	Indemnification

Section 13.	Subordination

Section 14.	Continuing Guarantee; Assignments under the Credit Agreement

Section 15.	Execution in Counterparts

Section 16.	Governing Law; Jurisdiction; Waiver of Jury Trial, Etc

Section 17.	Waiver of Right to Trial by Jury

PARENT GUARANTEE

PARENT GUARANTEE dated as of [_______], 2008 (this “Guarantee”) made by Puget Intermediate Holdings, Inc., a Washington corporation (the “Guarantor”), in favor of Barclays Bank PLC, as collateral agent (together with any successor collateral agent appointed pursuant to the Collateral Agency Agreement (as defined in the Credit Agreement referred to below), the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Collateral Agency Agreement referred to below).

PRELIMINARY STATEMENT.  Puget Merger Sub Inc., a Washington corporation (“Merger Sub”) is a wholly owned subsidiary of the Guarantor.  Upon consummation of the Merger, Merger Sub shall be merged into Puget Energy, Inc. (the “Company”) with the Company being the surviving entity and the borrower under the Credit Agreement referred to below (Merger Sub, prior to the Merger, and the Company, upon and after consummation of the Merger, the “Borrower”).  The Borrower is party to a Credit Agreement dated as of [_______], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined; and, to the extent not defined herein or in the Credit Agreement, as defined in the Collateral Agency Agreement; and Section 1.05 of the Credit Agreement shall apply herein as if set forth therein) with certain Lenders party thereto and Barclays Bank PLC, as facility agent (the “Facility Agent”) for such Lenders.  The Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.  It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement and the entry by the Interest Rate Hedge Banks into Interest Hedging Agreements from time to time that the Guarantor shall have executed and delivered this Guarantee.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement and the Interest Rate Hedge Banks to enter into Interest Hedging Agreements from time to time, the Guarantor hereby agrees as follows:

Section 1.   Guarantee.  The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Financing Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, termination payments, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay or reimburse the Secured Parties for all documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Guarantee or the other Financing Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and provided that Attorney Costs shall be limited to Attorney Costs of one New York counsel and one local state counsel to the Facility Agent and one New York counsel and one local state counsel for all of the Lenders).  Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Section 2.   Guarantee Absolute.  The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The Obligations of the Guarantor under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Financing Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Documents, or any other amendment or waiver of or any consent to departure from any Financing Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guarantee, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Financing Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver any other guarantee or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3.   Waivers and Acknowledgments.  (a)   The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder.

(d) The Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor under this Guarantee, foreclose under any mortgage by non-judicial sale, and the Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against the Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable Law.

(e) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.   Subrogation.  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under or in respect of this Guarantee or any other Financing Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and all Interest Hedging Agreements with Interest Rate Hedge Banks shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, (b) the termination of all Commitments and (c) the latest date of expiration or termination of all Interest Hedging Agreements with Interest Rate Hedge Banks, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Financing Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.  If (i) the Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash, (iii) the termination of all Commitments and (iv) all Interest Hedging Agreements with Interest Rate Hedge Banks shall have expired or been terminated, the Secured Parties will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guarantee.

Section 5.   Payments Free and Clear of Taxes, Etc.  Any and all payments made by the Guarantor under or in respect of this Guarantee or any other Financing Document shall be made, free and clear of and without deduction for any and all present or future Taxes to the same extent as set forth for payments for amounts under the applicable Financing Document, including, without limitation, any applicable indemnity, and whether such Taxes or any Other Taxes arise from any payment made under or in respect of this Guarantee or any other Financing Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guarantee and the other Financing Documents.

Section 6.   Representations and Warranties.  The Guarantor hereby makes each representation and warranty made in the Financing Documents by the Borrower with respect to the Guarantor and the Guarantor hereby further represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guarantee that have not been satisfied or waived.

(b) The Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee and each other Financing Document to which it is or is to be a party, and the Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7.   Covenants.  (a)   Affirmative Covenants.  The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Lender shall have any Commitment or any Interest Hedging Agreement with any Interest Rate Hedge Banks shall be in effect:

(i) the Guarantor will perform and observe, and cause the Borrower and each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Financing Documents on its or their part to be performed or observed or that the Borrower has agreed to cause its Subsidiaries to perform or observe; and

(ii) the Guarantor will, as soon as available and in any event no more than ten (10) days after entering into any Shareholder Funding arrangements in the form of indebtedness or loans, provide the Collateral Agent with certified copies of all documents evidencing such Shareholder Funding arrangements.

(b) Negative Covenants.  The Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Lender shall have any Commitment or any Interest Hedging Agreement with any Interest Rate Hedge Banks shall be in effect, the Guarantor shall not:

(i) amend its Organizational Documents unless such amendment could not reasonably be expected to result in a Material Adverse Effect (with clauses (i) and (ii) of such definition being applicable to the Parent as well as the Borrower and its Subsidiaries);

(ii) engage at any time in any business or business activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Article VII of the Credit Agreement without regard to any of the enumerated exceptions to such covenants), other than (A) the ownership and acquisition of Equity Interests in the Borrower, together with activities reasonably related thereto, (B) the maintenance of its legal existence, together with activities reasonably related thereto, (C) the performance of its obligations in connection with the Merger Agreement and the other agreements contemplated thereby and in the Financing Documents (subject to any limitations contained therein), (D) actions incidental to the consummation of the Merger and (E) activities incidental to its maintenance and continuance and to the foregoing activities (which shall include, without limitation (1) entering into and incurring obligations under any insurance contract and employment agreements and benefit plans for management or employees of the Borrower or any of its Subsidiaries, (2) incurring liabilities incidental to its existence, (3) entering into agreements with consultants, auditors and service providers to provide services to the Borrower or any of its Subsidiaries, (4) maintaining any Deposit Accounts, Securities Accounts and Lock-Up Accounts permitted or required pursuant to the Security Agreement, (5) entering into confidentiality and similar agreements for the Borrower or any of its Subsidiaries), and (6) incurring Indebtedness in the form of Shareholder Funding, but not other Indebtedness (other than as referred to in clause (2) of this parenthetical);

(iii) permit or consent to any amendment or modification of any of the provisions of the documentation governing or evidencing the Shareholder Funding, including, without limitation the Shareholder Loan Subordination Agreement, without the consent of the Collateral Agent or unless such amendment is not adverse to the Required Voting Parties; or

(iv) prepay, prior to the stated maturity thereof, any Shareholder Funding made as loans or indebtedness (other than with the proceeds of any equity contributions or dividends or distributions made by the Borrower that are permitted as Restricted Payments pursuant to the Credit Agreement).

Section 8.   Amendments, Etc.  No amendment or waiver of any provision of this Guarantee and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and the Guarantor.

Section 9.   Notices, Etc.  All notices and communications to be given under this Guarantee shall be given or made in writing to the intended recipient at the address specified below or, as to any party hereto, at such other address as shall be designated by such party in a notice to each other party hereto.  Except as otherwise provided in this Guarantee, all such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered and receipt has been confirmed by telephone:

To the Borrower:

Puget Merger Sub Inc.
_________________________
_________________________
_________________________
Phone: [_______]
Facsimile: [_______]
E-Mail: [_______]
Attention: [_______]

To the Collateral Agent:

Barclays Bank PLC
_________________________
_________________________
Phone: [_______]
Facsimile: [_______]
E-Mail: [_______]
Attention: [_______]

To the Guarantor:

Puget Intermediate Holdings Inc.
_________________________
_________________________
Phone: [_______]
Facsimile: [_______]
E-Mail: [_______]
Attention: [_______]

To each Interest Rate Hedge Bank:

_________________________
_________________________
Phone: [_______]
Facsimile: [_______]
E-Mail: [_______]
Attention: [_______]

Section 10.   No Waiver; Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.   Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.01 of the Credit Agreement to authorize the Facility Agent to declare the Notes due and payable pursuant to the provisions of said Section 8.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under the Financing Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guarantee or any other Financing Document and although such Obligations may be unmatured.  Each Agent and each Lender agrees promptly to notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 12.   Indemnification.  (a)   Without limitation on any other Obligations of the Guarantor or remedies of the Secured Parties under this Guarantee, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) The Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Guarantor or any of its Affiliates or any of their respective officers, directors, employees, agents and advisors, and the Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) Without prejudice to the survival of any of the other agreements of the Guarantor under this Guarantee or any of the other Financing Documents, the agreements and obligations of the Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guarantee.

Section 13.   Subordination.  The Guarantor hereby subordinates any and all debts, liabilities and other Obligations, if any; owed to the Guarantor by each other Loan Party, other than payments owing pursuant to any tax sharing agreement or similar arrangement in respect of taxes (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Collateral Agent otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party, the Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over.  After the occurrence or during the continuance of any proceeding under any Debtor Relief Law relating to any Loan Party or the occurrence of an Event of Default, the Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

(d) Collateral Agent Authorization.  After the occurrence or during the continuance of any proceeding under any Debtor Relief Law relating to any Loan Party or the occurrence of an Event of Default, the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Collateral Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14.   Continuing Guarantee; Assignments under the Credit Agreement.  This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, (ii) the termination of all Commitments and (iii) the latest date of expiration or termination of all Interest Hedging Agreements with all Interest Hedge Banks, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under its respective Financing Document (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in its respective Financing Document.  The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties and any purported assignment without such consent shall be null and void.

Section 15.   Execution in Counterparts.  This Guarantee may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Guarantee by telecopier or other means of electronic delivery shall be effective as delivery of an original executed counterpart of this Guarantee.

Section 16.   Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

Any legal action or proceeding arising under this Guarantee or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Guarantee, in each case whether now existing or hereafter arising, may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Guarantee, the Guarantor consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts.  The Guarantor waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Guarantee or any Financing Document.

Section 17.   Waiver of Right to Trial by Jury.  Each party to this Guarantee hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under this Guarantee or any Financing Document or in any way connected with or related or incidental to its dealings with respect to this Guarantee or any Financing Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party to this Guarantee hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that each party to this Guarantee may file an original counterpart or a copy of this Section 17 with any court as written evidence of the consent of the signatories hereto to the waiver of its right to trial by jury.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PUGET INTERMEDIATE HOLDINGS INC. By: _______________________________________________ Title:

EXHIBIT D
to Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement, dated as of [_______], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among Puget Merger Sub Inc., a Washington corporation, (the “Borrower”), the Lenders from time to time party thereto, and Barclays Bank PLC, as facility agent (the “Facility Agent”).
Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Each Assignor referred to on Schedule 1 hereto (each, an “Assignor”) and each Assignee referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:
1. Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under and in respect of such Assignor’s Loans or Commitments, as applicable, as specified on Schedule 1 hereto.  After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Loans owing to such Assignee will be as set forth on Schedule 1 hereto.
2. Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto and; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any other Loan Party or any of their respective Subsidiaries or the performance or observance by the Borrower or any other Loan Party of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes held by such Assignor and requests that the Facility Agent either (a) exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or (b) issue new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.
3. Such Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.07 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon any Agent, any Assignor or any Lender or any of their respective Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is a Permitted Replacement Lender; (v) appoints and authorizes each of the Facility Agent and the Collateral Agent, respectively, to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to such Person by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Financing Documents are required to be performed by it as a Lender; and (vii) agrees that if it is a Foreign Lender or an individual, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of Section 3.01(e) or (f), respectively, of the Credit Agreement, duly completed and executed by such Assignee,
4. Following the execution of this Assignment and Assumption, it will be delivered to the Facility Agent for acceptance and recording by the Facility Agent in the Register.  The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Facility Agent, unless otherwise specified on Schedule 1 hereto.  On the Effective Date, the Assignor agrees to pay to the Facility Agent a processing and recordation fee in an amount equal to $3,500, as provided for in Section 10.07(b)(1)(ii) of the Credit Agreement.
5. Upon such acceptance and recording by the Facility Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations thereunder of a Lender, (ii) such Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Financing Documents that are specified under the terms of such Financing Documents to survive the payment in full of the Obligations of the Borrower under the Financing Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption) and (iii) if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall (except as aforesaid) cease to be a party thereto and a Lender thereunder.
6. Upon such acceptance and recording by the Facility Agent, from and after the Effective Date, the Facility Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee.  Such Assignor and such Assignee shall directly between themselves make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date.
7. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
8. This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Assumption by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.
IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1
to Assignment and Assumption

ASSIGNORS:
Term Loans/Term Loan Commitment
Percentage interest assigned	%	%	%	%	%
Term Loan Commitment assigned	$	$	$	$	$
Outstanding principal amount of Term Loans assigned	$	$	$	$	$
Principal amount of Term Notes payable to Assignor1	$	$	$	$	$
Capital Expenditure Loans/Capital Expenditure Commitment
Percentage interest assigned	%	%	%	%	%
Capital Expenditure Commitment assigned	$	$	$	$	$
Outstanding principal amount of Capital Expenditure Loans assigned	$	$	$	$	$
Principal amount of Capital Expenditure Notes payable to Assignor2	$	$	$	$	$

 1 Such principal amount to be calculated after the Assignment and Assumption.
 2 See footnote 1.

ASSIGNEES:
Term Loans/Term Loan Commitment
Percentage interest assumed	%	%	%	%	%
Term Loan Commitment assumed	$	$	$	$	$
Outstanding principal amount of Term Loans assumed	$	$	$	$	$
Principal amount of Term Loan Notes payable to Assignee	$	$	$	$	$
Capital Expenditure Loans/Capital Expenditure Commitment
Percentage interest assumed	%	%	%	%	%
Capital Expenditure Commitment assumed	$	$	$	$	$
Outstanding principal amount of Capital Expenditure Loans assumed	$	$	$	$	$
Principal amount of Capital Expenditure Notes payable to Assignee	$	$	$	$	$

Effective Date (if other than date of acceptance by Facility Agent):

3	,
Assignor
[Name OF ASSIGNEE]________________, as
Assignor

By:
Name:
Title:

		Dated:	,

By:
Name:
Title:

		Dated:	,

Assignee
[Name OF ASSIGNEE]___, as Assignee]

By:
Name:
Title:

		Dated:	,

By:
Name:
Title:

		Dated:	,

 3This date should be no earlier than five Business Days after the delivery of this Assignment and Assumption to the Facility Agent.

The undersigned hereby [consents to][accepts]the assignment.

BARCLAYS BANK PLC, as Facility Agent

By:	____________________________________
Name
Title
Date:

EXHIBIT E-1
to Credit Agreement

[____________], 200[8]

Barclays Bank PLC, as Facility Agent and Collateral Agent
for the Lenders and the other Secured Parties
listed on Schedule A hereto
200 Park Avenue

New York, New York 10166

Re:           Puget Merger Sub Inc. Credit Agreement

Ladies and Gentlemen:

We have acted as special corporate and federal energy regulatory counsel to Puget Merger Sub Inc., a Washington corporation (the “Borrower”), Puget Intermediate Holdings, Inc., a Washington corporation (“Parent”) and Puget Energy, Inc., a Washington corporation (the “Company” and, together with the Borrower and Parent, the “Loan Parties”), in connection with that certain Credit Agreement dated as of May [___], 2008 (the “Credit Agreement”), among Barclays Bank PLC, as facility agent (the “Facility Agent”), the other agents party thereto, the lenders party thereto (the “Lenders”) and the Borrower and the other Loan Documents (as defined below).

This letter is furnished pursuant to Section 4.02(e)(x) of the Credit Agreement.  Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein; shall have the meanings given them in the Credit Agreement.

The Credit Agreement contemplates that the Borrower will be merged (the “Merger”) with and into the Company, pursuant to that certain [Certificate of Merger], dated [______________], 200[8] between the Borrower and the Company, in a merger in which the Company will be the surviving corporation.  With your consent, all opinions and confirmations herein with respect to the Borrower speak as of the date hereof immediately prior to the effective time of the Merger and all opinions and confirmations herein with respect to the Company speak as of the date hereof immediately after the consummation of the Merger.  We assume for the purposes of our opinions and confirmations with respect to the Company that the Merger has been consummated in accordance with all applicable laws.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case we have with your consent made no or limited inquiry as specified below).  We have examined, among other things, the following:

(a) The Credit Agreement;

(b) the Borrower Security Agreement, dated as of [_______], 200[8] (the “Security Agreement”), from the Borrower to Barclays Bank PLC, as collateral agent (the “Collateral Agent”);

(c) the Pledge Agreement, dated as of [_______], 200[8] (the “Pledge Agreement”), from Parent to the Collateral Agent;

(d) the Collateral Agency Agreement, dated as of [_______], 200[8] (the “Collateral Agency Agreement”), among the Borrower, Parent, the Collateral Agent, the Facility Agent and the other parties thereto;

(e) the Assumption Agreement, dated as of [_______], 200[8] (the “Assumption Agreement”), executed by the Company;

(f) the Parent Guarantee, dated as of [                                                                ], 200[8] (the “Parent Guarantee”), executed by the Parent;1

(g) [the Deposit Account Control Agreement, dated as of [_______], 200[8] (the “Deposit Account Control Agreement”), among [_______]];2

(h) the Term Notes, dated as of [_______], 200[8] (the “Term Notes”), executed by the Borrower in favor of the following Lenders:  [_______]; and

(i) the Shareholder Loan Subordination Agreement, dated as of [_______], 200[8] (the “Subordination Agreement”), among the Collateral Agent and each of the lenders party thereto (such lenders, the “Shareholder Lenders”).

The documents described in subsections (a) - (h) above are referred to herein collectively as the “Loan Documents.”  The documents described in subsections (b) - (h) above are referred to herein collectively as the “Funding Date Loan Documents.”3  As used in this letter, the “NY UCC” shall mean the Uniform Commercial Code as now in effect in the State of New York.

Except as otherwise stated herein, as to factual matters we have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Loan Parties or others, including the representations and warranties of the Loan Parties in the Loan Documents.  We have not independently verified such factual matters.  However, except as otherwise expressly indicated, we have not undertaken any independent inquiry to determine the accuracy of any such statement.

We are opining as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Except as otherwise stated herein, our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers in secured loan transactions.  We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Loan Documents or the legal or regulatory status of any of their affiliates, except with respect to the Federal Power Act (“FPA”), the Public Utility Holding Company Act (“PUHCA”), the Natural Gas Act (“NGA”), and any regulations adopted thereunder.  Various issues pertaining to (i) corporate and state energy and regulatory laws of the State of Washington are addressed in the opinion of Perkins Coie LLP and (ii) corporate and state energy regulatory laws of the State of Washington are addressed in the opinion of Kirkpatrick & Lockart Preston Gates Ellis LLP, in each case, separately provided to you.  We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, we express the following opinions or confirmations, as of the date hereof:

1. Each of the Loan Documents constitutes a legally valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.  The Subordination Agreement constitutes a legally valid and binding obligation of each Shareholder Lender, enforceable against such Shareholder Lender in accordance with its terms.

2. The execution and delivery of the Funding Date Loan Documents by each Loan Party party thereto, and the borrowing of the loans or the granting of liens pursuant to the Loan Documents by the Loan Parties, and the payment of the indebtedness of the Borrower evidenced by the Term Notes, do not on the date hereof:

(i) violate any federal or New York statute, rule, or regulation applicable to the Loan Parties (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System, assuming the Loan Parties comply with the provisions of the Loan Documents relating to the use of proceeds), or

(ii) require any consents, approvals, or authorizations to be obtained by any Loan Party from, or any registrations, declarations or filings to be made by any Loan Party with, any governmental authority, under any federal or New York statute, rule or regulation applicable to the Loan Parties, except (a) filings and recordings required in order to perfect or otherwise protect the security interests under the Loan Documents, and (b) any consents or approvals required in connection with a disposition of collateral, including compliance with federal and state securities laws and any federal energy regulatory laws, in connection with any sale of any portion of the collateral consisting of securities under such securities laws.

3. The Security Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in that portion of the collateral described in Section 1 of the Security Agreement in which the Borrower has rights and a valid security interest may be created under Article 9 of the NY UCC (the “UCC Collateral”), which security interest secures the Secured Obligations as defined in the Collateral Agency Agreement.

4. The Pledge Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in that portion of the collateral described in Schedule II of the Pledge Agreement in which the Parent has rights and a valid security interest may be created under Article 9 of the NY UCC (the “Pledged Collateral”), which security interest secures the obligations of the Parent under the Parent Guaranty.

5. Upon delivery of that portion of the UCC Collateral that constitutes “certificated securities” within the meaning of Section 8-102(a)(4) of the NY UCC (the “Security Agreement Pledged Securities”) to the Collateral Agent in, and while located in, the State of New York, pursuant to the Security Agreement, indorsed to the Collateral Agent or in blank, in each case, by an effective endorsement, or accompanied by stock powers with respect thereto duly indorsed in blank by an effective endorsement the security interest in favor of the Facility Agent for the benefit of the Secured Parties in the Security Agreement Pledged Securities will be perfected.  Upon such delivery, the Collateral Agent’s security interest in the Security Agreement Pledged Securities has priority over any other security interest in the Security Agreement Pledged Securities granted by the Borrower assuming no other secured party has control of, and the absence of any other control agreement with respect to, the Security Agreement Pledged Securities.

6. Upon delivery of that portion of the Pledged Collateral that constitutes “certificated securities” within the meaning of Section 8-102(a)(4) of the NY UCC (the “Pledge Agreement Pledged Securities”) to the Collateral Agent in, and while located in, the State of New York, pursuant to the Pledge Agreement, indorsed to the Collateral Agent or in blank, in each case, by an effective endorsement, or accompanied by stock powers with respect thereto duly indorsed in blank by an effective endorsement the security interest in favor of the Facility Agent for the benefit of the Secured Parties in the Pledge Agreement Pledged Securities will be perfected.  Upon such delivery, the Collateral Agent’s security interest in the Pledge Agreement Pledged Securities has priority over any other security interest in the Pledge Agreement Pledged Securities granted by Parent assuming no other secured party has control of, and the absence of any other control agreement with respect to, the Pledge Agreement Pledged Securities.

7. The provisions of the Deposit Account Control Agreement are effective under the NY UCC to perfect the security interest in favor of the Collateral Agent for the benefit of the Secured Parties in that portion of the UCC Collateral consisting of the deposit accounts maintained with _______ (the “Depositary Bank”) described in the Deposit Account Control Agreement (the “Deposit Accounts”), assuming that (a) the Deposit Account Control Agreement has been duly authorized, executed and delivered by each of the parties thereto and is the legally valid and binding obligation of such parties (other than the Borrower), (b) the Depositary Bank’s jurisdiction (determined in accordance with Section 9-304(b) of the NY UCC) is the State of New York and (c) the Deposit Accounts constitute “deposit accounts” (as defined in Section 9-102(a)(29) of the NY UCC.

8. With your consent based solely on a certificate of an officer of the Borrower, Parent and the Company as to factual matters, none of the Borrower, Parent or the Company is, nor immediately after giving effect to the borrowing of the loans pursuant to the Loan Documents and the application of the proceeds thereof in accordance with the terms thereof will be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Except as expressly set forth in paragraphs 3 through 7, we do not express any opinion with respect to the creation, validity, attachment, perfection or priority of any security interest or lien.  The opinions above do not include any opinions with respect to compliance with laws relating to permissible rates of interest.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, and the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and commercial reasonableness, and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy;

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law (except for the validity under the laws of the State of New York, but subject to mandatory choice of law rules and constitutional limitations, of provisions in the Loan Documents which expressly choose New York as the governing law for the Loan Documents), jurisdiction (except for the validity under the laws of the State of New York, but subject to mandatory jurisdiction rules and constitutional limitations, of provisions in the Loan Documents which expressly provide for submission to the non-exclusive jurisdiction of New York state courts), venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiii) the severability, if invalid, of provisions to the foregoing effect; and

(e) we express no opinion as to the last sentence of Section 10.11 of the Credit Agreement.

We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, and environmental laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice), and express no opinion as to state energy regulatory laws.

Without limiting the generality of the foregoing, the opinions expressed above are also subject to the following limitations, exceptions and assumptions:

The opinions set forth above are also subject to (i) the unenforceability of contractual provisions waiving or varying the rules listed in Section 9-602 of the NY UCC, (ii) the unenforceability under certain circumstances of contractual provisions respecting self-help or summary remedies without notice of or opportunity for hearing or correction, (iii) the effect of provisions of the NY UCC and other general legal principles that impose a duty to act in good faith and in a commercially reasonable manner, and (iv) the effect of Sections 9-406, 9-407, 9-408 and 9-409 of the NY UCC on any provision of any Loan Document that purports to prohibit, restrict, require consent for or otherwise condition the assignment of rights under such Loan Document.

Our opinions in paragraphs 3, 4 and 7 above are limited to Article 9 of the NY UCC, and our opinions in paragraphs 5 and 6 are limited to Articles 8 and 9 of the NY UCC, and therefore those opinion paragraphs, among other things, do not address collateral of a type not subject to, or excluded from the coverage of, Articles 8 and 9, as the case may be, of the NY UCC.  Additionally,

(i) We express no opinion with respect to the priority of any security interest or lien, except as expressly set forth in our opinions in paragraphs 5 and 6.

(ii) We express no opinion with respect to any agricultural lien or any collateral that consists of letter-of-credit rights, commercial tort claims, goods covered by a certificate of title, claims against any government or governmental agency, consumer goods, crops growing or to be grown, timber to be cut, goods which are or are to become fixtures, as-extracted collateral or cooperative interests.

(iii) We assume the descriptions of collateral contained in, or attached as schedules to, the Loan Documents or any financing statements sufficiently describe the collateral intended to be covered by the Loan Documents or such financing statements.  Additionally, we express no opinion as to whether the phrases “all personal property” or “all assets” or similarly general phrases would be sufficient to create a valid security interest in the collateral or particular item or items of collateral; however, we note that pursuant to Section 9-504 of the NY UCC the phrases “all assets” or “all personal property” can be a sufficient description of collateral for purposes of perfection by the filing of a financing statement.

(iv) We have assumed that the applicable Loan Party has, or with respect to after-acquired property will have, rights in the collateral or the power to transfer rights in the collateral, and that value has been given, and we express no opinion as to the nature or extent of such Loan Party’s rights in any of the collateral and we note that with respect to any after-acquired property, the security interest will not attach until such Loan Party acquires such rights or power.

(v) We call to your attention the fact that the perfection of a security interest in “proceeds” (as defined in the NY UCC) of collateral is governed and restricted by Section 9-315 of the NY UCC.

(vi) Section 552 of the federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(vii) We express no opinion with respect to any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest’s obtaining priority over the rights of a lien creditor with respect to the property preempt Section 9-310(a) of the NY UCC.

(viii) We express no opinion with respect to any goods which are accessions to, or commingled or processed with, other goods to the extent that the security interest is limited by Section 9-335 or 9-336 of the NY UCC.

(ix) We call to your attention that a security interest may not attach or become enforceable or be perfected as to contracts, licenses, permits, equity interests or other rights or benefits which are not assignable under applicable law, or are not assignable by their terms, or which are assignable only with the consent of governmental entities or officers, except to the extent provided in Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC, as applicable; and we call to your attention that your rights under the Loan Documents as secured parties may be subject to the provisions of the organizational documents of any entity in which any equity interests (or other rights of equity holders or investors) are pledged and the provisions of the applicable laws under which any such entity is organized.

(x) We express no opinion regarding any security interest in any copyrights, patents, trademarks, service marks or other intellectual property, or any license or sublicense thereof or the proceeds of any of the foregoing except to the extent Article 9 of the NY UCC may be applicable to the foregoing and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein.  In addition, we express no opinion as to any security interest in any license or sublicense of copyrights, patents, trademarks or other intellectual property except to the extent that such license or sublicense affirmatively permits the creation, perfection and enforcement of a security interest therein.  Without limiting the generality of the preceding sentence, we express no opinion as to any license, sublicense or mortgage, or exercise of lender remedies or disclosure of information with respect thereto, that is subject to any restriction or prohibition on assignment regardless of whether any such prohibitions or restrictions may be rendered ineffective under the NY UCC.

(xi) We have assumed that any conditions to the effectiveness of the Loan Documents have been satisfied or waived.

(xii) We express no opinion as to the security interest of the Collateral Agent for the benefit of any person or entity except to the extent that the Collateral Agent has been duly appointed as agent for such parties.

(xiii) With respect to federal energy regulatory matters, we express no opinion as to any matters governed by any law other than the FPA, the NGA, and PUHCA, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including any state jurisdiction.

With your consent, we have assumed (a) that the Loan Documents have been duly authorized, executed and delivered by the parties thereto, (b) that the Loan Documents constitute legally valid and binding obligations of the parties thereto other than the Loan Parties and, with respect to the Subordination Agreement, the Shareholder Lenders, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Loan Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters with respect to the Loan Parties herein.  This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph.  This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.  At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans and commitments under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.07 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

 1 Subject to review to reflect the actual “Parent” on the Financial Closing Date if not Puget Intermediate Holdings Inc.
 2 Deposit Account Control Agreement to come.
 3 References to the Parent Guarantee and Subordination Agreement will be removed in the event they do not constitute Financing Documents on the Financial Closing Date.

SCHEDULE A

[Lender/Hedge Bank list to come]

EXHIBIT E-2

[__________], 2008

Barclays Bank PLC, as Facility Agent and Collateral Agent
for the lenders and other Secured Parties listed on
Schedule A hereto
200 Park Avenue
New York, New York 10166

Re:           Puget Merger Sub Inc. Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to Puget Energy, Inc., a Washington corporation (the “Company”) in connection with that certain Credit Agreement dated as of May [__], 2008 (the “Credit Agreement”), among Barclays Bank PLC, as facility agent (the “Facility Agent”), the other agents party thereto, the lenders party thereto (the “Lenders”) and Puget Merger Sub Inc., a Washington corporation (the “Borrower”).  The parent of Borrower is Puget Intermediate Holdings, Inc., a Washington corporation (the “Parent”).  The Borrower, the Parent and the Company are collectively referred to herein as the “Loan Parties”.  This letter is furnished pursuant to Section 4.02(e) of the Credit Agreement.  Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

The Credit Agreement contemplates that the Borrower will be merged (the “Merger”) with and into the Company, pursuant to that certain [Certificate of Merger], dated[_________], 200[8] between the Borrower and the Company, in a merger in which the Company will be the surviving corporation.  With your consent, all opinions and confirmations herein with respect to the Company speak as of the date hereof immediately after the consummation of the Merger.  We assume for the purposes of our opinions and confirmations with respect to the Company that the Merger has been consummated in accordance with all applicable laws.

A.   Documents and Matters Examined

In connection with this opinion letter, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a statement is qualified as to knowledge (in which case we have with your consent made no or limited inquiry as specified below).  We have examined, among other things, the following:

A-1 The Credit Agreement;

A-2 The Borrower Security Agreement, dated as of [__________], 200[8] (the “Security Agreement”), from the Borrower to Barclays Bank PLC, as collateral agent (the “Collateral Agent”);

A-3 The Pledge Agreement, dated as of [__________], 200[8] (the “Pledge Agreement”), from Parent to the Collateral Agent;

A-4 The Collateral Agency Agreement, dated as of [__________], 200[8] (the “Collateral Agency Agreement”), among the Borrower, the Parent, the Collateral Agent and the Facility Agent;

A-5 The Assumption Agreement, dated as of [__________], 200[8] (the “Assumption Agreement”), executed by the Company;

A-6 The Parent Guaranty, dated as of [__________], 200[8] (the “Parent Guaranty”), executed by the Parent;

A-7 The Deposit Account Control Agreement, dated as of [__________], 200[8] (the “Deposit Account Control Agreement”), among [_________]; and

A-8 The Term Notes, dated as of [                                                      __________], 200[8] (the “Term Notes”), executed by the Borrower in favor of the following Lenders:  [__________].

A-9 The financing statements, copies of which are attached hereto as Exhibit A (the “Financing Statements”), which will be filed with the Department of Licensing of the state of Washington (the “Filing Office”).

The documents described in paragraphs A-1 through A-8 are referred to herein collectively as the “Loan Documents.”

As to matters of fact bearing upon the opinions expressed herein, we have, with your consent and without investigation, relied upon:

(a) Information in public authority documents, which are defined to include certificates issued by the Secretary of State of the state of Washington or any other government official, office or agency concerning a person’s property or status, such as certificates of corporate existence/ authorization; and

(b) Information provided in certificates by the Company’s directors, officers and/or employees.

B.   Assumptions

For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions:

B-1 Each of the Loan Documents has been duly executed and delivered by all parties to each such Loan Document other than the Company, and is valid as to, binding upon and enforceable in accordance with its terms against, all parties (including the Company) to each of the Loan Documents.

B-2 Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

B-3 Each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

B-4 Each of the Company and the Borrower (each a “Grantor” and collectively the “Grantors”) holds the requisite title and rights to the collateral granted by it to the Collateral Agent pursuant to the Security Agreement.

B-5 Each Grantor has received, or at the closing of the transaction will receive, sufficient value to support the creation of a security interest under the Security Agreement,

B-6 The Financing Statements will be duly filed of record and properly indexed in the Filing Office.

B-7 The transaction contemplated by the Loan Documents is not a consumer transaction, and none of the collateral constitutes consumer goods, as such terms are defined in Section 9-102 of the UCC.

B-8 The Security Agreement creates in the Collateral Agent’s favor (for the benefit of the Secured Parties), as security for all obligations purported to be secured by the Security Agreement, a valid and enforceable security interest in the collateral governed by Article 9 of the Uniform Commercial Code currently in effect in the state of Washington (the “UCC”) and described in the Security Agreement (the “Article 9 Collateral”).

Whenever a statement herein is qualified by the phrase “to our knowledge,” or by any other phrase of similar import, or where it is noted that nothing has been brought to our attention, it means that the opinion stated is based solely upon the conscious awareness of information as to the matters being opined upon by (a) the attorney who signs, on behalf of Perkins Coie LLP, this opinion letter, (b) any attorney at Perkins Coie LLP who has been actively involved in negotiating the transaction, preparing the Loan Documents, or preparing this opinion letter, and (c) solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter (e.g., pending or threatened legal proceedings), any attorney at Perkins Coie LLP who is primarily responsible for providing the response concerning that particular opinion issue or confirmation.  We have not undertaken, nor were we obligated or expected to undertake, an independent investigation to determine the accuracy of the facts or other information as to which our knowledge is sought, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation.  No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

C.   Opinions

Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1 The Company is a corporation duly incorporated and validly existing under Washington law.

C-2 The Company has all necessary corporate power and corporate authority to enter into, and to perform its obligations under, each of the Loan Documents to which the Company is a party.

C-3 The Company has authorized, by all necessary corporate action, the execution, delivery and performance of each of the Loan Documents to which the Company is a party, and the Company has executed and delivered each of the Loan Documents to which the Company is a party to the party or parties to whom such Loan Document is to be given.

C-4 Execution and delivery by the Company of, and the performance of its agreements in, each of the Loan Documents to which the Company is a party do not (a) violate the Company’s articles of incorporation or bylaws, (b) breach, or result in a default under or acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Company under, or result in a or require the creation of any lien upon or security interest in any property of the Company pursuant to the terms of, any existing obligation of the Company under any of the material contracts described on Exhibit A, provided to us in response to our request to the Company to provide us with all material contracts to which the Company is a signatory or by which the Company or its assets are bound, (c) breach or otherwise violate any court orders described on Exhibit B, provided to us in response to our request of the Company to provide us with all material court orders to which the Company is a party or by which the Company or its assets are bound or (d) violate the provisions of statutory laws or regulations of the state of Washington.

C-5 No approval, authorization or other action by, or filing with, any governmental authority in the state of Washington, is required in connection with the execution and delivery by the Company of the Loan Documents and the consummation of the transactions contemplated thereby, except for those that have already been obtained and are in full force and effect.  We note, however, that the intercompany loans from the Company to Puget Sound Energy, Inc. that are contemplated by the Credit Agreement would be subject to prior approval by the Washington Utilities and Transportation Commission.

C-6 The Financing Statements are in proper form for filing in the Filing Office.  The security interest of the Collateral Agent in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the UCC will be a perfected security interest upon the filing of the Financing Statements with the Filing Office.

D.   Qualifications and Exclusions

The opinions expressed above are subject to the following exclusions and qualifications:

D-1 Our opinions are as of the date hereof (except as set forth in paragraph D-3), and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  We do not undertake to advise you of any changes in law.

D-2 We are qualified to practice law in the state of Washington and do not express any opinions in this letter concerning any laws other than Washington state laws, and we express no opinion with respect to the laws, regulations or ordinances of any county, municipality, or governmental subdivision or agency (other than the Washington Utilities and Transportation Commission) of whatever description or character, or with respect to matters that may be affected by the laws of any other jurisdiction or that may be affected by pending or proposed legislation.  With respect to the opinions set forth in paragraph C-4(d), our opinions are based upon consideration of those statutes and regulations which, in our experience, are normally applicable to parties in transactions of the type described in the Loan Documents.  Additionally, we express no opinion as to the effect, if any, that compliance with fiduciary duty requirements may have upon the opinions expressed herein.

D-3 Our opinion that the Company is duly incorporated and validly existing under the laws of the state of Washington is as of [__________], 200[8], and not as of the date of this opinion letter, and is based solely upon our review of a Certificate of Existence/Authorization dated as of such date issued by the Secretary of State of the state of Washington.

D-4 Our opinions as to the filing of any Financing Statement do not apply to collateral (if any exists) that is as-extracted minerals, timber to be cut, fixtures or goods that are to be become fixtures.

D-5 We express no opinion as to actions that may be necessary or desirable to perfect a security interest in collateral that is not located in the United States.

D-6 We express no opinion as to actions that may be necessary or desirable to perfect a security interest in commercial tort claims, as such term is defined in Section 9-102 of the UCC.

D-7 We have not reviewed, nor are our opinions in any way predicated upon an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have upon the opinions set forth herein.  Furthermore, we express no opinion as to matters that may be affected by pending or proposed federal, state or local legislation, even though such legislation, if subsequently enacted, might affect the opinions expressed herein.

This opinion letter is rendered only to you and is solely for your benefit in connection with the transaction contemplated by the Loan Documents.  This opinion letter may not be used or relied upon for any other purpose or by any other person without our prior written consent, except that a copy of this opinion may be delivered to the Lenders and any subsequent assignees, participants and successor agents permitted under the Credit Agreement, and such persons may rely on this opinion letter as if it were addressed and had been delivered to them on the date hereof.

Very truly yours,
PERKINS COIE LLP

Exhibit E-3
to Credit Agreement

[●], 200[8]

Barclays Bank PLC, as Facility Agent and Collateral Agent
for the lenders and Other Secured Parties listed on Schedule A hereto
200 Park Avenue
New York, New York 10166

Re:           Puget Merger Sub Inc. Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel with respect to Washington State business corporation law and energy regulatory matters on behalf of Puget Merger Sub Inc., a Washington corporation (the “Borrower”), and Puget Intermediate Holdings Inc., a Washington corporation (“Parent”) (collectively, the “Loan Parties”), in connection with that certain Credit Agreement dated as of [May [●]], 2008 (the “Credit Agreement”) among Barclays Bank PLC, as facility agent (the “Facility Agent”), the other agents party thereto, the lenders party thereto (the “Lenders”) and the Borrower, and the other Loan Documents (as defined below).

This letter is furnished pursuant to Section 4.02(e)(z) of the Credit Agreement.  Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given to them in the Credit Agreement.

The Credit Agreement contemplates that the Borrower will be merged (the “Merger”) with and into Puget Energy, Inc., a Washington corporation (“Puget Energy”), pursuant to those certain Articles of Merger dated [●], 200[8] between the Borrower and Puget Energy, in a merger in which Puget Energy will be the surviving corporation.  With your consent, all opinions and confirmations herein with respect to the Borrower speak as of the date hereof immediately prior to the Effective Time of the Merger.

As such counsel, we have examined, among other things, the following:

(a) The Credit Agreement;

(b) the Borrower Security Agreement, dated as of [__________], 200[8] (the “Security Agreement”), from the Borrower to Barclays Bank PLC, as collateral agent (the “Collateral Agent”);

(c) the Pledge Agreement, dated as of [__________], 200[8] (the “Pledge Agreement”), from Parent to the Collateral Agent;

(d) the Collateral Agency Agreement, dated as of [__________], 200[8] (the “Collateral Agency Agreement”), among the Borrower, Parent, the Collateral Agent and the Facility Agent;

(e) the Parent Guaranty, dated as of [__________], 200[8] (the “Parent Guaranty”), executed by the Parent;

(f) [the Deposit Account Control Agreement, dated as of [__________], 200[8] (the “Deposit Account Control Agreement”), among [__________]];1

(g) the Term Notes, dated as of [__________], 200[8] (the “Term Notes”), executed by the Borrower in favor of the following Lenders:  [__________]; and

(h) [the financing statement (the “Financing Statement”).]2

The documents described in subsections (a) – (h) above are referred to herein collectively as the “Loan Documents.” As used in this letter, the “Washington UCC” shall mean the Uniform Commercial Code as now in effect in the State of Washington and as codified in Title 62A RCW.

In connection with rendering the opinions set forth below, we have examined and, with respect to factual matters, relied upon (i) the Loan Documents, including the representations and warranties of the Loan Parties in the Loan Documents, (ii) the Articles of Incorporation and Bylaws of each of the Borrower and Parent, as amended through the date of this opinion (iii) a Certificate of Existence/Authorization dated [●], 200[8] issued by the Secretary of State of the State of Washington with respect to each of the Borrower and Parent (collectively, the “Certificates of Existence/Authorization”), (iv) minutes and written consents of the shareholders and directors of each of the Borrower and Parent and other records of the Borrower and Parent relating to the approval of the transactions contemplated by the Loan Documents as have been made available to us, and we have made such other investigations as we have deemed appropriate.  We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also examined and relied on a certificate of the Secretary of each of the Borrower and Parent in the forms set forth in Exhibits A and B hereto (collectively, the “Fact Certificates”).  We have not independently verified or established any of the facts so relied on.  We have not undertaken any general review of the files of the Borrower or Parent and, except as described above, we have made no independent factual investigation for the purpose of rendering this opinion letter.

The opinions expressed in this opinion letter are limited to the laws of the State of Washington, and are based upon our consideration of only those State of Washington statutes, rules and regulations that, in our experience, are normally applicable to borrowers in secured loan transactions.  Although we note that the Loan Documents provide that they are governed by the law of the State of New York, we are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of the laws of any jurisdiction other than the State of Washington, or the laws of any county, municipality or other political subdivision or any local governmental agency or authority.  We express no opinion with respect to the effectiveness of or any other matters relating to choice of law under the Loan Documents.  We also express no opinion as to any state or federal laws or regulations applicable to the subject transactions as a result of the legal or regulatory status of any parties to the Loan Documents or the legal or regulatory status of any of their affiliates, other than Title 80 RCW and the regulations adopted thereunder (the “Washington State Public Utilities Code”) and Title 23B RCW.  Various issues pertaining to (i) matters of federal energy law and New York State law are addressed in the opinion of Latham & Watkins LLP of even date herewith and (ii) matters of Washington State corporate and energy and regulatory laws with respect to Puget Energy and its wholly owned subsidiary, Puget Sound Energy, Inc., a Washington corporation (“PSE”), are addressed in the opinions of Perkins Coie LLP of even date herewith, in each case as separately provided to you.  We express no opinion herein with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed and relied on such matters.

For the purposes of this opinion letter we have assumed that the minutes and written consents of the Secretary or other officers of each of the Borrower and Parent and other records of the Borrower and Parent relating to the approval of transactions contemplated by the Loan Documents as have been made available to us by the Borrower and Parent are complete and accurate in all respects.  We have also made the following assumptions:  that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures (other than signatures on behalf of the Borrower and Parent) on each such document are genuine, and that no changes in the facts certified in the Fact Certificates have occurred or will occur after the date of the Fact Certificates.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to each Loan Document (other than the Borrower and Parent) has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make that Loan Document enforceable against that party.  We have not verified any of the foregoing assumptions.

With your consent, we have assumed (a) that the Loan Documents have been duly authorized, executed and delivered by the parties thereto other than the Loan Parties, (b) that the Loan Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Loan Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters herein with respect to the Loan Parties.

The opinions expressed in paragraph 1 below as to the valid existence of each of the Borrower and Parent are based solely on the Certificates of Existence/Authorization.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1. The Borrower and Parent are corporations duly formed and validly existing under the laws of the State of Washington.  Each of the Borrower and Parent has the corporate power and authority to own its properties and conduct its business as described in the Fact Certificate pertaining to it, and to execute, deliver, and perform its obligations under the Loan Documents.

2. Each of the Borrower and Parent has taken all corporate action under its Articles of Incorporation and Bylaws and under Washington law necessary to authorize the execution, delivery, and performance of the Loan Documents to which it is a party and has duly executed and delivered the Loan Documents to which it is a party.

3. The execution and delivery by the Borrower and Parent of, and the performance by each of the Borrower and Parent of its respective obligations under, the Loan Documents to which it is a party do not (a) constitute a violation by either the Borrower or Parent of its respective Articles of Incorporation or Bylaws, (b) breach, or result in a default under or acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Borrower or Parent under, or result in or require the creation of any lien upon or security interest in any property of the Borrower or Parent pursuant to the terms of, any existing obligation of the Borrower or Parent under any of the material contracts described on Exhibit C and provided to us in response to our request to the Borrower and Parent to provide us with all material contracts to which the Borrower or Parent is a signatory or by which the Borrower or Parent or its respective assets are bound, (c) breach or otherwise violate any court orders described on Exhibit D and provided to us in response to our request of the Borrower and Parent to provide us with all material court orders to which the Borrower or Parent is a party or by which the Borrower or Parent or its respective assets are bound, or (d) violate the provisions of any statutory laws or regulations of the State of Washington.

4. The execution and delivery of the Loan Documents to which the Borrower is a party, and the borrowing of the Facilities and the performance of the agreements under the Loan Documents by the Borrower, do not, prior to the Effective Time of the Merger, require any consents, approvals, or authorizations to be obtained by the Borrower from, or any registrations, declarations or filings to be made by the Borrower with, any governmental authority in the State of Washington.

5. The execution and delivery of the Loan Documents to which Parent is a party and the performance by Parent of the agreements under the Loan Documents do not, on the date hereof, require any consents, approvals, or authorizations to be obtained by Parent from, or any registrations, declarations or filings to be made by Parent with, any governmental authority in the State of Washington, except (a) the order of the Washington Utilities and Transportation Commission (the “WUTC”) entered on [●], 200[8], which order has become final and non-appealable, authorizing the transactions contemplated by the Loan Documents on the terms and subject to the conditions of such order (the “WUTC Order”), (b) the approvals of and notification filings with the WUTC set forth in Schedule 5.04 to the Credit Agreement, and (c) any consents or approvals required under the Washington State Public Utilities Code in connection with any realization or foreclosure on or exercise of any rights or remedies (including any rights of setoff) under the Loan Documents with respect to any security interest in the Security Collateral (as defined in the Pledge Agreement), or any disposition of Security Collateral as a result of or in connection therewith.

6. The Financing Statement is in appropriate form for filing in the Department of Licensing of the State of Washington.  Upon the proper filing of the Financing Statement in the Department of Licensing of the State of Washington prior to the Effective Time of the Merger, the security interest in favor of the Collateral Agent in the Borrower’s rights in the Collateral described in the Financing Statement will be perfected to the extent a security interest in such Collateral can be perfected under the Washington UCC by the filing of a financing statement in such office.

Our opinions are subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and to general principles of equity.

Our opinions in paragraph 6 above are limited to Chapter 62A.9A RCW, and therefore that opinion paragraph, among other things, does not address collateral of a type not subject to, or excluded from the coverage of, Chapter 62A.9A RCW pursuant to RCW 62A.9A-109 or otherwise.  Except as expressly set forth in paragraph 6, we do not express any opinion with respect to the creation, validity, attachment or perfection of any security interest or lien.  The opinions above do not include any opinions with respect to compliance with laws relating to permissible rates of interest.  Additionally:

(i) We express no opinion with respect to the existence of, title to or condition of any Collateral, or with respect to the priority of any security interest or lien.

(ii) We express no opinion with respect to any agricultural lien or any collateral that consists of letter-of-credit rights, commercial tort claims, goods covered by a certificate of title, claims against any government or governmental agency, consumer goods, crops growing or to be grown, timber to be cut, real property or any interest therein, goods which are or are to become fixtures, as-extracted collateral or cooperative interests, or any collateral that is not located in the United States.

(iii) [We assume the description of Collateral contained in, or attached as schedules to, the Financing Statement sufficiently describes the Collateral intended to be covered by the Financing Statements.  Additionally, we express no opinion as to whether the phrases “all personal property” or “all assets” or similarly general phrases would be sufficient to create a valid security interest in the Collateral or particular item or items of Collateral; however, we note that pursuant to RCW 62A.9A-504, the phrases “all assets” or “all personal property” can be a sufficient description of collateral for purposes of perfection by the filing of a financing statement.] [SUBJECT TO REVISION OR DELETION UPON REVIEW AND APPROVAL OF COLLATERAL DESCRIPTION APPEARING IN FINANCING STATEMENT]

(iv) We have assumed that the Borrower has, or with respect to after-acquired property will have, rights in the Collateral or the power to transfer rights in the Collateral, and that value has been given, and we express no opinion as to the nature or extent of the Borrower’s rights in any of the Collateral and we note that with respect to any after-acquired property, the security interest will not attach until the Borrower acquires such rights or power.

(v) We call to your attention to:  (a) the perfection of a security interest in “proceeds,” including “cash proceeds” (both as defined in the Washington UCC), of collateral is governed and restricted by RCW 62A.9A-315; (b) the limitations in favor of buyers, lessees and licensees imposed by RCW 62A.9A-317, RCW 62A.9A-318, RCW 62A.9A-320 and RCW 62A.9A-321; (c) the limitations in favor of transferees of money or funds from deposit accounts imposed by RCW 62A.9A-322; and (d) other rights of persons in possession of money, instruments and proceeds constituting certificated or uncertificated securities.

(vi) Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(vii) We express no opinion with respect to any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest’s obtaining priority over the rights of a lien creditor with respect to the property preempt RCW 62A.9A-310(a).

(viii) We express no opinion with respect to any goods that are accessions to, or commingled or processed with, other goods to the extent that the security interest is limited by RCW 62A.9A -335 or RCW 62A.9A-336.

(ix) We call to your attention that a security interest may not attach or become enforceable or be perfected as to contracts, licenses, permits, franchise agreements, equity interests or other rights or benefits that are not assignable under applicable law, or are not assignable by their terms, or that are assignable only with the consent of governmental entities or officers, except to the extent provided in RCW 62A.9A-406, RCW 62A.9A-407, RCW 62A.9A-408 or RCW 62A.9A-409, as applicable; and we call to your attention that your rights under the Loan Documents as secured parties may be subject to the provisions of the organizational documents of any entity in which any equity interests (or other rights of equity holders or investors) are pledged and the provisions of the applicable laws under which any such entity is organized.

(x) We express no opinion regarding any security interest in any copyrights, patents, trademarks, service marks or other intellectual property, or any license or sublicense thereof or the proceeds of any of the foregoing except to the extent Chapter 62A.9A RCW may be applicable to the foregoing and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein.  In addition, we express no opinion as to any security interest in any license or sublicense of copyrights, patents, trademarks or other intellectual property except to the extent that such license or sublicense affirmatively permits the creation, perfection and enforcement of a security interest therein.  Without limiting the generality of the preceding sentence, we express no opinion as to any license, sublicense or mortgage, or exercise of lender remedies or disclosure of information with respect thereto, that is subject to any restriction or prohibition on assignment regardless of whether any such prohibitions or restrictions may be rendered ineffective under the Washington UCC.

(xi) We have assumed that any conditions to the effectiveness of the Loan Documents have been satisfied or waived.

(xii) We express no opinion as to the security interest of the Collateral Agent for the benefit of any person or entity except to the extent that the Collateral Agent has been duly appointed as agent for such parties.

(xiii) We advise you (and our opinions are qualified by the fact) that, pursuant to the provisions of RCW 62A.9A-507 and RCW 62A.9A-508, the perfection of any security interests created under the Loan Documents will be terminated as to any Collateral acquired or created more than four months after the Borrower so changes its name or corporate identity (by merger or reincorporation, for example) as to make the Financing Statement seriously misleading, unless an appropriate amendment or new financing statement indicating the new name or corporate identity of the Borrower is properly filed before the expiration of such four month period.

(xiv) With respect to Washington State energy regulatory matters, we express no opinion as to (A) any matters relating to the effect of ongoing regulatory requirements of the WUTC or any other Governmental Authority, or to the obligations of PSE, Puget Energy, Parent or any other Person to comply therewith, (B) any matters governed by any law other than the Washington State Public Utilities Code, and (C) the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including any federal laws or regulations.

(xv) We call to your attention that the WUTC has taken an expansive view of its jurisdiction concerning shareholder level transactions.  With respect to Puget Merger Sub Inc. as Borrower, our opinions speak only as of immediately before the Effective Time of the Merger.  Our opinions do not address whether the subsequent pledge of shares of PSE by Puget Energy (the Borrower as of the Effective Time of the Merger) effectively creates a lien on any such shares.  We note that realization upon and disposition of any such shares would require consents or approvals under the Washington State Public Utilities Code that are beyond the scope of this opinion letter.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph.  This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

We hereby consent to reliance hereon by any Eligible Assignee that becomes a party to the Credit Agreement pursuant to an assignment made in accordance with the terms and conditions of the Credit Agreement, subject to the condition and understanding that (i) this letter speaks only as of the date hereof and (ii) we have no responsibility or obligation whatsoever to update this letter.

The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Very truly yours,

1 Deposit Account Control Agreements to come.
2 Financial Statement, including description of Collateral, to come.

SCHEDULE A

[LENDER/HEDGE BANK LIST TO COME]

EXHIBIT F
To Credit Agreement

COLLATERAL AGENCY AGREEMENT

Dated [___________]

among

PUGET MERGER SUB INC.,
as the Borrower

PUGET EQUICO LLC,
as the Parent

BARCLAYS BANK PLC,
as the Collateral Agent

and

BARCLAYS BANK PLC,
as the Facility Agent

TABLE OF CONTENTS

Article 1.       Definitions and Interpretation

Article 2.      Appointment and Duties of Collateral Agent; Secured Parties’ Agreements; Collateral Matters

Section 2.01.                          Appointment and Duties of Collateral Agent

Section 2.02.                          Secured Parties’ Agreements

Section 2.03.                          Collateral Matters

Article 3.      Decision Making; Voting; Notice and Procedures

Section 3.01.                          Decision Making

Section 3.02.                          Voting Generally

Section 3.03.                          Intercreditor Votes: Each Party’s Entitlement to Vote

Section 3.04.                          Intercreditor Votes: Votes Allocated to Each Party

Section 3.05.                          Unanimous Voting Issues

Section 3.06.                          Exercise of Discretion With Respect to Intercreditor Aspects of the Financing Documents

Section 3.07.                          Certain Modifications by the Secured Parties

Section 3.08.                          Effect of Amendment on Collateral Agent

Section 3.09.                          Notification of Matters

Section 3.10.                          Notice of Amounts Owed

Article 4.      Default; Remedies

Section 4.01.                          Notice of Defaults

Section 4.02.                          Acceleration; Termination

Section 4.03.                          Instructions Upon Event of Default

Section 4.04.                          Remedies

Section 4.05.                          Distribution of Collateral Proceeds

Section 4.06.                          Sharing

Article 5.      Rights of Collateral Agent

Article 6.      Resignation or Removal of the Collateral Agent

Article 7.      No Impairments of Other Rights

Article 8.      Termination

Article 9.      Miscellaneous

Section 9.01.                          Waiver

Section 9.02.                          Notices

Section 9.03.                          Amendments, Etc

Section 9.04.                          Successors and Assigns

Section 9.05.                          Survival

Section 9.06.                          Severability

Section 9.07.                          Counterparts

Section 9.08.                         GOVERNING LAW

Section 9.09.                          Joinder

Section 9.10.                          Agreement for Benefit of Parties Hereto

Section 9.11.                          Integration

APPENDIX A                       Unanimous Voting Issues

APPENDIX B                        Form of Joinder Agreement

COLLATERAL AGENCY AGREEMENT

This COLLATERAL AGENCY AGREEMENT (this “Agreement”), dated as of [__________] among PUGET MERGER SUB INC., a Washington corporation (the “Merger Sub”), PUGET EQUICO LLC, a Washington limited liability company (the “Parent”), BARCLAYS BANK PLC, as facility agent under the Credit Agreement (as defined below) (in such capacity, together with any successor facility agent appointed pursuant to the Credit Agreement, the “Facility Agent”), BARCLAYS BANK PLC as collateral agent for the Secured Parties (in such capacity, together with any successor appointed pursuant to the Credit Agreement, the “Collateral Agent”) and each Interest Rate Hedge Bank.

W I T N E S S E T H :

WHEREAS, the Merger Sub entered into a Credit Agreement dated as of February 6, 2009 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Facility Agent, the Lenders and the other parties thereto;

WHEREAS, Puget Energy Inc., a Washington corporation (the “Company”), upon the consummation of the Merger, shall assume, pursuant to the Assumption Agreement, all of the obligations of the Merger Sub under the Credit Agreement, this Agreement and all of the other Financing Documents to which the Merger Sub is a party; the Merger Sub (prior to the Effective Time) and the Company (upon and after the Effective Time) are referred to herein as the “Borrower”;

WHEREAS, each of the Interest Rate Hedge Banks has entered into or shall enter into after the date hereof an Interest Hedging Agreement with the Borrower pursuant to which the Interest Rate Hedge Banks will provide certain protection against movements in interest rates on the terms and subject to the conditions set forth therein; and

WHEREAS, the Lenders and the Interest Rate Hedge Banks wish to appoint the Collateral Agent to act on their behalf in accordance with the provisions of the Security Documents and the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article 1.                      Definitions and Interpretation.

Section 1.01. Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement. The principles of construction set forth in Article I of the Credit Agreement shall apply to, and are hereby incorporated by reference in this Agreement.

Section 1.02. In addition, the following terms shall have the following meanings under this Agreement:

“Borrower Side Person” has the meaning specified in Section 9.03.

“Creditor Side Person” has the meaning specified in Section 9.03.

“Early Termination Date” shall have the respective meaning assigned thereto under each Interest Hedging Agreement.

“Hedge Default” shall mean the occurrence of any event specified in an Interest Hedging Agreement that entitles the Interest Rate Hedge Bank party thereto to cause the early termination thereof in accordance with the terms thereof.

“Hedge Termination Certificate” shall mean a certificate of any Interest Rate Hedge Bank stating that an Early Termination Date has occurred or has been designated under an Interest Hedging Agreement to which it is a party and setting forth the resulting Settlement Amount.

“Indemnified Liabilities” means all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnified Party in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Financing Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding).

“Indemnified Party” means, collectively, the Collateral Agent, its Affiliates and the directors, officers, employees, agents, representatives, trustees and attorneys-in-fact of such Persons and Affiliates.

“Indemnified Secured Parties” has the meaning specified in Section 5.01(f).

“Intercreditor Vote” shall mean a vote conducted in accordance with the procedures set forth in Article 3 hereof among the Voting Parties entitled to vote with respect to the particular decision at issue.

“Interest Rate Hedge Bank” shall mean any Interest Rate Hedge Bank that executes a Joinder Agreement pursuant to Section 3.03(b), but in each case only for so long as any obligations of the Borrower remain outstanding under the Interest Hedging Agreement to which such Interest Rate Hedge Bank is a party; provided that no Affiliate of the Borrower other than Macquarie Bank Limited and its successors shall become an Interest Rate Hedge Bank.

“Majority Voting Parties” shall mean, with respect to any proposed decision or action hereunder, Voting Parties casting votes representing more than 50% of the Voting Party Percentage.

“Member” shall mean any Person owning of record or beneficially any of the issued and outstanding Equity Interests in the Parent, the Borrower or Puget Holdings.

“Remedies Instruction” shall mean a written instruction to the Collateral Agent from or on behalf of the Required Voting Parties (i) certifying that (x) a Remedies Event of Default has occurred and is continuing under the applicable Financing Document and (y) an Intercreditor Vote has been conducted in accordance with the requirements of this Agreement with respect to such Remedies Event of Default, (ii) describing with reasonable specificity which particular remedies available to the Secured Parties are to be pursued and which particular action are to be taken by the Collateral Agent in response to such Remedies Event of Default, and (iii) containing such other information as is permitted under this Agreement.

“Remedies Event of Default” shall mean the occurrence of an Event of Default under the Credit Agreement or (b) the occurrence of a Hedge Default; provided that so long as Secured Obligations (other than in respect of Interest Hedging Agreements with Interest Rate Hedge Banks) are outstanding, a Hedge Default shall not constitute a Remedies Event of Default unless an Event of Default has occurred and is continuing at the time of such Hedge Default.

“Required Voting Parties” shall mean:

(i)           with respect to any modification, instruction or exercise of discretion made pursuant to Section 3.05, the Unanimous Voting Parties; and

(ii)           in all other cases not otherwise specifically delegated to the Collateral Agent (or any Secured Party), the Majority Voting Parties.

“Secured Obligations” shall mean, with respect to each Loan Party, as at any date, the sum, computed without duplication, of the following: (i) the aggregate outstanding principal amount of the Loans plus all accrued interest on such amount plus (ii) all other amounts from time to time payable under the Financing Documents plus accrued interest on such amounts plus (iii) all amounts payable to any Interest Rate Hedge Bank under any Interest Hedging Agreement plus (iv) any and all other Obligations.

“Secured Parties” shall mean, collectively, the Agents, the Lenders, the Interest Rate Hedge Banks and each co-agent or sub-agent appointed by the Facility Agent from time to time pursuant to any Financing Document.

“Settlement Amount” shall mean, as at any date of determination thereof, the amount calculated to be due in respect of any Early Termination Date under any Interest Hedging Agreement in accordance with the terms thereof.

“Unanimous Voting Parties” shall mean, with respect to any proposed decision or action hereunder, Voting Parties casting votes representing 100% of the Voting Party Percentage.

“Voting Parties” means the Lenders and, subject to Section 3.03(b), each Interest Rate Fledge Bank.

“Voting Party Percentage” shall mean, in connection with any proposed decision or action hereunder, the actual percentage, as determined pursuant to Section 3.04, of allotted votes cast in favor of such decision or action by the Secured Parties entitled to vote with respect to such decision or action.

“Wall” has the meaning specified in Section 9.03.

Article 2.                      Appointment and Duties of Collateral Agent; Secured Parties’ Agreements; Collateral Matters.

Section 2.01.                 Appointment and Duties of Collateral Agent.

(a)           Each of the Secured Parties hereby designates and appoints Barclays Bank PLC to act as the Collateral Agent under the Security Documents, and authorizes the Collateral Agent to execute each of the Security Documents on its behalf and take such actions on its behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Security Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary in any Security Document. the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, and no implied covenants, functions or responsibilities, fiduciary or otherwise, shall be read into any of the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Financing Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Collateral Agent shall give notice to the Secured Parties of any action to be taken by it under any Security Document, and such notice shall be given prior to the taking of such action unless the Collateral Agent determines that to do so would be detrimental to the interests of the Secured Parties, in which event such notice shall be given promptly after the taking of such action.

(c)           Notwithstanding any provision to the contrary in any Security Document, the Collateral Agent shall not be required to exercise any discretionary rights or remedies under any of the Security Documents or give any consent under any of the Security Documents or enter into any agreement amending, modifying, supplementing or waiving any provision of any Security Document unless it shall have been directed to do so by the Required Voting Parties.

Section 2.02.                  Secured Parties’ Agreements.

(a)           Each Secured Party agrees that, as among the Secured Parties, the security interest in any Collateral granted under any Security Document (the “Security Interest”) to the Collateral Agent for the benefit of such Secured Party ranks and will rank equally in priority with the Security Interest of each other Secured Party in the same Collateral.

(b)           Any proceeds of Collateral or amounts required to be deposited in the Lock-Up Account pursuant to Section 6.12 of the Credit Agreement and Section 4.02 of the Security Agreement received by any Secured Party (other than from the Collateral Agent pursuant hereto) shall be transferred by such Secured Party to the Collateral Agent for application in accordance with the terms of the Financing Documents.

(c)           Each Secured Party agrees that the Collateral Agent may refrain from acting or continuing to act in accordance with any instructions of the Required Voting Parties to begin any legal action or proceeding arising out of or in connection with any Transaction Document until it shall have received such indemnity or security from the Secured Parties as it may reasonably require (whether by payment in advance or otherwise) for all costs, claims, losses, expenses (including reasonable legal fees and expenses) and liabilities which it will or may expend or incur in complying or continuing to comply with such instructions; provided, that nothing in this subclause (c) shall be deemed to obligate any Secured Party to provide any such indemnity or security.

Section 2.03.                      Collateral Matters.

The Secured Parties irrevocably agree that:

(a)           any Lien on any property granted to or held by the Collateral Agent under any Security Document shall be automatically released (i) upon termination of the Commitments and indefeasible payment in full in cash of all Secured Obligations (other than any contingent indemnity obligations not then due) or (ii) subject to Section 3.05, if the release of such Lien is approved, authorized or ratified in writing by the Required Voting Parties.

(b)           Upon request by the Collateral Agent at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 2.03. In each case as specified in this Section 2.03, the Collateral Agent will (and each Secured Party irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the Borrower or any Loan Party, as applicable, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in accordance with the terms of this Agreement or any other Financing Document.

Article 3.                      Decision Making; Voting; Notice and Procedures.

Section 3.01.                      Decision Making.

(a)           Subject to Section 4.02 and except for any action that may be taken unilaterally by a Secured Party as expressly provided in any Financing Document, no Secured Party may exercise or enforce any right, remedy, power or discretion, give any consent or any waiver, or make any determination under or in respect of any provisions of the Financing Documents, except in accordance with this Agreement. In connection with any action permitted to be taken unilaterally by the Collateral Agent pursuant to the express provisions of any Financing Document. nothing herein shall preclude the Collateral Agent from consulting such Secured Parties as the Collateral Agent may in its discretion deem desirable.

(b)           Each decision made in accordance with the terms of this Agreement shall be binding upon each of the Secured Parties.

Section 3.02.                      Voting Generally. Where, in accordance with this Agreement or any other Financing Document, the modification, approval or other direction of the Required Voting Parties is required, the determination of whether such modification, approval or direction should be granted or withheld shall be determined by an Intercreditor Vote.

Section 3.03.                      Intercreditor Votes: Each Party’s Entitlement to Vote.

(a)           Except as otherwise provided in this Section 3.03, each Voting Party shall be entitled to vote in each Intercreditor Vote conducted under this Agreement.

(b)           Unless and until any Interest Rate Hedge Bank shall have delivered to the Collateral Agent and each Secured Party a Hedge Termination Certificate, such Interest Rate Hedge Bank shall not have (i) any voting rights with respect to Obligations arising under any, Interest Hedging Agreement to which it is a party or (ii) any voting rights with respect to any Intercreditor Vote; provided that any such Interest Rate Hedge Bank shall at all times (subject to Section 3.03(c) and 3 03(d)) be a Voting Party for purposes of the definition of “Unanimous Voting Parties” in Section 1.01 hereof in respect of the issues set forth in Appendix A hereto. If, after the date of this Agreement, any Person becomes an Interest Rate Hedge Bank and such Person has not previously executed a counterpart of this Agreement or a Joinder Agreement in the form of Appendix B hereto in its capacity as an Interest Rate Hedge Bank, such Person shall execute and deliver to the Collateral Agent (x) a Joinder Agreement in the form of Appendix B hereto and (y) such other documentation as the Collateral Agent may reasonably request to evidence the due authorization, execution and delivery of this Agreement by such Person. By entering into or joining this Agreement, each Interest Rate Hedge Bank shall be deemed to have agreed to be bound by the provisions set forth in the other Financing Documents to which the Interest Rate Hedge Banks or the Collateral Agent, on behalf of the Secured Parties, is a party.

(c)           None of (i) any Affiliate of the Borrower or any Member that from time to time holds any Commitment, any Loan or any other interest in a Secured Obligation (other than, subject to Section 10.01 of the Credit Agreement and Section 9.03 hereunder, Macquarie Affiliates in their respective capacity as a Lender and Macquarie Bank Limited in its capacity as an Interest Rate Hedge Bank) or (ii) any Lender that has agreed, directly or indirectly, to vote or otherwise act at the direction or subject to the approval or disapproval of any Person identified in clause (i) (each a “Non-Voting Lender”) shall be entitled to participate in any Intercreditor Vote, and the Collateral Agent in determining the percentage of votes cast shall deem each Non-Voting Lender to have voted proportionately in accordance with the votes of the Lenders thereunder entitled to vote.

(d)           Notwithstanding any provision of this Agreement to the contrary, Macquarie Bank Limited, solely in its capacity as an Interest Rate Hedge Bank, shall not be entitled to vote on any matter that is subject to the vote of the Unanimous Voting Parties or be entitled to cast any “tie-breaker” vote on any matter.

Section 3.04.                  Intercreditor Votes: Votes Allocated to Each Party.

(a)           Each Voting Party, if entitled to cast a vote with respect to the matter being considered, shall have the following number of votes in such Intercreditor Vote:

(i)           with respect to each Lenders, a number of votes equal to the unused Commitments represented by such Lender plus the sum of the Total Outstandings owed to such Lender; and

(ii)           from and after the delivery of a Hedge Termination Certificate, with respect to each Interest Rate Hedge Bank, a number of votes equal to the Settlement Amount, if any, owing to such Interest Rate Hedge Bank set out in such Hedge Termination Certificate.

(b)           In calculating the Voting Party Percentage consenting to, approving, waiving or otherwise providing direction with respect to a decision, the number of votes cast in favor of the proposed consent, approval, waiver, direction or other action shall be divided by the total number of votes entitled to be cast with respect to such matter_ The Secured Parties (including any Secured Party that becomes a party hereto after the date hereof) hereby waive any and all rights they may have to object to or seek relief from the decision of the Voting Parties voting with respect to any matter and agree to be bound by such decision. Nothing contained in this Section 3.04(b) shall preclude any Voting Party from participating in any re-voting or further voting relating to such matter.

Section 3.05.                  Unanimous Voting Issues. With respect to any of the matters listed on the attached Appendix A, unless the Unanimous Voting Parties (acting in accordance with the procedures set forth in this Article 3) shall so authorize the Collateral Agent, (i) no modification shall be agreed to by the Collateral Agent under any Security Document, (ii) no instruction shall be given to the Collateral Agent under or with respect to any Security Document and (iii) no discretion shall be exercised by the Collateral Agent under or with respect to any Security Document.

Section 3.06.                  Exercise of Discretion With Respect to Intercreditor Aspects of the Financing Documents. Unless an Event of Default or Hedge Default has occurred and is continuing, and only to the extent in all cases that the discretion exercised by or the actions taken by the Collateral Agent could not reasonably be expected to result in an Event of Default or Hedge Default or have a material adverse effect on the interests of any Secured Party (but, for the avoidance of doubt, with the consent of the Borrower or Parent, as applicable to the extent such consent is required under the applicable Security Document), the. Collateral Agent may, without obtaining the consent of any Secured Party other than as set forth in Section 3.07, modify any Security Document to which it is a party to cure any ambiguity or to cure, correct or supplement any provision contained therein which is inconsistent with any other provisions contained therein.

Section 3.07.                  Certain Modifications by the Secured Parties. Subject to Section 3.05 hereof, the respective Secured Parties may at any time and from time to time in accordance with the terms of the Financing Documents to which they are a party, without any consent of or notice to any other Secured Party (but, for the avoidance of doubt, with the consent of the Borrower or Parent, as applicable to the extent such consent is required under the applicable Financing Document) and without impairing or releasing the obligations of any Person under this Agreement: (i) amend the Financing Document to which such Person is a party in accordance with the terms thereof, (ii) release anyone liable in any manner under or in respect of the Secured Obligations owing under the Financing Document to which such Person is a party (but only in respect of such Secured Obligations) and (iii) waive any provisions of any Financing Document to which such Person is a party (in each case, provided such amendment or waiver shall not materially and adversely affect the rights of any other Person under this Agreement).

Section 3.08.                  Effect of Amendment on Collateral Agent. No party hereto shall amend any provision of any Financing Document that materially affects the Collateral Agent without the written consent of the Collateral Agent.

Section 3.09.                  Notification of Matters.

(a)           If at any time (x) the Collateral Agent proposes to exercise any discretion conferred on it under any Financing Document, (y) any Secured Party, in accordance with this Agreement, notifies the Collateral Agent of a matter with respect to which it believes the Collateral Agent should exercise its discretion or (z) the Collateral Agent becomes aware (whether on its own or as a consequence of any notification from a Secured Party) of any matter requiring a determination or vote by the Secured Parties under this Agreement, then the Collateral Agent shall promptly notify each other Secured Party of the matter in question, specifying:

(i)            if applicable, the manner in which the Collateral Agent proposes to exercise its discretion;

(ii)           the Required Voting Parties (if any) required for such determination or vote; and

(iii)          if applicable, the time period determined by the Collateral Agent within which each Secured Party must provide it with instructions in relation to such matter.

(b)           The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Hedge Default, unless the Collateral Agent shall have received written notice from a Secured Party or the Borrower referring to this Agreement, describing such Default or Hedge Default and stating that such notice is a “notice of default.” The Collateral Agent will notify the Secured Parties of its receipt of any such notice. The Collateral Agent shall take such action with respect to any Remedies Event of Default as may be directed by the Required Voting Parties in accordance with this Agreement; provided that unless and until the Collateral Agent has received any such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to a Event of Default or Hedge Default as it shall deem advisable or in the best interest of the Secured Parties.

Section 3.10.                  Notice of Amounts Owed. In the event that the Collateral Agent is instructed by the Required Voting Parties to proceed to foreclose upon, collect, sell or otherwise dispose of or take any other action with respect to any or all of the Collateral or to enforce any remedy under any other Financing Document, then upon the request of the Collateral Agent, each Secured Party shall promptly notify the Collateral Agent in writing, as of any time that the Collateral Agent may reasonably specify in such request, of (i) the aggregate amount of the respective Secured Obligations owing to such Secured Parties as of such date, (ii) the components of such Secured Obligations and (iii) such other information as the Collateral Agent may reasonably request.

Article 4.                       Default; Remedies.

Section 4.01.                  Notice of Defaults. Promptly after any Secured Party obtains knowledge of the occurrence of any Default or Event of Default or Hedge Default under any Financing Document to which it is a party, such Secured Party shall notify the Collateral Agent in writing thereof (a “Notice of Default”). Each such Notice of Default shall specifically refer to this Section 4.01, shall describe such Default or Event of Default or Hedge Default in reasonable detail (including the date of occurrence) and may request that the Collateral Agent initiate an Intercreditor Vote with respect to particular remedies (if any) that such Secured Party is otherwise entitled to exercise. Upon receipt by the Collateral Agent of any such notice, it shall promptly send copies thereof to each Secured Party.

Section 4.02.                  Acceleration; Termination. Notwithstanding any provision to the contrary in this Agreement, (a) the Majority Lenders may at any time after the occurrence and during the continuance of an Event of Default declare the unutilized Commitments terminated and accelerate the Secured Obligations under the Credit Agreement in accordance with the terms of the Credit Agreement and (b) any Interest Rate Hedge Bank may at any time after the occurrence and during the continuance of a Hedge Default cause the early termination of the relevant Interest Hedging Agreement in accordance with the terms thereof. No Intercreditor Vote or Remedies Instruction will be required to be taken or delivered in respect of such Event of Default or Hedge Default, as the case may be, prior to the Majority Lenders or any Interest Rate Hedge Bank, as the case may be, taking such action.

Section 4.03.                  Instructions Upon Event of Default.

(a)           At any time, if a Remedies Event of Default has occurred and is continuing and has not been rescinded or waived, the Required Voting Parties shall be entitled, following an Intercreditor Vote conducted in accordance with the requirements of this Agreement, to give the Collateral Agent a Remedies Instruction in respect of such Remedies Event of Default.

(b)           If the Collateral Agent has received a copy of a Remedies Instruction from the Required Voting Parties and has not received written notice from the Required Voting Parties that such Remedies Instruction has been withdrawn, the Collateral Agent shall have the right, on behalf of the Secured Parties, to take any and all actions and to exercise any and all rights, remedies and options that it may have under any of the Security Documents (including any direction contained in the Remedies Instruction or in a separate instrument in writing executed and delivered to the Collateral Agent); provided, that, if requested by the Collateral Agent, the Collateral Agent shall have received adequate security or indemnity as provided in Section 2.02(c).

(c)           The Collateral Agent shall not be obligated to follow any Remedies Instruction received pursuant to Section 4.03(a) or otherwise under the Security Documents to the extent the Collateral Agent has received an opinion of independent counsel addressed to it to the effect that such Remedies Instruction appear to be in conflict with any applicable Law or this Agreement or any other Financing Document or could result in the Collateral Agent’s being subject to (i) criminal liability or (ii) civil liability or civil litigation for which it has not received adequate indemnity under Section 2.02(c) in any jurisdiction in question; provided, however, under no circumstances shall the Collateral Agent be liable for acting or refraining from acting in accordance with the Remedies Instruction of the Required Voting Parties.

Section 4.04.                  Remedies.

(a)           No remedy conferred upon or reserved to the Collateral Agent in this Agreement or in the other Financing Documents is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred in this Agreement or in the other Financing Documents or now or hereafter existing at law or in equity or by statute.

(b)           No delay or omission of the Collateral Agent to exercise any right, remedy or power accruing upon any Event of Default or Hedge Default shall impair any such right, remedy or power or shall be construed to be a waiver of or acquiescence in any Event of Default or Hedge Default. Every right, power and remedy given by this Agreement or any other Financing Document to the Collateral Agent may be exercised from time to time and as often as may be deemed expedient by the Collateral Agent.

(c)           All suits or proceedings to assert claims upon or under this Agreement and the other Financing Documents to which the Collateral Agent is a party shall be brought by the Collateral Agent in its name as Collateral Agent and any recovery of judgment shall be held as part of the Collateral.

Section 4.05.                  Distribution of Collateral Proceeds.

(a)           Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto and the Security Documents, and any other cash at the time held by the Collateral Agent under this Article 4, shall be applied by the Collateral Agent:

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of the Agents, the reasonable fees and expenses of their agents and counsel and all other reasonable expenses incurred and advances made by the Agents in that connection;

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Financing Documents, or as the Secured Parties holding the same may otherwise unanimously agree; and

Finally, subject to the rights of any other holder or holders of any Lien on the relevant Collateral, to the payment to the Borrower, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

(b)           Borrower Remains Obligated. No sale or other disposition of all or any part of the Collateral pursuant to the Security Documents shall be deemed to relieve the Borrower of its Obligations under any Financing Document to which it is a party except to the extent the proceeds thereof are applied to the payment of such Obligations.

(c)           As used in this Section 4.05, “proceeds” of the Collateral means cash, securities and other property realized in respect of, and distributions in kind of, the Collateral, including any securities entitlements or other funds or property credited to the Lock-Up Account and such proceeds of the Collateral received under any reorganization, liquidation or adjustment of debt of the Borrower on any of the Collateral.

Section 4.06.                  Sharing. The parties hereto expressly acknowledge and agree that it is the intention of the Secured Parties, in committing to extend and in extending credit to the Borrower, that the proceeds of the Collateral and the proceeds of any action taken pursuant to a Remedies Instruction are to be distributed equally among the Secured Parties pro rata according to the percentage of the aggregate Secured Obligations held by each such Secured Party and, in each case such proceeds shall be distributed, applied or disposed of in accordance with this Article 4, and the Secured Parties, as among themselves, agree that, except as otherwise expressly provided herein, such proceeds shall be distributed on such basis.

Article 5.                       Rights of Collateral Agent.

Section 5.01. (a) The Collateral Agent may execute any of its duties under any Security Document by or through agents, sub-agents or attorneys-in-fact and shall be entitled to rely on the advice of counsel (including counsel to the Borrower) concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

(b) Neither the Collateral Agent nor its Affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (i) liable to any of the Secured Parties for any action lawfully taken or omitted to be taken by it hereunder or under or in connection with any Security Document (except for its gross negligence, willful misconduct or unlawful acts, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any representative of any thereof contained in any Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, any Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Documents, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Loan Party to perform their obligations thereunder. The Collateral Agent as such shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Financing Document or to inspect the properties, books or records of the Borrower or any other Loan Party.

(e)           The Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, electronic mail message, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of the Required Voting Parties and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(d)           The Borrower agrees to pay, within 15 days after written demand, to the Collateral Agent the amount of any and all reasonable and documented out-of-pocket expenses, including the reasonable and documented Attorney Costs of one New York counsel and one local state counsel in each other applicable jurisdiction, and the reasonable costs of any experts and agents which the Collateral Agent may reasonably incur in connection with (i) the administration of the Security Documents, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent or the Secured Parties under any of the Security Documents or (iv) the failure by the Borrower, any other Loan Party or any Affiliate thereof to perform or observe any of the provisions of the Security Documents.

(e)           Whether or not the transactions contemplated hereby are consummated, the Secured Parties shall indemnify upon demand the Collateral Agent (to the extent the Collateral Agent is required to be but is not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), pro rata (at the time such indemnity is sought), and hold harmless the Collateral Agent from and against any and all Indemnified Liabilities incurred by it; provided that no Secured Party shall be liable for the payment to the Collateral Agent of any portion of such Indemnified Liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent as determined by the final judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Voting Parties shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 5.01(e). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 5.01(e) applies whether any such investigation, litigation or proceeding is brought by any Secured Party or any other Person. The undertaking in this Section 5.01(e) shall survive termination of the Secured Obligations, the payment of all other Obligations and the resignation of the Collateral Agent.

(f)           Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Collateral Agent (“Indemnified Secured Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Indemnified Secured Party in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Financing Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Secured Party; provided that such indemnity shall not, as to the Indemnified Secured Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Secured Party. Neither the Indemnified Secured Party nor the Borrower shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Financing Document or arising out of its activities in connection herewith or therewith (whether before or after the Financial Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 5.01(f) applies, such indemnity shall be effective whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated. All amounts due under this Section 5.01(f) shall be paid within ten (10) Business Days after demand therefor. The agreements in this Section 5.01(f) shall survive the resignation of the Collateral Agent, the replacement of any Secured Party, the termination of any Secured Obligation and the repayment, satisfaction or discharge of all the other Obligations.

(g)           Each Secured Party acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent- Related Person to any Secured Party as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Secured Party represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower Group, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower under the Financing Documents. Each Secured Party also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Secured Parties by any Agent herein, such Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

(h)           Barclays Bank PLC and its Affiliates may make loans to, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Barclays Bank PLC were not the Collateral Agent hereunder and without notice to or consent of the Secured Parties. The Secured Parties acknowledge that, pursuant to such activities, Barclays Bank PLC or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that the Collateral Agent shall be under no obligation to provide such information to them.

Article 6.                       Resignation or Removal of the Collateral Agent.

The Collateral Agent may resign as Collateral Agent upon ten days’ notice to the Secured Parties and the Borrower and may be removed at any time with or without cause by the Required Voting Parties, with any such resignation or removal to become effective only upon the appointment of a successor collateral agent under this Article 6. If the Collateral Agent shall resign or be removed as Collateral Agent, then the Facility Agent and the Required Voting Parties shall (and if no such successor shall have been appointed within 30 days of the Collateral Agent’s notice of resignation or removal, the Collateral Agent may) appoint a successor collateral agent for the Secured Parties, which successor collateral agent (so long as no Default or Hedge Default has occurred and is continuing) shall be reasonably acceptable to the Borrower, whereupon such successor collateral agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the former Collateral Agent shall deliver all Collateral then in its possession to such successor collateral agent and execute such documents and instruments as may be necessary to transfer the Liens of record under the Security Documents in favor of the Collateral Agent to such successor collateral agent) or any of the other Secured Parties. After resignation or removal hereunder as collateral agent, the provisions of this Agreement shall inure to the former Collateral Agent’s benefit, and continue to be binding upon the former Collateral Agent, as to any actions taken or omitted to be taken by it while it was Collateral Agent.

Article 7.                       No Impairments of Other Rights.

Nothing in this Agreement is intended or shall be construed to impair, diminish or otherwise adversely affect any other right the Secured Parties may have or may obtain against the Borrower or any other Loan Party.

Article 8.                       Termination.

This Agreement shall remain in full force and effect until the termination of the Commitments, termination or expiration of the Interest Hedging Agreements and the indefeasible payment in full in cash of the Secured Obligations (other than any contingent obligations not then due).

Article 9.                       Miscellaneous.

Section 9.01.                  Waiver. No failure on the part of the Collateral Agent or the other Secured Parties to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.02.                  Notices. All notices and communications to be given under this Agreement shall be given or made in writing to the intended recipient at the address specified below or, as to any party hereto, at such other address as shall be designated by such party in a notice to each other party hereto. Except as otherwise provided in this Agreement, all such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered and receipt has been confirmed by telephone:

To the Borrower:

Puget Merger Sub Inc.

Level 22, 125 West 55th Street

New York, NY 10019

Attention: [____________]

Phone: [____________]

Facsimile: [____________]

Email: [____________]

To the Facility Agent:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Phone: [____________]

Fax: [____________]

Attention: [____________]

To the Collateral Agent:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Phone: [____________]

Fax: [____________]

Attention: [____________]

To each Interest Rate Hedge Bank:

As set forth on the signature page hereto or in the Joinder Agreement to which such Interest Rate Hedge Bank is a party.

Section 9.03.                 Amendments, Etc. Subject to Section 3.03(d), no provision of this Agreement may be modified, supplemented or waived except by an instrument in writing duly executed by each of the Secured Parties and, if any of the material rights and duties of the Borrower are being directly affected, by the Borrower; provided, however, that no amendment waiver or consent (including, without limitation, any Intercreditor Vote) of Macquarie Affiliates in such Person’s capacity as a Lender or Participant (each a “Creditor Side Person”), shall be effective (i) except with respect to Loans and Commitments not in excess of $50,000,000 in the aggregate at any time and (ii) unless each such Person has in place a Wall between such Creditor Side Person and any Persons authorized to take action on behalf of the Borrower (such Persons, “Borrower Side Persons”) such that information is not shared between a Creditor Side Person and Borrower Side Persons (other than on arm’s-length, third party terms) and decisions of Creditor Side Persons are made, and actions taken, independent of considerations of Borrower Side Persons. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Collateral Agent and each of the other parties hereto, and any such waiver shall be effective only in the specific instance and for the purposes for which given. For purposes hereof, “Wall” shall mean with respect to any Creditor Side Person and Borrower Side Person, such Persons (x) do not have interlocking officers, directors or employees, (y) have separate offices and information systems such that a Creditor Side Person does not have access to non-public information in the possession of a Borrower Side Person (and vice versa), and (z) have a formalized process or procedure prohibiting the disclosure of non-public information to the other such Person. A Creditor Side Person shall provide reasonable evidence of the Wall upon the reasonable request of a Secured Party or the Collateral Agent.

Section 9.04.                  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns. The Collateral Agent may assign or transfer its rights under this Agreement to any of its Affiliates without the prior written consent of any party hereto; provided, that the Collateral Agent shall notify the Borrower in writing of such assignment or transfer promptly following the effectiveness thereof. Neither the Borrower nor the Parent may assign or transfer its rights or obligations hereunder.

Section 9.05.                  Survival. All representations and warranties made in this Agreement or in any certificate or other document delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement or such certificate or other document (as the case may be) or any deemed repetition of any such representation or warranty.

Section 9.06.                  Severability. Any provision of this Agreement that is prohibited or becomes unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the parties hereto shall enter into good faith negotiations to replace such prohibited or unenforceable provision.

Section 9.07.                  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be effective for purposes of binding the parties hereto, but all of which together shall constitute one and the same instrument.

Section 9.08.                 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.09.                  Joinder. Each Lender that becomes a “Lender” under the Credit Agreement (in accordance with the provisions of Section 10.07(b) of the Credit Agreement) after the date hereof shall become a party to this Agreement upon its execution of an Assignment and Assumption Agreement contemplated by such Section 10.07.

Section 9.10.                  Agreement for Benefit of Parties Hereto. Except for the Secured Parties and their respective successors and permitted assigns, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any Person other than the parties hereto and their respective successors and permitted assigns, and Persons for whom the parties hereto are acting as agents or representatives, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof; and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns and Persons for whom the parties hereto are acting as agents or representatives.
Section 9.11.                  Integration. This Agreement constitutes the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and supersedes any and all prior agreements and understandings, written or oral, with respect to such matters.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PUGET MERGER SUB INC. By: _________________________________ Title:
By: _________________________________ Title:

PUGET EQUICO LLC By: __________________________________ Name: Title:
By: ___________________________________ Name: Title:

BARCLAYS BANK PLC, as Collateral Agent By: ____________________________________ Name: Title:

BARCLAYS BANK PLC, as Facility Agent By: ____________________________________ Name: Title:

EXHIBIT G-1
to Credit Agreement

SOLVENCY CERTIFICATE
OF THE BORROWER AND ITS SUBSIDIARIES

I, [______________],[______________] the Chief Financial Officer of Puget Merger Sub Inc., a Washington corporation, (the “Borrower”) with responsibility for financial matters of the Borrower, hereby certify, in my capacity as such and not in my individual capacity, on behalf of the Borrower (after giving effect to the consummation of the Merger) that I am the Chief Financial Officer of the Borrower, that I am familiar with the properties, businesses, assets, finances and operations of the Borrower Group and that I am duly authorized to execute this Financial Condition Certificate on behalf of the Borrower, which is being delivered pursuant to Section 4.02(n)(i)(x) of the Credit Agreement, dated as of [______________], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, and Barclays Bank PLC, as Facility Agent.  Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

In reaching the conclusions set forth in this Financial Condition Certificate, I have carefully reviewed the Financing Documents and the contents of this Financial Condition Certificate and, in connection herewith, have taken into consideration all things necessary or material, and I have made appropriate inquiries and investigation with responsible officers and employees of the members of the Borrower Group, in order to make the above and the following certifications.

I hereby further certify that (with respect to paragraphs I, 2, 3 and 4, as evidenced by the updated Financial Model referred to in Section 4.02(q) of the Credit Agreement):

1. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents to be consummated on the date hereof, the fair value of the property of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries.  With respect to any contingent liabilities, the amount of contingent liabilities on the date hereof shall be computed as the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

2. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents, the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries on their debts as they become absolute and matured.

3. As of the date hereof, neither the Borrower nor any of its Subsidiaries intends to incur, nor believes that it will incur, debts or liabilities beyond the ability of the Borrower and its Subsidiaries, taken as whole, to pay such debts or liabilities as they mature.

4. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents, the Borrower and its Subsidiaries, taken as a whole, is neither engaged in business or in a transaction, nor about to engage in business or in a transaction, for which the property of the Borrower and its Subsidiaries, taken as a whole, would constitute unreasonably small capital.

5. As of the date hereof, after giving effect to the transactions contemplated by the Credit Agreement and the other Transaction Documents, the Group FFO Coverage Ratio is at least 1.30 to 1.00, calculated on the basis of the financial projections delivered pursuant to Section 4.02(q) of the Credit Agreement and for the period of twelve (12) months after such date.

6. As of the date hereof, after giving effect to the transactions contemplated by the Credit Agreement and the other Transaction Documents, the Group FFO Leverage Ratio is at least 7.125%, calculated on the basis of the financial projections delivered pursuant to Section 4.02(q) of the Credit Agreement, for the period of 12 months occurring after the Financial Closing Date.

7. As of the date hereof, there is no payment default by any Borrower Group Member in respect of principal, interest or other amounts owing in respect of Indebtedness other than (x) Indebtedness being repaid with the proceeds of Loans made on the Financial Closing Date and (y) if such payment default is in respect of any Indebtedness having an aggregate principal amount of less than $50,000,000 (1) such failure to pay was caused by an error or omission of an administrative or operational nature; (2) funds were available to such party to enable it to make the relevant payment when due and there were no restrictions or prohibitions on the use of such funds to make such payments at such time; and (3) such party confirmed in writing to the Facility Agent that such payment will be made within one Business Day.

[Signature Pages Follow]

PUGET MERGER SUB INC. By: _______________________________________________ Name: Title: Chief Financial Officer

Dated:  ______________, _______

EXHIBIT G-2

to Credit Agreement

SOLVENCY CERTIFICATE
OF THE PARENT AND ITS SUBSIDIARIES

I, [______________], [______________] an Authorized Officer of Puget Intermediate Holdings, Inc., a Washington corporation, (the “Parent”) with responsibility for financial matters of Parent, hereby certify, in my capacity as such and not in my individual capacity, on behalf of Parent (after giving effect to the consummation of the Merger) that I am an Authorized Officer of Parent, that I am familiar with the properties, businesses, assets, finances and operations of Parent and its Subsidiaries and that I am duly authorized to execute this Financial Condition Certificate on behalf of Parent, which is being delivered pursuant to Section 4.02(n)(i)(y) of the Credit Agreement, dated as of [______________], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, and Barclays Bank PLC, as Facility Agent.  Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

In reaching the conclusions set forth in this Financial Condition Certificate, I have carefully reviewed the Financing Documents and the contents of this Financial Condition Certificate and, in connection herewith, have taken into consideration all things necessary or material, and I have made appropriate inquiries and investigation with responsible officers and employees of Parent, in order to make the above and the following certifications.

I hereby further certify that (with respect to paragraphs 1, 2, 3 and 4, as evidenced by the updated Financial Model referred to in Section 4.02(q) of the Credit Agreement):

1. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents to be consummated on the date hereof, the fair value of the property of Parent and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities (including contingent liabilities) of Parent and its Subsidiaries.  With respect to any contingent liabilities, the amount of contingent liabilities on the date hereof shall be computed as the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

2. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents, the present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of Parent and its Subsidiaries on their debts as they become absolute and matured.

3. As of the date hereof, Parent and its Subsidiaries neither intends to incur, nor believes that it will incur, debts or liabilities beyond the ability of Parent and its Subsidiaries, taken as whole, to pay such debts or liabilities as they mature.

4. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the other Transaction Documents, Parent and its Subsidiaries, taken as a whole, is neither engaged in business or in a transaction, nor is about to engage in business or in a transaction, for which the property of Parent and its Subsidiary would constitute unreasonably small capital.

[Signature pages follow]

PUGET INTERMEDIATE HOLDINGS INC. By: _______________________________________________ Name: Title: Authorized Officer

Dated:                         ,

EXHIBIT H
To Credit Agreement

CREDIT AGREEMENT

See Executed Credit Agreement dated as of February 6, 2009 among Puget Sound Energy, Inc. as Borrower, Barclays Bank PLC, as Facility Agent, the other agents party thereto, and the lenders party thereto.

EXHIBIT I
to Credit Agreement

TERMS OF SUBORDINATION

These terms refer to the Credit Agreement dated as of [________], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement” among Puget Merger Sub, Inc., a Washington corporation, (the “Borrower”), the Lenders party thereto from time to time, and Barclays Bank PLC, in its capacity as facility agent for the Lenders (in such capacity, the “Facility Agent”).  Capitalized expressions in these terms shall, unless otherwise defined in these terms, have the meaning given in the Credit Agreement or, if not defined therein, the meaning given in the Collateral Agency Agreement.

All Management Fees payable by the Borrower and its Subsidiaries shall include or be subject to the following terms:

1. General.  To the extent and in the manner set forth herein, the payment of any Management Fee is expressly made subordinate and subject in right of payment to the prior payment in full of all the Obligations.  Except to the extent permitted pursuant to the last sentence of this paragraph, any Person entitled to payment of Management Fees (each a “Payee”) agrees that it will not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, or retain payment (in whole or in part) of the Management Fees, or any security therefor, unless and until all of the Obligations have been paid in full in cash and the Commitments terminated (other than contingent obligations not then due).  Each Payee directs the Borrower to make, and the Borrower agrees to make, such prior payment of the Obligations.  Notwithstanding the foregoing, payment by the Borrower of or in respect of the Management Fees may be made, and the Payees may ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, or retain payment of (in whole or in part) the Management Fees, in each case to the extent (and at such times) that the Borrower is entitled to make Restricted Payments pursuant to Section 7.05 of the Credit Agreement.

2. Payment Upon Dissolution, Etc.  In the event of:

(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or any of its Subsidiaries or to any of their creditors as such, or to any of their assets; or

(b) any liquidation, dissolution or other winding up of the Parent or the Borrower or any of its Subsidiaries, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(c) any assignment for the benefit of creditors or any other marshalling of all or any substantial part of the assets and liabilities of the Parent or the Borrower or any of its Subsidiaries;

then and in any such event the Secured Parties shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all the Obligations before the Payees shall be entitled to receive any payment on account of the Management Fees, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Management Fees, proceeding, dissolution, liquidation or other winding up or event shall instead be paid or delivered directly to the Secured Parties for application to the Obligations, whether or not due, until the Obligations shall have first been fully paid and satisfied in cash (other than contingent obligations not then due).

3. No Payment When Facilities in Default.  Except as may be permitted pursuant to the Credit Agreement, if any Default, Event of Default or Lock-Up Event has occurred and is continuing, then no payment shall be made by the Borrower on or in respect of the Management Fees.

4. Proceedings Against Borrower, No Collateral.  The Payees shall not, without the prior written consent of the Unanimous Voting Parties (as long as any Obligation is outstanding):

(a) commence any judicial action or proceeding to collect payment of principal of or interest on the Management Fees; or

(b) commence any judicial action or proceeding against the Borrower in bankruptcy, insolvency or receivership law; or

(c) take any collateral security for the Management Fees.

5. Further Assurances.  Each Payee agrees to execute and deliver to the Secured Parties all such further instruments, proofs of claim, assignments of claim and other instruments, and take all such other action, as may be reasonably requested by the Secured Parties to enforce the Secured Parties rights hereunder.

6. Notice; Disclosure.  The Payees agree, for the benefit of each Secured Party, that they will give the Collateral Agent on behalf of each Secured Party prompt notice of any default by the Borrower of which the Payees are aware in respect of the Management Fees.

7. No Waiver; Modification to Facilities.  (a)  No failure on the part of the Secured Parties, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by Secured Parties, nor shall any single or partial exercise by the Secured Parties of any right, remedy or power hereunder shall preclude any other or future exercise of any other right, remedy or power.  Each and every right, remedy and power hereby granted to the Secured Parties or allowed to the Secured Parties by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Secured Parties from time to time.  All rights and interests of the Secured Parties hereunder and all agreements and obligations of the Payees and the Borrower hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Financing Documents; or

(ii) any other circumstance that might otherwise constitute a defense available to, or discharge of, the Borrower.

(b) Without in any way limiting the generality of the foregoing paragraph (a), the Secured Parties may, at any time and from time to time, without the consent of or notice to the Payees, without incurring responsibility to the Payees, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Payees, do any one or more of the following:

(i) change the manner, place or terms of payment of or extend the time of payment of, or renew or alter, the Obligations under the Facilities, or otherwise amend or supplement in any manner the Facilities or any instruments evidencing the same or any agreement under which the Obligations are outstanding;

(ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Obligations;

(iii) release any person liable in any manner for the Obligations; and

(iv) exercise or refrain from exercising any rights against the Borrower or any other person.

8. Benefit of Subordination Provisions.  These subordination provisions are intended to benefit the Secured Parties.

9. Provisions Solely to Define Relative Rights.  These subordination provisions are intended solely for the purpose of defining the relative rights of the Payees and their successors and assigns, on the one hand, and the Secured Parties and their successors and assigns, on the other hand.

10. Transfers of Subordinated Debt.  The Payees shall not sell, assign, pledge, encumber or transfer the interests in the Management Fees unless such sale, assignment, pledge, encumbrance or transfer is to a party that agrees to be bound by the terms hereof.  The interests in the Management Fees shall remain expressly subject to the terms hereof, notwithstanding any sale, assignment, pledge, encumbrance or transfer.

11. Further Assurances.  The Payees, at their cost (to be reimbursed by the Borrower on the same terms as payment of the Management Fees, other than nominal costs), shall take all further action as the Secured Parties may reasonably request in order more fully to carry out the intent and purpose of these subordination provisions.

12. Governing Law.  THESE SUBORDINATION PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13. Amendment.  These subordination provisions may not be amended, modified or supplemented without the prior written consent of each of the Secured Parties.

14. Successors and Assigns.  These subordination provisions shall be binding and inure to the benefit of the Payees, the Secured Parties and their respective successors and permitted assigns.

EXHIBIT J
to Credit Agreement

FORM OF ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (“Agreement”) dated as of [__________], 2008 made by Puget Merger Sub Inc., a Washington corporation (“Merger Sub”) and Puget Energy, Inc., a Washington corporation (the “Company”), in favor of, and for the benefit of, the Lenders (as defined in the Credit Agreement referred to below), and Barclays Bank PLC, as Facility Agent (each as defined in the Credit Agreement referred to below) for such Lenders.

Preliminary Statements:

A. Reference is made to the Credit Agreement, dated as of [__________], 2008 (as amended, amended and restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among Merger Sub, the Lenders party thereto from time to time, Barclays Bank PLC, as Facility Agent, and the other agents party thereto.  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

B. Pursuant to the Merger Agreement dated as of October 26, 2007, by and among the Company, the Parent, Puget Holdings, Merger Sub and the other parties thereto, Merger Sub will merge with and into the Company with the Company being the surviving entity (the time at which the Merger is consummated and becomes effective is referred to herein as the “Effective Time”).

C. It is a condition precedent to the obligations of each Lender to make Loans under the Credit Agreement from time to time that, among other conditions, (a) the Merger is consummated in accordance with the terms of the Merger Agreement, and (b) that the Company and Merger Sub shall have executed this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and in order to induce the Lenders to make Loans under the Credit Agreement from time to time, the Company and Merger Sub hereby agree as follows:

SECTION 1.   Assumption of Obligations Under Financing Documents, Etc.  The Company hereby agrees that it shall unconditionally assume from and after the Effective Time, all rights, title, general interests, obligations and liabilities of Merger Sub under the Credit Agreement and each other Financing Document to which Merger Sub is a party (in furtherance of and in addition to, and not in lieu of, any assumption or deemed assumption by operation of law) and, without limiting the generality of the foregoing, agrees that it will perform and observe on and after the Effective Time, all Obligations, covenants and agreements to be performed by Merger Sub under, and that on and after the Effective Time it will be bound in all respects by all of the terms and conditions of, the Credit Agreement and each other Financing Document to which Merger Sub is a party, in each case as if the Company were an original party thereto, without further action required on the part of either party.  In addition, as of the Effective Time, the Company assumes all liabilities and all obligations of Merger Sub arising out of all representations, warranties, documents, instruments and certificates made or delivered by Merger Sub under or in connection with each Financing Document (including, without limitation, the punctual payment when due of the principal, interest and fees owing thereunder from time to time) and the Merger Agreement and grants to the Collateral Agent, pursuant to Section 1 of the Security Agreement, a continuing security interest in all currently existing and hereafter acquired or arising Collateral (as defined in the Security Agreement).  Further, the Company hereby confirms and agrees that the Merger Agreement and the Financing Documents to which it is a party are, and shall continue on and after the Effective Time to be, in full force and effect in accordance with their respective terms and are, effective as of the Effective Time, ratified and confirmed by the Company in all respects, and the Security Documents to which the Company is a party and all of the Collateral described therein do, and shall continue on and after the Effective Time to, secure the payment of the Obligations purported to be secured thereby in accordance with their respective terms.

SECTION 2.   Representations and Warranties.  Each of the Company and Merger Sub represents and warrants that it has reviewed the Financing Documents and that this Agreement has been duly authorized, executed and delivered.  Effective as of the Effective Time, the Company makes each of the representations and warranties of Merger Sub set forth in the Credit Agreement, in each other Financing Document to which Merger Sub is a party, and in each document or instrument delivered in connection therewith by Merger Sub, all as if the Company were a party to the Credit Agreement and such other Financing Documents and had delivered such other documents and instruments (other than any such representations and warranties that, by their terms, refer to a specific date and time prior to the Effective Time or specifically relate to Merger Sub prior to the Effective Time), and confirms that each such representation and warranty is true and correct in all material respects as of the Effective Time, and that no Default or Event of Default has occurred and is continuing as of the Effective Time.

SECTION 3.   Reference to and Effect on the Financing Documents.  The Company further confirms and agrees that, on and after the Effective Time, each reference in each of the Financing Documents to the “Borrower”, the “Pledgor” or any like term shall be deemed to refer to the Company.

SECTION 4.   Effectiveness.  The obligations and undertakings of the Company under Section 1 hereof shall not be effective until the Effective Time shall have occurred.

SECTION 5.   Third Party Beneficiaries.  This Agreement is for the sole benefit of the Facility Agent, the Collateral Agent and the other Secured Parties from time to time and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer on any other Person any legal or equitable benefit or remedy under or by reason of this Agreement.

SECTION 6.   Delivery by Telecopier.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 7.   Collateral Agent.  Notwithstanding anything herein to the contrary, the security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any rights or remedy by the Collateral Agent hereunder are subject to the provisions of the Collateral Agency Agreement, dated as of [__________], 2008 (as amended, amended and restated, supplemented and/or modified from time to time), among Merger Sub, Puget Intermediate Holdings Inc., the Collateral Agent and the Facility Agent.

SECTION 8.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the Company, Merger Sub and their respective successors and assigns; provided, that the undersigned shall have no right to assign any rights, obligations or liabilities hereunder except in accordance with the terms of the Credit Agreement (and any attempted assignment or transfer without such consent shall be null and void).

Notwithstanding the foregoing, the merger of Merger Sub into the Company and the effect of the merger of Merger Sub into the Company is governed by the laws of the State of Washington.

SECTION 9.   Financing Document.  This Agreement shall constitute a Financing Document.

SECTION 10.   Amendment.  This Agreement may only be amended pursuant to a written agreement executed by each of the parties hereto and entered into in accordance with Section 10.01 of the Credit Agreement.

[Remainder of the page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company and Merger Sub have each caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PUGET MERGER SUB INC. By: _______________________________________________ Name: Title:
PUGET ENERGY, INC. By: _______________________________________________ Name: Title: